UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Alpha and Omega Semiconductor Limited
(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Alpha and Omega Semiconductor Limited
Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda

NOTICE OF 2021 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD AT 4:00 P.M. ON NOVEMBER 11, 2021 U.S. PACIFIC STANDARD TIME

NOTICE IS HEREBY GIVEN that the 2021 Annual General Meeting of Shareholders (the “Annual Meeting”) of Alpha and Omega Semiconductor Limited, a Bermuda exempted limited liability company (“we,” “our,” “us,” or the “Company”), at 4:00 p.m. on Thursday, November 11, 2021, U.S. Pacific Standard Time. In light of public health concerns relating to the COVID-19 pandemic, the Annual Meeting will be held in a virtual meeting format only. You will be able to attend and participate in the annual meeting online, vote your shares electronically, and submit your questions prior to and during the meeting by visiting https://meetnow.global/M24RLLX on the meeting date at the time described in the proxy statement. The password for the meeting is AOSL2021. For the purpose Bermuda corporate law, the place of Annual Meeting is our business offices in the United States at 475 Oakmead Parkway, Sunnyvale, CA 94085. However, you will not be able to attend the Annual Meeting in person and instead the Annual Meeting will be held in virtual meeting format only.

At this year’s Annual Meeting, our shareholders will be asked to:
1.    To elect nine (9) nominees to serve as directors on the Board of Directors of the Company (the "Board") until the next annual general meeting of shareholders or until their successors are duly elected and qualified;
2.    To approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in this Proxy Statement;
3.    To approve an amendment to the Company’s 2018 Omnibus Incentive Plan to increase number of common shares authorized for issuance under such plan from 2,065,000 shares to 3,065,000 shares.
4.    To approve an amendment to the Company’s 2018 Employee Share Purchase Plan to increase the number of common shares authorized for issuance under such plan from 1,430,000 shares to 2,500,000 shares.
5.    To approve and ratify the appointment of BDO USA, LLP as the Company's independent registered public accounting firm, and to authorize the Board, acting through our Audit Committee, to determine the remuneration of such accounting firm, for the fiscal year ending June 30, 2022.

Only holders of common shares of record at the close of business on September 15, 2021, which is the record date for the Annual Meeting, will be entitled to vote at the Annual Meeting. Your vote is very important. Regardless of whether you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting, and we hope you will vote as soon as possible. Voting over the Internet or by telephone, by written proxy or voting instruction card will ensure your representation at the Annual Meeting regardless of whether you attend the Annual Meeting.

By order of the Board of Directors,

Mike F. Chang
Chairman of the Board of Directors
Dated October 1, 2021

Important Notice Regarding the Availability of Proxy Materials
For the Annual Meeting to be Held on November 11, 2021 U.S. Pacific Standard Time:
The Proxy Statement, Proxy Card and Annual Report on Form 10-K for fiscal year 2021 are available at:
http://www.edocumentview.com/AOSL

Alpha and Omega Semiconductor Limited
Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda

PROXY STATEMENT

FOR THE 2021 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD AT 4:00PM ON NOVEMBER 11, 2021 U.S. PACIFIC STANDARD TIME

Alpha and Omega Semiconductor Limited
Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda

PROXY STATEMENT

FOR THE 2021 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD AT 4:00PM ON NOVEMBER 11, 2021 U.S. PACIFIC STANDARD TIME

INFORMATION REGARDING THE ANNUAL GENERAL MEETING

General

This proxy statement (“Proxy Statement”) has information about the 2021 Annual General Meeting of Shareholders (the “Annual Meeting”) and was prepared by our management for the Board of Directors of Alpha and Omega Semiconductor Limited, an exempted limited liability company organized under the laws of Bermuda (the "Company"). The Annual Meeting will be held entirely in virtual meeting format. If you plan to participate in the virtual meeting, please see the instructions under “How can I attend the Annual Meeting” of this proxy statement. You will be able to attend and participate in the annual meeting online, vote your shares electronically, and submit your questions prior to and during the meeting by visiting https://meetnow.global/M24RLLX on the meeting date at the time described in the proxy statement. The password for the meeting is AOSL2021. You will not be able to attend the Annual Meeting in person. The Notices of the Annual Meeting and the Proxy Statement are being mailed to our shareholders on or about October 5, 2021. Our Board of Directors supports each proposal as described in this Proxy Statement for which your vote is solicited.

Our Board asks you to appoint Dr. Mike F. Chang, our Chairman and Chief Executive Officer, and Yifan Liang, our Chief Financial Officer and Corporate Secretary, as your proxy holders to vote your shares at the Annual Meeting. You make this appointment by properly completing the enclosed proxy as described below. If appointed by you, your shares represented by a properly completed proxy received by us will be voted at the Annual Meeting in the manner specified in the proxy card or, if no instructions are marked on the proxy, your shares will be voted as described below. Although management does not know of any other matter to be acted upon at the Annual Meeting, unless contrary instructions are given, shares represented by valid proxies will be voted by the persons named on the accompanying proxy card in the manner the proxy holders deem appropriate for any other matters that may properly come before the Annual Meeting.

We maintain our registered office in Bermuda at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. Our telephone number in the United States is (408) 830-9742. The mailing address of our business offices in the United States is 475 Oakmead Parkway, Sunnyvale, CA 94085.

Record Date and Shares Outstanding

The record date for the Annual Meeting has been set as the close of business on September 15, 2021. Only shareholders of record as of such date will be entitled to notice of and to vote at the meeting. On the record date, there were 26,370,620 issued and outstanding common shares, par value $0.002 per share (“common shares” or “shares”). Each issued common share is entitled to one vote on the proposals to be voted on at the Annual Meeting. Shares held as of the record date include common shares that are held directly in your name as the shareholder of record and those shares held for you as a beneficial owner through a broker, bank, trust or other nominee.

QUESTIONS AND ANSWERS RELATING TO THE ANNUAL GENERAL MEETING
How can I attend the Annual Meeting?

The Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted exclusively by webcast via the Internet. You are entitled to participate in the Annual Meeting only if you were a shareholder of the Company as of the close of business on the Record Date, or if you hold a valid proxy for the Annual Meeting. No physical meeting will be held. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting https://meetnow.global/M24RLLX. You also will be able to vote your shares online by attending the Annual Meeting by webcast.

To participate in the Annual Meeting, you will need to review the information included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. The password for the meeting is AOSL2021. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.

 The online meeting will begin promptly at 4:00 p.m., Pacific Standard Time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.

How do I register to attend the Annual Meeting virtually on the Internet?

If you are a registered shareholder or a shareholder of record (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the Notice or proxy card that you received to access the virtual meeting hosting website. You will need your control number to access the virtual meeting, and the control number can be found on your proxy card.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the Internet. To register to attend the Annual Meeting online by webcast, you must submit proof of your proxy power or a legal proxy reflecting your holdings along with your name and email address to Computershare. You can obtain a legal proxy by contacting your bank, broker or nominee through which your shares are held. Requests for registration must be labeled as “Legal Proxy” and be received no later than 6:00 p.m., Eastern Time, on November 10, 2021. You will receive a confirmation of your registration by email after we receive your registration materials.

Requests for registration should be directed to us at the following:

•By email: Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

•By mail
Computershare
COMPANY Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

Why did I receive these materials?

Only our shareholders as of the close of business on September 15, 2021, which we refer to as the “Record Date,” are entitled to vote at the Annual Meeting, which will be held at 4:00 p.m. on November 11, 2021, U.S. Pacific Standard Time. As a shareholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in the Proxy Statement.

The Proxy Statement provides Notice of the Annual Meeting, describes the proposals presented for shareholder actions and includes information about the proposals, information concerning our management, corporate governance, principal shareholders and other relevant information.  The accompanying proxy card also enables shareholders to vote on the matters without having to attend the Annual Meeting in person.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. By completing and returning the enclosed proxy card, you are providing each of our Chief Executive Officer and the Chief Financial Officer with the authority to vote your shares in the manner you indicate on your proxy card.

What are the proposals to be considered at the Annual Meeting and what vote is required to approve each proposal?

The Board of Directors is submitting the following five (5) proposals for shareholder actions at the Annual Meeting:

•Proposal 1 - the election of nine (9) nominees to serve as directors on our Board of Directors (the "Board") until the next annual general meeting of shareholders or until their successors are duly elected and qualified. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors. “Plurality” means that the individuals who receive the highest number of votes are elected as directors, up to the number of directors to be chosen at the meeting. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Broker non-votes will have no effect on the outcome of the election of directors.

•Proposal 2 - the approval, on an advisory basis, the compensation of our named executive officers as described in the Proxy Statement, commonly known as the “say-on-pay” vote. This proposal is deemed to be approved by shareholders if it receives the affirmative vote of holders of a majority of the votes cast in person or represented by proxy and entitled to vote at the Annual Meeting. However, Proposal 2 represents only an advisory vote of shareholders and is not binding on the Company, although our Board of Director will consider results of the vote in setting the compensation of our named executive officers. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

•Proposal 3 - the approval of an amendment to the Company’s 2018 Omnibus Incentive Plan to increase the number of common shares authorized to be issued under such plan. The affirmative vote of holders of a majority of the votes cast in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

•Proposal 4 - the approval of an amendment to the Company’s 2018 Employee Share Purchase Plan to, among other things, increase the number of common shares authorized to be issued under such plan. The affirmative vote of holders of a majority of the votes cast in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

•Proposal 5 - the approval and ratification of the appointment of BDO USA, LLP (“BDO”) as our independent registered public accounting firm, and the authorization for our Board of Directors to determine the remuneration of the accounting firm, for the fiscal year ending June 30, 2022. The affirmative vote of holders of a majority of the votes cast in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve this proposal. Abstention will have no effect on the outcome of this proposal.

How are votes counted and how will a broker non-vote be treated and counted?

    If you are a “street name” holder or beneficial owner, you have the right to direct your broker, bank, trust or other nominee on how to vote your shares at the Annual Meeting. The broker, bank, trust or other nominee that is the shareholder of record for your shares is obligated to provide you with a voting instruction card for you to use for this purpose.  If you hold your shares in a brokerage account but you fail to return your voting instruction card to your broker, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given.  If you are a beneficial owner and your broker, bank, trust or other nominee holds your shares in its name, it is not permitted for the broker, bank, trust or other nominees to vote your shares on the election of directors (Proposal 1); the “say-on-pay” vote (“Proposal 2); the approval of amendment to 2018 Omnibus Incentive Plan (Proposal 3); and the approval of amendment to the 2018 Employee Share Purchase Plan (Proposal 4). The broker, bank, trust or other nominees, however, are permitted to vote for the approval and ratification of the appointment of BDO USA, LLP (Proposal 5), therefore we do not expect any broker non-votes for Proposal 5. Broker non-votes are counted for purposes of establishing a quorum. A properly executed proxy marked “abstain” with respect to Proposals 2, 3 and 4 will not be voted, although they will be counted for purposes of determining whether there is a quorum. The effects of broker non-votes for each proposal is described in more detail in response to the previous question above.

For Proposal 1 with respect to the election of directors, you may vote “FOR” all or some of the nominees or you may vote “WITHHELD” with respect to one or more of the nominees.  You may not cumulate your votes for the election of directors. Broker non-votes do not have any effect on the outcome of the votes.

For Proposal 2 with respect to the “say-on-pay” vote, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have no effect on the outcome of the votes.

For Proposal 3 with respect to the amendment to the 2018 Omnibus Incentive Plan, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have no effect on the outcome of the votes.

For Proposal 4 with respect to the amendment to the 2018 Employee Share Purchase Plan, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have no effect on the outcome of the votes.

For Proposal 5 with respect to the appointment and election of BDO USA, LLP as the Company’s independent registered public accounting firm, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have no effect on the outcome of the votes.

Who is entitled to vote at the Annual Meeting?

Only shareholders of record at the close of business on the Record Date are entitled to receive notice of and to participate and vote in the Annual Meeting.  If you were a shareholder of record on the Record Date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting.

How many votes do I have?

You will be entitled to one vote for each outstanding share of our common shares you own as of the Record Date.  As of the Record Date, there were 26,370,620 shares of our common shares outstanding and eligible to vote at the Annual Meeting.

What is the difference between a “shareholder of record” and a “street name” holder or a “beneficial owner”?

As the shareholder of record, you have the right to grant your voting proxy directly to our management or to vote in person at the Annual Meeting.  If your shares are held in a brokerage, bank, trust or other nominee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank, trust or nominee how to vote and are also invited to attend the Annual Meeting.

How can I vote my shares at the Annual Meeting?

If you are a shareholder of record, you may vote by mailing a completed proxy card or via the Internet. Instructions for voting via the Internet are described in the proxy card attached to the Proxy Statement. To vote by mailing a proxy card, sign and return the enclosed proxy card in the enclosed prepaid and addressed envelope and your shares will be voted at the Annual Meeting in the manner you directed. Because we are holding a virtual Annual Meeting, you can vote by attending the virtual meeting by following the instructions set forth in this proxy statement

If you are a beneficial owner, your broker, bank, trust or nominee should have provided voting instructions for you to use in directing them how to vote your shares.  You may be eligible to vote your shares over the Internet rather than by mailing a completed voting instruction card provided by the broker, bank, trust or nominee.  Please check the voting instructions card provided by your bank or brokerage house for instructions. If you attend our virtual Annual Meeting, you should follow the instructions at https://meetnow.global/M24RLLX in order to vote or submit questions during the meeting, even if you have voted your shares by proxy.

Can I vote electronically through the Internet?

If you are a shareholder of record, you may vote electronically through the Internet at www.investorvote.com/aosl. The instructions are included in your proxy card.

If your shares are held in “street name,” please check your proxy card or contact your broker, bank, trust or other nominee to determine whether you will be able to vote electronically through the Internet and the deadline for such voting.

Can I change my vote after I return my proxy card?

Yes.  If you are a shareholder of record and submitted your proxy through the mail or Internet, you may revoke your proxy before the vote is taken at the Annual Meeting by any of the following ways:

•granting a proxy through the Internet after the date of your original proxy and before the deadlines for voting included on your proxy card;

•submitting a later-dated proxy by mail before your earlier-dated proxy is voted at the Annual Meeting;

•giving written notice of the revocation of your proxy to our Corporate Secretary at the address shown above that is actually received by our Corporate Secretary prior to the Annual Meeting; or

•attending and voting at the Annual Meeting by following the instructions at https://meetnow.global/M24RLLX.

If you are a “street name” holder, you may change your vote by submitting new voting instructions to your broker, bank, trust or other nominee or, if you have obtained a legal proxy from your broker, bank, trust or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the Annual Meeting in person and so request, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

How many shares must be present or represented to conduct business at the Annual Meeting?

The presence at the Annual Meeting of at least two shareholders, in person or by proxy and entitled to vote, representing not less than 50% of the aggregate voting power of the Company's common shares issued and outstanding on the Record Date, will constitute a quorum, permitting the conduct of business at the Annual Meeting.

Proxies received but marked as abstentions, votes withheld and broker non-votes (as described below) will be included in the calculation of the number of shares present at the Annual Meeting for quorum purposes.

What are the Board of Directors' recommendations?

Unless you give other instructions on your proxy card, the person named as proxy holder on the proxy card will vote in accordance with the recommendations of the Board of Directors. After careful consideration, the Board of Directors recommends the following vote for proposals:

	Proposals	Recommendation of the Board of Directors

1	Election of Directors	For all Nominees

2	Approval on an advisory basis of the compensation of our named executive officers	For

3	Approval of amendment to the Company’s 2018 Omnibus Incentive Plan	For

4	Approval of amendment to the Company’s 2018 Employee Share Purchase Plan	For

5	Approval and ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm and authorization for the board to determine its remuneration for the fiscal year ending June 30, 2022	For

Will shareholders be asked to vote on any other matters?

To the knowledge of the Company and its management, shareholders will vote only on the matters described in the Proxy Statement. However, if any other matters properly come before the Annual Meeting, the persons named as proxies for shareholders will vote on those matters in the manner they consider appropriate.

How can I find out the results of the voting at the 2021 Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting.  Final voting results will be disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission at the website, www.sec.gov, within four business days after the Annual Meeting.

Who bears the costs of proxy solicitation?

The Company will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of this proxy statement, the proxy, and any additional solicitation materials that the Company may provide to shareholders. Copies of solicitation materials will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners. The Company will reimburse the brokerage firms, fiduciaries and custodians holding shares in their names for reasonable expenses incurred by them in sending solicitation materials to its beneficial shareholders. The solicitation of proxies will be made by various methods, including by mail, electronic mail, telephone, facsimile, or personally by directors, officers and employees of the Company who will receive no extra compensation for such services. In addition, the Company expects to engage Georgeson Inc. to assist in soliciting proxies on its behalf. Georgeson may solicit proxies personally, electronically or by telephone. If engaged, the Company expects to pay Georgeson approximately $12,000 plus reasonable expenses for these services.

.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

    The Company's directors are elected annually to serve until the next annual general meeting of shareholders or until their successors are duly elected and qualified. Upon recommendation from our Nominating and Corporate Governance Committee, our Board of Directors has nominated each of the nine (9) director nominees named below for election to the board at the Annual Meeting. Unless otherwise directed by shareholders, the proxy holders will vote all shares represented by proxies held by them for the election of such nominees. Ms. Hanqing (Helen) Li and Ms. So-Yeon Jeong are new director nominees for this year’s Annual Meeting.

Director Nominees

Information concerning the director nominees as of September 15, 2021 is set forth below:

Name	Age	Position
Mike F. Chang, Ph.D.	76	Chairman of the Board and Chief Executive Officer
Lucas S. Chang, Ph.D. (2)(3)	66	Director
Claudia Chen (1)(3)	56	Director
Yueh-Se Ho, Ph.D.	69	Director
So-Yeon Jeong	49	Director
Hanqing (Helen) Li	44	Director
King Owyang, Ph.D. (2)(3)	75	Director
Michael L. Pfeiffer (1)	69	Director
Michael J. Salameh (1)(2)(4)	66	Director

(1) Member of the Audit Committee
(2) Member of the Compensation Committee
(3) Member of the Nominating and Corporate Governance Committee
(4) Lead Independent Director

Mike F. Chang, Ph.D., is the founder of our company and has served as our Chairman of the Board and Chief Executive Officer since the incorporation of our company. Dr. Chang has extensive experience in both technology development and business operations in the power semiconductor industry. Prior to establishing our company, Dr. Chang served as Executive Vice President at Siliconix Incorporated, a subsidiary of Vishay Intertechnology Inc., a global manufacturer and supplier of discrete and other power semiconductors, from 1998 to 2000. Dr. Chang also held various management positions at Siliconix from 1987 to 1998. Earlier in his career, Dr. Chang focused on product research and development in various management positions at General Electric Company from 1974 to 1987. Dr. Chang received his B.S. in electrical engineering from National Cheng Kung University, Taiwan, and M.S. and Ph.D. in electrical engineering from the University of Missouri. Dr. Chang’s extensive technological expertise and business experience in the power semiconductor industry and his knowledge of our day-to-day operations and strategic initiatives provide our Board of Directors with valuable insights and in-depth understanding of our Company.

Lucas S. Chang, Ph.D., has been a director of our company since November 2016.  Since January 2018, Dr. Chang has been serving as Vice President, General Counsel to United Microelectronics Corporation, a semiconductor manufacturing company listed on the New York Stock Exchange and Taipei Stock Exchange.  From December 2016 to January 2018, Dr. Chang served as vice president, general counsel to Senhwa Biosciences, Inc., a drug development company listed on the Taipei Stock Exchange. From February 2006 to September 2016, Dr. Chang was a senior partner at the global law firm Morgan, Lewis & Bockius LLP, which is our principal outside counsel.  Dr. Chang’s legal practice at Morgan Lewis focused on general corporate, cross-border investment and M&A transactions, and intellectual property.  Prior to that and from 1995 to 2006, Dr. Chang was a partner and an associate at several leading law firms, including Wilson Sonsini Goodrich & Rosati, Heller Ehrman & McAuliffe, and Coudert Brothers.  From 1991 to 1995, he served as a staff attorney and a patent agent at IBM Intellectual Property and Licensing Services.  From 1985 to 1991, he was a research staff member and technical team leader at IBM Research Division.  From 1983 to 1985, Dr. Chang served as a Senior Development Scientist at Union Carbide Corporation.  Dr. Chang holds a B.S.E. in chemical engineering from National Taiwan University; a Ph.D. in chemical engineering from the University of Washington, and a J.D. from Santa Clara University School of Law.  Dr. Chang’s extensive experience and knowledge in legal, regulatory compliance, corporate governance, and intellectual property matters in the U.S. and Asia, as well as his scientific and technical background in the semiconductor and computer industries, provide the Board with important expertise and skills in analyzing legal and business issues affecting our operations.

Claudia Chen has been a director of our company since November 2019. Ms. Chen also advises and consults for both public and private companies. From July 2018 to April 2019, Ms. Chen served as the Head of Finance and Acting President of Sonatus, Inc, a company focusing on the development of in-vehicle and cloud platforms, where she also served as an advisor from May 2019 to July 2020. From 2008 to 2017, Ms. Chen served as the head of finance department (2010 to 2017 as Vice President of Finance and 2008 to 2009 as Director of Finance) of Atoptech, Inc, an EDA software company. Prior to that, Ms. Chen held various management positions at technology companies, including Director of Finance of Polaris Networks, Inc. from 2000 to 2005; Director of Finance of Transmedia Communications, Inc., which was acquired by Cisco Systems, Inc.; and Director of Finance of NeoParadigm Labs, Inc. Ms. Chen holds a B.S. in Accounting from National Taiwan University, Taipei, Taiwan, and an M.S. in Taxation from the University of Illinois, Urbana. Ms. Chen’s extensive skills and experience in the areas of financial and accounting matters, and her managerial expertise with respect to technology companies, contribute significantly to the Board’s ability to perform oversight and other responsibilities.

Yueh-Se Ho, Ph.D., has been a director of our company since March 2006. Dr. Ho is a co-founder of our company and served as our Chief Operating Officer from January 2006 to December 2020. Dr. Ho has held various operational management positions in our company since our inception, including the Vice President of Worldwide Operations from 2003 to 2006 and the Vice President of Back End Operations from 2000 to 2003. Prior to co-founding our company, Dr. Ho served as the Director of Packaging Development and Foundry Transfer at Siliconix from 1998 to 2000. Dr. Ho received his B.S. in chemistry from Tamkang University, Taiwan, and Ph.D. in chemistry from the University of Pittsburgh. Dr. Ho’s extensive operating experience in the power semiconductor industry, and his scientific and technical expertise in various aspects of the design and development of power semiconductor solutions, enhance the Board’s understanding of the Company’s business operations.

So-Yeon Jeong is a new director nominee. Ms. Jeong has been the Head of Investor Relations at Magnachip Semiconductor Corporation based in Seoul, Korea, a designer and manufacturer of analog and mixed-signal semiconductor platform solutions, since April 2020. From 2011 to August 2020, she served as Consultant, Investor Relations for the Company. From 2007 to 2008, Ms. Jeong served as the Vice President of Investor Relations and Marketing Communications of Photon Dynamics, Inc. (acquired by Orbotech, now a KLA company), a global supplier of array test and repair equipment for LCD flat panel display manufacturers. From 2004 to 2007, Ms. Jeong served as the Director of Investor and Board Relations of Nextest Systems Corp. (acquired by Teradyne), a leading manufacturer of automatic test equipment for semiconductor IC manufacturers. Ms. Jeong received her M.B.A. from Fuqua School of Business, Duke University and B.A. from Ewha University, Seoul, Korea. Ms. Jeong’s extensive experience in public relations, as well as her familiarity with communications issues in the semiconductor industry, provide important expertise and capabilities to the Board in the areas of marketing and public communications.

Hanqing (Helen) Li is a new director nominee. Ms. Li has been a Managing Director and Head of China Investment Banking of Needham & Company, LLC, a full-service investment banking and asset management firm, since 2011. Prior to joining Needham & Company, from 2010 to 2011, Ms. Li served as Strategic Sales Manager of TDK/Invensense, a leading provider of MEMS-based motion sensors. From October 2006 to 2008, Ms. Li served as a senior design engineer of Marvell Technology Group, a global supplier of infrastructure semiconductor solutions designed to process, move, store and secure data. From 2002 to October 2006, Ms. Li served as a design engineer for Micron Technology, the largest memory device and solution provider in the United States. Ms. Li received her M.B.A. from the MIT Sloan School of Management, MSEE from the University of Southern California, and B.A. from Tsinghua University. Ms. Li’s substantial experience in the financial and investment banking sectors, particularly in capital markets and strategic transactions of semiconductor industries in Asia, together with her knowledge of semiconductor technology and engineering processes, enhance the Board’s ability to oversee business and financial strategies of the Company.

King Owyang, Ph.D., has been a director of our company since April 2013. He is the Chief Executive Officer and Executive Director of Computime Group Limited, a Hong Kong listed company and a leading global provider of electronic control technologies. Prior to joining Computime, Dr. Owyang held various positions at Siliconix Inc., a U.S. semiconductor company, for over 21 years, including the President and Chief Executive Officer. He was instrumental in leading Siliconix to become a highly profitable company with industry leading products. Under his leadership and management, Siliconix established itself as the world leader in power switching and management products and its sales grew to a record level in 2008. Prior to joining Siliconix, Dr. Owyang held various technical and managerial positions at General Electric Company, where he was responsible for developing many enabling semiconductor technologies. Dr. Owyang is a recognized leader in the power semiconductor industry. He has published over 20 technical papers and has been awarded more than 25 patents. Dr Owyang obtained his B.S. in Physics and his Ph.D. in the field of Material Science in 1968 and 1974 respectively from the Massachusetts Institute of Technology, USA. Dr. Owyang’s broad experience in the power semiconductor industry, including his background in leadership positions at major technology companies, as well as his knowledge in the technical and operational aspects of semiconductor companies, provide the Board with an in-depth understanding of our business and operations.

Michael L. Pfeiffer has been a director of our company since January 2014. From 2008 to 2013, Mr. Pfeiffer served as a member of the board of directors of BCD Semiconductor Manufacturing Limited, a company listed on NASDAQ until it was acquired in 2013. From 2009 to 2014, Mr. Pfeiffer served as a member of the board of directors of Integrated Memory Logic, Ltd., a semiconductor company listed on the Taiwan Stock Exchange until it was acquired in 2014. From 2014 to 2016, Mr. Pfeiffer served on the board of directors of Razer, Inc., a computer peripherals company. Mr. Pfeiffer, who is a certified public accountant in California and Oregon, worked for PricewaterhouseCoopers LLP for over 30 years, including 18 years as the engagement partner on the audits of the financial statements of high technology companies in the Silicon Valley. Mr. Pfeiffer received an M.B.A. from the University of Oregon and a B.A. from Eckerd College in Florida. Mr. Pfeiffer’s extensive experience and expertise in the area of finance, accounting and auditing of publicly traded companies in the semiconductor industry, and his knowledge and background in working with companies with international operations, make him a valuable member of our Board, particularly in its role of exercising oversight and risk management of the Company’s accounting and financial reporting process.

Michael J. Salameh has been a director of our company since November 2013. Mr. Salameh co-founded PLX Technology, Inc., a semiconductor company (PLXT), in May 1986 and served as its Chief Executive Officer until 2008. Mr. Salameh also served as a member of the Board of Directors of PLXT since its inception until it was acquired in August 2014 by Avago Technology. PLXT was a NASDAQ-listed company from 1999 until it was acquired. During his tenure at PLXT, Mr. Salameh personally participated in many of the key company functions including sales, marketing, engineering, accounting, and operations. Since 2015, Mr. Salameh has served as a strategic advisor to Scaleflux Inc., a privately held enterprise storage company. From 2010 to 2020, Mr. Salameh served as a consultant to Analogix Semiconductor, Inc., a privately held semiconductor company. From 1980 through 1986, Mr. Salameh was employed in various marketing management positions with Hewlett-Packard Company. Mr. Salameh received a B.S. in Engineering and Applied Science from Yale University and an M.B.A. from Harvard Business School. Mr. Salameh’s chief executive and marketing experience in the semiconductor industry, and his knowledge of the semiconductor business landscape, including customers, markets, suppliers and competition, provide the Board with critical understanding and support of our business and operations.

Executive Officers

The following table lists the names, ages and positions of our executive officers as of September 15, 2021. There are no family relationships between any executive officer, except that Mr. Stephen C. Chang is a son of Dr. Mike F. Chang.

Name	Age	Position
Mike F. Chang, Ph.D.	76	Chairman of the Board and Chief Executive Officer
Stephen C. Chang	44	President
Yifan Liang	57	Chief Financial Officer and Corporate Secretary
Wenjun Li, Ph.D.	52	Chief Operating Officer
Bing Xue, Ph.D.	57	Executive Vice President of Worldwide Sales and Business Development

The following sets forth the biographies of our executive officers except Dr. Mike F. Chang and Dr. Yueh-Se Ho, whose biographies are set forth above under “Director Nominee”.

Stephen C. Chang has been serving as our President since January 2021. Prior to that, he served in various management positions including Executive Vice President of Product Line Management, Senior VP of Marketing, VP of the MOSFET Product Line, and Senior Director of Product Marketing. Mr. Chang has over 20 years of industry experience and leads our Product Line Marketing with various managerial responsibilities, including new product development, product lifecycle management, business development, and business strategy. He received his B.A. in Electrical Engineering from University of California, Berkeley and M.B.A. from Santa Clara University.

Yifan Liang has been serving as our Chief Financial Officer since August 2014 and Corporate Secretary since November 2013. Mr. Liang served as our Interim Chief Financial Officer from November 2013 to August 2014, our Chief Accounting Officer since October 2006, and our Assistant Corporate Secretary from November 2009 to November 2013. Mr. Liang joined our company in August 2004 as our Corporate Controller. Prior to joining us, Mr. Liang held various positions at PricewaterhouseCoopers LLP, or PwC, from 1995 to 2004, including Audit Manager in PwC's San Jose office. Mr. Liang received his B.S. in management information system from the People's University of China and M.A. in finance and accounting from the University of Alabama.

Wenjun. Li, Ph.D., has served as our Chief Operating Officer since August 2021. Prior to that, Dr. Li served in various management positions in our Company since 2012, including Executive Vice President of World-Wide Manufacturing, Senior Vice President of World-Wide Manufacturing, Vice President of Front-End Operation, the director of Process Integration and Senior Manager of Process Integration. Dr. Li holds a B.S. in Chemistry and a M.S. in Chemical Engineering from Taiyuan University of Technology, and a Ph.D. in Microelectronics & Solid-State Electronics from the Research Institute of Micro-Nanometer Technology at Shanghai Jiao Tong University.

Bing Xue, Ph.D., has been serving as our Executive Vice President of Worldwide Sales and Business Development since January 2021. Prior to that, Dr. Xue held various managerial positions in our company since 2003, including Senior Vice President of Global Sales, Vice President of Global Sales, Vice President of Worldwide Manufacturing, and General Manager of China Operations. Prior to joining us, Dr. Xue served as the Director of Engineering of Dowslake Microsystems from 2001 to 2003. Dr. Xue received his B.S. in Physics from Xiamen University, and Ph.D. in Physical Chemistry from University of Pennsylvania.

The Board of Directors recommends that shareholders vote “FOR” each of the above mentioned nominees.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
Board of Directors

Our Bye-laws provide that our Board of Directors shall consist of not less than two directors. Our Board of Directors currently has seven (7) directors and will consist of nine (9) directors following the Annual Meeting assuming all director nominees are elected. Based on the recommendation of the Nominating and Corporate Governance Committee, our Board has nominated Hanqing (Helen) Li and So-Yeon Jeong as our new director nominees to be elected at the Annual Meeting. Our Board of Directors is the decision-making body responsible for, among other things, determining policies and guidelines for our business. Our Board of Directors also supervises our executive officers and monitors their implementation of policies and guidelines established from time to time by our Board of Directors.

No shareholder has the contractual right to designate persons to be elected to our Board, and our Bye-laws provide that directors be elected upon a resolution passed at a duly convened shareholders meeting, to hold office for such term as the shareholders may determine or until their successors are appointed or elected in accordance with our Bye-laws. There is no age limit requirement for qualification to serve as a member of our Board. While share ownership is not a required qualification for a director nominee, our Board has adopted stock ownership guidelines for executive officers and non-employee directors who are elected to serve on the Board of Directors.

We have determined that each of our directors and director nominees, except for Dr. Mike F. Chang, our Chief Executive Officer, Dr. Yueh-Se Ho, our former Chief Operating Officer, and Ms. So-Yeon Jeong, a former consultant of the Company, is an “independent director” under the current corporate governance rules of the NASDAQ Global Select Market and applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Board Meetings and Committees; Annual Meeting Attendance

Our Board of Directors held four meetings during the fiscal year ended June 30, 2021, including regular scheduled meetings and special meetings called in connection with reviewing time-sensitive matters. During the fiscal year ended June 30, 2021, each director attended or participated in 100 percent (100%) of the aggregate of (i) the total number of meetings of the Board of Directors during the period for which he has been a director and (ii) the total number of meetings held by all committees of the Board on which the director served during fiscal year 2021.  All of our Board members attended our 2020 annual general meeting of shareholders.

Committees of the Board of Directors

We have three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. We believe that the composition of these committees meets the criteria for independence, and the functioning of these committees complies with, the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, the current rules of the NASDAQ Global Select Market and applicable SEC rules and regulations. The written charters for our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are available at the Investor Relations section of our website at http://investor.aosmd.com/. The contents of this website are not a part of the Proxy Statement. In addition, the Board may delegate certain authorities and powers to a committee of the Board established from time to time in accordance with the Bye-laws of the Company and applicable laws.

The Board expects to determine the committee memberships of the two new director nominees, Ms. Jeong and Ms. Li, immediately following the Annual Meeting, although the Board does not expect to appoint Ms. Jeong to any standing committee of the Board where director independence is required pursuant to applicable NASDAQ corporate governance rules, until Ms. Jeong meets such independence requirements.

Each committee has the composition and responsibilities described below:

Audit Committee

Our Audit Committee currently consists of Claudia Chen, Michael L. Pfeiffer and Michael J. Salameh.  The Audit Committee is chaired by Mr. Pfeiffer. Our Board of Directors has determined that Mr. Pfeiffer is an Audit Committee financial expert, as defined by the rules and regulations promulgated by the SEC.  Our Audit Committee held six meetings during fiscal year 2021. The Audit Committee's responsibilities include:

•assisting our Board of Directors in its oversight of the integrity of our financial statements, risk management and internal control over financial reporting;

•retaining and setting compensation of our independent registered public accounting firm (“independent auditors”), evaluating and monitoring its performance, and as appropriate, discharging our independent auditors;

•reviewing and approving all audit and non-audit services of our independent auditors;

•reviewing and discussing with management and our independent auditors our financial statements included in public filings;

•discussing with our independent auditors significant financial reporting issues in connection with the preparation of our financial statements;

•resolving any disagreements between management and our independent auditors regarding financial reporting;

•overseeing our disclosure controls and procedures; and

•reviewing and approving related party transactions.

Compensation Committee

Our Compensation Committee currently consists of Dr. Lucas S. Chang, Dr. King Owyang and Michael J. Salameh. Our Compensation Committee is currently chaired by Mr. Salameh.  Our Compensation Committee held six meetings during fiscal year 2021. The Compensation Committee's responsibilities include:

• establishing compensation arrangements and incentive goals for executive officers;

•evaluating the performance of executive officers and awarding incentive compensation and adjusting compensation arrangements as appropriate;

•reviewing and recommending actions to the Board of Directors with respect to the compensation of all directors;

•administering our incentive and equity-based plans and programs and otherwise exercising the authority of the Board with respect to such plans and programs; and

•reviewing and approving and, when appropriate, recommending to the Board for approval, any employment agreements and any severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the Chief Executive Officer and other executive officers.

The Compensation Committee is authorized to engage independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Company’s executive officers and other key employees. The Compensation Committee retained the services of Compensia, Inc., a national compensation consulting firm ("Compensia") to provide advice and recommendations regarding the compensation of the Company’s executive officers and other senior officers and the compensation of our non-employee directors for fiscal year 2021. Compensia did not perform any services on behalf of management or the Company during that fiscal year.

The Compensation Committee has determined that Compensia is independent and that Compensia's work did not raise any conflict of interest. The Compensation Committee made such determination primarily on the basis of the six factors for assessing independence and identifying potential conflicts of interest that are set forth in Rule 10C-1(b)(4) under the Securities Exchange Act of 1934, as amended.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of Dr. Lucas S. Chang, Claudia Chen and Dr. King Owyang.  The Nominating and Corporate Governance Committee is chaired by Dr. King Owyang. Our Nominating and Corporate Governance Committee held two meetings during fiscal year 2021. The Nominating and Corporate Governance Committee's responsibilities include:

• recommending to the board of directors the composition and operations of the board;

•identifying individuals qualified to serve as members of the board, and identifying and recommending that the board select the director nominees for the next annual meeting of shareholders and fill vacancies on the board;

•recommending to the board the responsibilities of each board committee, the composition and operation of each board committee and the director nominees for assignment to each board committee; and

•reviewing with the Board the Company’s management succession plans.

Special Litigation Committee

During the fiscal year ended June 30, 2020, the Board established a Special Litigation Committee (“Special Committee”) consisting of three independent directors for the purpose of managing and overseeing the ongoing government investigation relating to the Company’s compliance with export control regulations, as well as the class action lawsuit filed in March 2020 by the plaintiff relating to the Company’s disclosures of such government investigation. Members of the Special Committee are Lucas S. Chang, Mike Salameh and Claudia Chen, and Dr. Lucas S. Chang serves as the Chairman of the Special Committee.

Leadership Structure of the Board

Dr. Mike Chang is our Chief Executive Officer and Chairman of the Board of Directors. The Board combines the position of Chief Executive Officer and Chairman because it believes it is the most optimal and effective leadership structure but continues to monitor and review such structure from time to time. Dr. Chang has extensive knowledge of the power semiconductor industry and an in-depth understanding of our strategic initiatives and day-to-day operations, which make him well suited to set the agenda and lead the discussions at board meetings.  He also facilitates communications between the Board and management by ensuring a regular flow of information, thereby enhancing the Board's ability to make informed decisions on critical issues facing our company. In addition, the Board has appointed a lead independent director, Mr. Michael J. Salameh. The lead independent director presides over all executive sessions of independent directors and coordinates activities and communications between the management and independent directors. He also has the responsibility to serve as a liaison between independent directors and the Chairman, communicate with major shareholders as appropriate, and review and approve scheduling of Board meetings and executive sessions.

To ensure a strong independent Board of Directors, six (6) out of the total nine (9) members of our Board following the Annual Meeting will be independent directors.  The Board of Directors holds executive sessions where only independent directors attend, and these executive sessions provide an effective method to perform oversight and advisory functions of the Board.  In addition, our Audit, Compensation and Nominating and Corporate Governance Committees consist solely of independent directors.  We believe that the board leadership described above is the best structure to lead us in the achievement of our goals and objectives and establishes an effective balance between management leadership and appropriate oversight by independent directors.

Oversight of Risk Management by the Board

One of the key functions of our Board of Directors is informed oversight of our risk management process. The Board administers this oversight function directly through the Board of Directors as a whole, through standing committees and ad-hoc committees of the Board that address risks inherent in their respective areas of oversight, as well as through our lead independent director. In particular, our Board of Directors is responsible for monitoring and assessing strategic and operational risk exposure, including risks associated with acquisition of significant assets, changes in business models, major corporate transactions and market conditions in the semiconductor industry.  Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee provides general oversight of our financial reporting, internal controls and audit functions. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and is primarily responsible for assessing the risks associated with corporate governance practices, the independence of our directors, and management succession plans. The Special Committee also assumes certain responsibilities in managing and overseeing the Company’s responses to the government investigation and related securities class action litigation.

Nominations for Election of Directors

Director Qualifications

The Nominating and Corporate Governance Committee utilizes a variety of criteria to evaluate the qualifications and skills necessary to serve as members of our Board of Directors. The Nominating and Corporate Governance Committee may assess character, judgment, diversity, business acumen, scientific expertise, familiarity with issues affecting the semiconductor industry and other backgrounds and attributes that are needed to help strengthen and balance the Board of Directors. Other qualifications will be determined on a case-by-case basis, depending on whether the Nominating and Corporate Governance Committee desires to fill a vacant seat or increase the size of the Board to add new directors.  In addition, while the Nominating and Corporate Governance Committee does not prescribe specific diversity standards, the Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics and experiences of current and prospective directors, as well as other traits and attributes, that reflect a broad range of perspectives and diverse backgrounds in the Board's decision making process.

Identification and Evaluation of Nominees for Directors

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise.  In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. In addition, the Board and the Nominating and Corporate Committee may form ad-hoc sub-committees to consider potential nominees and their qualification. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, executive officers, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee recommends the director nominees to our Board of Directors for approval for election at each annual general meeting of shareholders. Under our Bye-Laws, any director appointed by our Board of Directors is subject to re-election by shareholders at our next annual general meeting of shareholders. The nominees for election at this annual general meeting were recommended and approved unanimously by members of our Nominating and Corporate Governance Committee and Board of Directors, respectively.

A shareholder seeking to recommend a prospective nominee for the Nominating and Corporate Governance Committee's consideration should submit the candidate's name and qualifications to our Corporate Secretary at our business office in the United States at 475 Oakmead Parkway, Sunnyvale, California 94085.  The Nominating and Corporate Governance Committee will consider a properly submitted shareholder nomination that meets the requirements under our Bye-laws and applicable U.S. federal securities laws.  Our Bye-laws require, among other things, an advance written notice of the nomination in writing of not less than sixty (60) nor more than one hundred and eighty (180) days from the date of the annual general meeting.  This notice must also include certain information relating to the nominee and the nominating shareholders, as described in more detail below in “Future Shareholder Proposals and Nominations for the 2022 Annual General Meeting.”

Shareholder Communication with our Board of Directors

Although we do not have a formal policy regarding communications with the Board of Directors, shareholders may communicate with the Board of Directors, including the independent directors, by sending a letter to Alpha and Omega Semiconductor Limited, Board of Directors, c/o Investor Relations, Alpha and Omega Semiconductor, Inc., 475 Oakmead Parkway, Sunnyvale, CA 94085.  Shareholders may also direct their submission to a particular member of the Board of Directors.

Code of Ethics

Our Board of Directors has adopted the Code of Business Conduct and Ethics (the “Code”) that applies to members of senior management, including the Chief Executive Officer, as well as all other employees of the Company.  Our Code of Business Conduct and Ethics is publicly available on our website at https://investor.aosmd.com/corporate-governance/governance-documents/default.aspx. In the event that we make any amendments to or grant any waivers of, a provision of the Code of Ethics that applies to the principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable SEC rules, we intend to disclose such amendment or waiver and the reasons therefore, on our website at www.aosmd.com, in the Investors section.

Corporate Responsibilities on Environment, Social and Governance (ESG) Matters

Environment

We recognize that environmental responsibility plays an important part in the manufacturing of our products. The semiconductor production process, including the semiconductor wafer manufacturing and packaging process, generates air emissions, liquid wastes, waste water and other industrial and hazardous materials. We understand the impact our operations have on the environment, the community, as well as the health and safety of our employees, contractors, and suppliers. Therefore, we are fully committed to environmentally sustainable business practices and to minimizing the environmental impact across our supply chain. We expect our suppliers and vendors to adhere to the same environmental business practices.

For example, we have installed various types of pollution control equipment for the treatment of air emissions and liquid waste and equipment for recycling and treatment of water in our packaging and testing facilities in China and wafer manufacturing facility in Oregon, USA. Waste generated at our manufacturing facilities, including acid waste, alkaline waste, flammable waste, toxic waste, is collected and sorted for proper disposal. Our operations in China are subject to regulation and periodic monitoring by China's State Environmental Protection Bureau, as well as local environmental protection authorities, including those under the Shanghai Municipal Government, which may in some cases establish stricter standards than those imposed by the State Environmental Protection Bureau. Our operation in Oregon is subject to Oregon Department of Environmental Quality regulations, Federal Environmental Protection Agency laws and regulations, and local jurisdictional regulations. We have been in material compliance with all applicable environmental regulations and standards and have not had a material or adverse effect on our results of operations from complying with these regulations.

We have implemented the International Organization for Standardization (“ISO”) 14001 environmental management system in our manufacturing facilities in China and Oregon. We also require our subcontractors, including foundries and assembly houses, to meet ISO 14001 standards. We have adopted pollution control measures for the effective maintenance of environmental protection standards consistent with the requirements applicable to the semiconductor industry in China and the U.S.. Our key suppliers are either ISO14000 or EMAS certified.

We have also adopted a Green Policy, which aims to protect the environment through our efforts to become a green supplier. We are converting our products to be compliant with the EU Directive regarding the Restriction of Hazardous Substances (“RoHS”), which requires that the products do not contain more than agreed levels of toxic substance. Our manufacturing facilities in China also obtained QC080000 certification, which is an IECQ Certificate of Conformity Hazardous Substance Process Management for European Directive 2002/95/EC requirements and a Certificate of Green Partner for Sony Green Partner Program. We avoid using these restricted materials to the extent possible when we design our products.

As part of our broader business strategies, we continue to develop innovative, proprietary and cutting-edge technology to design and manufacture power semiconductor products that meet the high standards of our customers. These standards include the achievement of specified power and electric efficiency of various consumer products. We believe our advanced technology enables us to deliver products that saves energy and improves power efficiency of consumer electronics, which has a positive impact on our environment.

Social

We are committed to protect, improve and promote the welfare of our employees, partners and communities. We strive to provide an environment in which our employees can fully unleash their talents, and be treated with respect, care and dignity. We make great efforts to coach, train, and develop all our employees at work so that they can grow their career at the Company while contributing to our business growth. We train our managers to become good stewards for our employees, balancing the need for humanity while driving performance results. Our employees appreciate and value the strength of our people-oriented environment and the benefits the workplace diversity brings. We offer competitive and fair compensation and benefits packages that include but are not limited to a combination of base salary, annual bonus, discretionary bonus for outstanding achievements, ESPP, time-based and performance based long term equity compensation. The equity-related compensation programs are designed to motivate and incentivize our employees and link their rewards to financial and other strategic business performance results and at the same time increase our shareholder value. We are focused on employee engagement by providing various social and team-building events and opportunities, and we have an open-door policy for all of our employees and encourage them to discuss with our management any concerns, issues and ideas relating to their work and careers. At our China locations, we also conduct annual employee satisfaction surveys to solicit employee feedback, upon which we perform deep dives to understand the underlying needs to identify and implement improvement measures accordingly. These efforts contribute to enhanced employee engagement and morale.

The health and safety of our employees are of paramount importance to the Company. At each of our major locations, a site safety committee conducts routine meetings to check and review effectiveness of our policies and guidelines, incidents and oversee the implementation of corrective actions to ensure a safe and healthy work environment. Since the onset of COVID-19 pandemic, we swiftly implemented policies and procedures to protect the health and safety of employees according to guidelines adopted by health authorities. At our U.S. facilities, the COVID-19 Prevention Committees at each site met routinely to update prevention measures in accordance to state and county health orders. We provided office workers with the necessary technology support and a monthly stipend for our Sunnyvale R&D site, which enabled work-from-home arrangements of our employees that ensured continuity of our business operations. For our Sunnyvale R&D site, we also implemented and sponsored bi-weekly on-site COVID-19 testing since January 2021 for essential employees who were authorized to work in our Sunnyvale lab facilities.

As a global citizen with compassion and mindful of the welfare of our community, we organized several donation drives where we matched employee contributions, which raised more than $100,000 for a COVID-19 relief fund to support areas in need, including in China, the U.S. and India. We also strive to be a good community citizen and participate in annual donations to the Second Harvest Foodbank and other select organizations. In areas of the U.S. where we operate businesses, we donated more than 10,000 KN 95 and N-95 masks to our neighborhood frontline workers in hospitals, fire departments, police departments, and grocery stores in 2020 during the height of the COVID-19 pandemic.

Governance

Our Code provides guidelines for our employees and members of the Board to exercise good judgment to ensure the safety and welfare of all personnel and to maintain a cooperative, efficient, positive, harmonious and productive work environment and business organization. The Code covers policies related to governance, ethics, and corporate social responsibility. It describes how we conduct business with integrity towards employees, customers, stockholders, suppliers, and all other third parties. It sets forth what the Company values, what we prohibit as a company, and highlights programs and resources to help employees meet these expectations. The Code can be found on our website (www.aosmd.com) in the investor relations section.

In summary, the Code addresses the following topics:
•Conflicts of Interest;
•Corporate Opportunities;
•Protecting the Company’s Confidential Information;
•Financial Matters and Disclosure Obligations;
•Use of Company’s Assets;
•Anti-Bribery and Corruption
•Anti-Discrimination or Harassment.

The Company is committed to fostering ongoing dialogue with all its stakeholders through multiple channels and offers employees, business partners and other stakeholders an opportunity to report any suspected ethical issues or violations of the Code or law, and to do so anonymously (where permissible by law) or with attribution. The Company makes every effort to investigate reported concerns appropriately, consistently, and in a timely manner, including promptly responding to any concerns or reports of employee misconduct and inquiries from any government agency. Furthermore, during the fiscal year, the Company has committed additional resources to improve and enhance its legal and regulatory compliance capabilities, including the hiring of additional staff attorneys; implementing new corporate and compliance policies and procedures; and providing more training and educational opportunities to employees on compliance matters.

Our Board has adopted the Corporate Governance Policy to establish a framework within which it will conduct its business. We also provide our directors training on issues facing us and on subjects that would assist the directors in discharging their duties. In addition, the Board has adopted a share ownership guideline for our executive officers and non-employee members of the Board, which align the interests of our management members with those of our shareholders. The Corporate Governance Policy can be found on our website (www.aosmd.com) in the investor relations section. None of the material on our website is part of this proxy statement or is incorporated by reference herein.

The Company and our Board are committed to a diverse, inclusive and equitable environment where all Board members, staff, volunteers and members feel respected and valued regardless of gender, age, race, ethnicity, national origin, sexual orientation or identity, disability, or any other bias. The Board believes in the benefits of having a Board composed of individuals with diverse skills, experience, backgrounds and perspectives as well as support for the mission of the Company. For purposes of Board composition, diversity includes, but is not limited to, business and industry skills and experience, gender and ethnicity. All Board appointments should collectively reflect the diverse nature of the business environment in which the Company operates and be made on merit, in the context of the skills, experience, qualification and knowledge which the Board requires to be effective. The Board is committed to comply with all federal, state and local laws and regulations regarding diversity of composition of the Board, including any diversity legislation enacted by state governments to the extent the Company is subject to such legislation. For example, we are in full compliance with California’s board diversity legislation that requires a minimum number of female directors and directors from underrepresented communities.

Conflict Minerals

We are dedicated to ensuring that we use responsibly sourced minerals in both our supply chain as well as through our suppliers. The armed conflict and human rights atrocities that proliferate and are funded by the exploitation of natural resources in the Democratic Republic of Congo and adjoining countries (“DRC”) are unacceptable and any manufacture of product connected with this will not be tolerated.

Commonly known conflict minerals are those such as tantalum, tin, tungsten, and gold. Conflict minerals originating from the DRC must not be included in materials or products supplied to the Company. We are committed to ensuring an ethical and diverse supply chain that is focused on responsible mineral sourcing. We require all of our suppliers who manufacture raw metal materials containing tantalum, tin, tungsten or gold to implement their own conflict mineral policies. All such suppliers are required to undertake reasonable due diligence within their supply chains to ensure that the minerals are not being sourced from mines in conflict areas. We support the traceability and transparency of such information so that our customers can be assured that the metals used in their products are not contributing to any conflicts and come from sustainable sources.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Our non-employee director compensation policy (as amended in May 2021) provides for the following cash and equity compensation:

Cash Retainer and Fees: Each non-employee director serving as a member of the Board at the beginning of the Company's fiscal year will receive an annual retainer of $40,000.  In addition, each non-employee director serving as the chairperson of a committee of the Board will receive an additional retainer as follows: Audit Committee - $25,000; Compensation Committee - $15,000; Nominating and Governance Committee - $15,000; and Special Committee - $100,000. Each non-employee director serving as a member of a committee of the Board will receive an additional retainer as follows: Audit Committee - $12,000; Compensation Committee - $7,500; Nominating and Governance Committee - $5,000; Lead Independent director - $15,000; and Special Committee - $25,000. Non-employee directors will not receive any additional compensation for attending regular Board or committee meetings. However, with respect to special meetings of the Board or a committee, the Board shall determine whether such meetings will be eligible for payment of special fees, and if so, each non-employee director will receive $2,000 for a meeting attended in person and $1,000 for a meeting attended via teleconference.

Equity Grants: Each individual who is elected by the Company’s shareholders to serve as a non-employee director at the Company’s Annual Shareholders Meeting (commencing with this year’s Annual Meeting) and each individual who is to continue to serve as a non-employee director following such meeting whether or not that individual is standing for re-election at that meeting, will be granted on the date of such meeting, an award of restricted stock units under the 2018 Omnibus Incentive Plan (the "Plan"). The number of shares subject to each such annual award will be determined by dividing $125,000 by the Average Per Share Price, up to a maximum of 10,000 shares. The Average Per Share Price for an award means the average closing price per common share over the 90 day-period immediately prior to the date of grant of the award. The award will vest in four (4) equal quarterly installments upon the non-employee director’s completion of each quarter of Board service following the grant date; provided, however, that if the Company’s Annual Shareholders Meeting for the year following the year of grant occurs prior to the end of the one-year period measured from the grant date, the last quarterly installment will become vested upon the date of such subsequent Annual Shareholders Meeting, provided, the Non-Employee Director continues in Board service until such date. In the event a new non-employee director is elected or appointed to the Board on a date other than at the Company’s Annual Shareholders Meeting, such individual will be granted on the date of such election or appointment, an award of restricted share units for a number of shares determined by dividing $125,000 as pro-rated based on the period from the date of appointment or election to the anticipated date of the next Annual Shareholders Meeting by the Average Per Share Price (as determined based on the grant date of the award to such Non-Employee Director), provided such individual has not previously been in the employ or service of the Company. The award shall vest on the same dates that the annual grants made at the preceding Annual Shareholders Meeting vest with the number of shares vesting on each vesting date based on the period of service. In connection with Dr. Ho’s continued service as a non-employee Board member commencing January 1, 2021, the Compensation Committee approved a grant of restricted share units to Dr. Ho covering 2,707 shares and subject to vesting (based on his service as a non-employee Board member commencing January 1, 2021) based on the foregoing provisions applicable to a pro-rated grant to a newly appointed non-employee Board member.

The awards (to the extent outstanding) will vest in full (i) upon the non-employee director’s termination of Board service by reason of death or permanent disability (as defined in the Plan) and (ii) immediately prior to the consummation of a Change in Control (as defined in the Plan). Shares that vest under a restricted stock unit award will be issued on the earlier of (i) the date of the Annual Shareholders Meeting that is coincident with or next following the applicable vesting date or (ii) the date of the non-employee director’s termination of Board service. Shares that vest upon a Change in Control will be issued as soon as practicable following the Change in Control.

Prior to the amendment of the director compensation policy in May 2021, the additional retainer for the chairperson of the Special Committee was set at $75,000 and the number of shares subject to each annual grant of restricted share units was based on $95,000. The retainer for the chairperson of the Special Committee was increased to $100,000 effective January 1, 2021 to reflect the significant amount of work required in connection with the government investigation case and the dollar amount used to determine the annual grant of restricted share units was increased to $125,000 to better align with market based on a recommendation by Compensia.

Reimbursements: All non-employee directors receive reimbursement from the Company for their reasonable expenses of travel (including airfare and ground transportation) to and from meetings of the Board, and reasonable lodging and meal expenses.

Director Compensation for Fiscal Year 2021

The following table sets forth certain information regarding the compensation of each individual who served as a non-employee member of our Board of Directors during fiscal year 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Lucas S. Chang	140,000	127,933	267,933
Claudia Chen	82,000	127,933	209,933
Yueh-Se Ho (2)	20,000	92,038	112,038
King Owyang	62,500	127,933	190,433
Michael L. Pfeiffer	65,000	127,933	192,933
Michael J. Salameh	107,000	127,933	234,933

(1)     The dollar value shown represents the grant date fair value of the awards determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). The valuation assumptions used in determining such amounts are described in Note 8 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2021, as filed with the Securities and Exchange Commission on August 30, 2021. No stock option was granted to any non-employee director in fiscal year 2021. As of June 30, 2021, our non-employee directors held outstanding restricted stock units as follows:

Name	Number of Shares Subject to RSUs
Lucas S. Chang	3,229
Claudia Chen	3,229
Yueh-Se Ho (2)	1,566
King Owyang	3,229
Michael L. Pfeiffer	3,229
Michael J. Salameh	3,229

(2) Dr. Ho retired as the Chief Operating Officer of the Company, effective January 1, 2021, and he continues to serve as a non-employee member of the Board of Directors. He received a pro-rated retainer of $20,000 and a pro-rated restricted share units award covering 2,707 shares in his capacity as a non-employee Board member; in accordance with SEC rules, these amounts are included in his compensation disclosures in the Summary Compensation Table.

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee for fiscal year 2021 consisted of Dr. Lucas S. Chang and Dr. King Owyang and Michael J. Salameh.  None of our Compensation Committee members has been an officer or employee of us or our subsidiaries at any time. None of our executive officers serves on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or our Compensation Committee.

PROPOSAL NO. 2
ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, our shareholders are entitled to vote, on an advisory basis, to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the Securities and Exchange Commission.

We design our executive compensation program to implement our core objectives of attracting and retaining superior executive talent, ensuring executive compensation is substantially dependent on our financial performance and provides incentives for the attainment of our key strategic business objectives and aligning executives' incentives with the creation of shareholder value. The key elements of the compensation program that were in effect during the 2021 fiscal year for the Company's named executive officers are described in detail in the Compensation Discussion and Analysis section of this proxy statement.

The vote on this resolution is not intended to address any specific element of compensation; rather the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

Although this vote is advisory and the outcome is not binding on our Board of Directors, the annual views expressed by our shareholders, whether through this vote or otherwise, are important to us. As a result, the Board of Directors and the Compensation Committee will carefully review the results of this vote, and they will consider these results in making future decisions about our executive compensation programs and arrangements.

Resolution

The shareholders are being asked to approve by advisory vote the following resolution relating to the compensation of the named executive officers as described in this proxy statement:

“Resolved that the Company's shareholders hereby approve the compensation paid to the Company's executive officers named in the Summary Compensation Table of this proxy statement, as that compensation is disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the various compensation tables and the accompanying narrative discussion included in this proxy statement.”

Board Recommendation: The Board of Directors recommends that you vote FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules.

PROPOSAL NO. 3:

APPROVAL OF AMENDMENT OF THE 2018 OMNIBUS INCENTIVE PLAN

We are asking our shareholders to approve an amendment of the Alpha & Omega Semiconductor Limited 2018 Omnibus Incentive Plan (the “2018 Plan”), which would increase by 1,000,000 common shares the total number of common shares authorized for issuance under the 2018 Plan to our officers, employees, non-employee directors, consultants and other independent advisors in our employ or service (or the employ or service of our affiliates). If this proposal is approved, the total number of authorized shares under the 2018 Plan will be increased by 1,000,000 shares to a total of 3,065,000 shares, and the total number of shares available for future grants under the 2018 Plan (i.e, after deducting shares subject to outstanding awards as of August 31, 201), will be approximately 2,023,117 shares. The share reserve may be adjusted as described in more detail in the section titled “Securities Subject to 2018 Plan” below.

The success of our business is dependent on our ability to motivate and retain our talented team to achieve important goals, and also to recruit top talent. We compete for talent in an industry and in geographic regions (including the Silicon Valley) where equity incentive compensation programs play a pivotal role in our effort to attract and retain key personnel essential to our long-term growth and financial success. As a result of the COVID-19 pandemic and the substantial increase in demand for consumer electronic products and services, the semiconductor industry is currently experiencing intense competition for employees with appropriate technical skills and experiences. In addition, as a response to the global shortage of semiconductor manufacturing capacity, both governments and private sectors are making significant capital investment to develop, build and enhance all aspects of the semiconductor production infrastructure, which is creating new and high-paying job opportunities that further exacerbates the already intense competition for a limited supply of qualified employees. This trend poses a significant challenge for the Company in retaining and recruiting talented employees, in particular because we compete with much larger companies that are capable of offering very competitive pay programs. While the Company has achieved strong financial performance recently (as discussed in the section titled “Fiscal Year 2021 Business and Financial Highlights” below) and has, on an annual basis, provided some equity-based incentives to reward employees, we believe that we need to increase equity incentives for non-executive employees, including engineers, R&D staff, and sales and marketing personnel, in order to enhance retention, sustain the Company’s strong financial performance and provide competitive compensation packages in line with companies operating in the same hyper-competitive market. Accordingly, the Company plans to use the additional 1,000,000 authorized shares of common stock under the Plan to establish a broad-based performance equity incentive program for eligible non-executive employees similar to the Market Performance-based Restricted Stock Award program (MSU) that was approved for executive and management members. Under such a program, payout is expected to be tied to rigorous specified market price increases that would incentivize retention and at the same time increase shareholder value.

As of August 31, 2021, there were 1,023,117 common shares available for future grants under the 2018 Plan. Our Board of Directors believes that the currently available shares are insufficient to meet our future needs with respect to attracting, motivating and retaining key executives and employees in a competitive market for talent in our very competitive markets as discussed above. Therefore, on September 30, 2021, our Board of Directors, upon the recommendation from the Compensation Committee of the Board, approved an increase in the total number of authorized shares under the 2018 Plan by 1,000,000 common shares, subject to shareholder approval at the Annual Meeting. Approval of this proposal is critical to sustaining our momentum as we build shareholder value. In this regard, our Board of Directors believes that if this proposal is not approved, we may be at a disadvantage against our competitors for recruiting, retaining and motivating individuals critical to our success and we could be forced to increase cash compensation, thereby reducing resources available to meet our business needs.

We are asking our shareholders to approve the amendment of the 2018 Plan as required by NASDAQ rules and the Internal Revenue Code.

Plan Background

Our Board of Directors adopted the 2018 Plan on October 3, 2018 and our shareholders approved the 2018 Plan on November 8, 2018 (the “Plan Effective Date”). On September 10, 2019, our Board of Directors approved an increase in the number of shares to be issued under the 2018 Plan from 1,265,000 common shares to 2,065,000 common shares, and our shareholders approved the amended and restated 2018 Plan at the 2019 Annual Meeting.

The 2018 Plan serves as the successor to our 2009 Share Option/Share Issuance Plan (the “Predecessor Plan”), and no further awards may be made under the Predecessor Plan on or after the Plan Effective Date. Accordingly, following the Plan Effective Date, the 2018 Plan has been the only discretionary plan under which new equity awards may be granted to our employees and other service providers.

Determination of Share Reserve Under 2018 Plan

If this proposal is approved, the total number of authorized shares under the 2018 Plan (subject to adjustments described in the titled “Securities Subject to 2018 Plan” below) will be increased by 1,000,000 shares to a total of 3,065,000, and the total number of shares available for future grants under the 2018 Plan (i.e, after deducting shares subject to outstanding awards as of August 31, 201) will be approximately 2,023,117 shares. In determining the number of shares to be authorized for issuance under the 2018 Plan, the Board of Directors considered a number of factors, including the number of shares remaining available for issuance under the 2018 Plan, our past share usage (burn rate), the number of shares needed for future awards and a dilution analysis.

Dilution Analysis

As of August 31, 2021, 1,023,117 shares were available for future awards under the 2018 Plan. No awards may be granted under the Predecessor Plan. As indicated in the table below, assuming shareholders approve the amendment of the 2018 Plan as set forth in this Proposal 3, we expect to have a total of 2,023,117 shares available for issuance under the 2018 Plan, based on the number of shares available for future issuance as of August 31, 2021.

The Company currently has awards outstanding under the 2018 Plan and the Predecessor Plan. As of August 31, 2021, there were 0 shares subject to outstanding options and 1,242,582 shares subject to awards other than options under the 2018 Plan, and 487,875 shares subject to outstanding options and 1,395,038 shares subject to awards other than options under the Predecessor Plan, as described in the table below.

Plans as of August 31, 2021	Shares Subject to Outstanding Options (1)	Shares Subject to Outstanding Full Value Awards (2)	Shares Available for Future Grant	Total Aggregate Shares
2018 Plan	—	1,242,582	1,023,117	2,265,699
Predecessor Plan (3)	487,875	1,395,038	—	1,882,913
Total (before 2018 Plan amendment is approved by the shareholders)	487,875	2,637,620	1,023,117	4,148,612
Shares Available for Future Grant Upon Approval of the of 2018 Plan amendment by the shareholders (4)	—	—	2,023,117	5,148,612

(1) As of August 31, 2021, the 487,875 options outstanding had a weighted average exercise price per share of $7.99 and a weighted average life of 2.15 years.

(2) Consists of 1,043,921 shares subject to time-based restricted share units and 1,593,699 shares subject to performance-based restricted share units assuming target performance (which may settle in a range of 0% to 100% of target depending on level of performance attained).

(3) No additional awards may be granted under the Predecessor Plan following the Plan Effective Date.

(4) The share reserve may be adjusted as described in more detail in the section titled “Securities Subject to 2018 Plan” below.

We note that the number of shares remaining available for future grant as described above differs from those reported below under “Equity Compensation Plan Information,” because that table, required by SEC disclosure rules, is dated as of December 31, 2020, and therefore does not take into account vesting events and year-to-date grants during calendar year 2021.

Based on the Company’s common shares outstanding as of August 31, 2021, the additional 1,000,000 shares under the 2018 Plan represents an overhang of approximately 3.3% of our fully diluted shares. The Company calculates “fully diluted shares” as the total number of shares outstanding, shares underlying outstanding awards and shares available for issuance under future equity awards.

Our Board of Directors believes that the number of shares under the 2018 Plan (as proposed to be increased) represents a reasonable amount of potential equity dilution, which will allow the Company to continue to grant equity awards which are an important component of our compensation program.

Burn Rate

In connection with our share-based compensation programs, we are committed to using equity incentive awards prudently and within reasonable limits. Accordingly, we closely monitor our share award “burn rate” each year. Our annual burn rate is determined by dividing the number of our common shares subject to time-based awards we grant, or vested in the case of performance-based restricted share units (“PSU”) and market-based restricted share units (“MSU”), in a fiscal year by the weighted average number of our common shares outstanding for that fiscal year.

Fiscal Year	Options Granted	RSUs Granted	PSUs/MSUs Vested	Total RSU Granted or Vested if PSU/MSU	Weighted Average Common Share Outstanding	Burn Rate
2021	—	722,873	148,211	871,084	25,786,131	3.4%
2020	—	505,440	110,659	616,099	24,839,816	2.5%
2019	—	527,022	111,623	638,645	24,063,214	2.7%
3-Year	—	585,112	123,498	708,609	24,896,387	2.8%

The following table shows the number of common shares subject to PSUs and MSUs granted and vested in each fiscal year:

	Number of PSUs	Number of MSUs
Nonvested at June 30, 2018	422,300	—
Granted	291,750	1,310,000
Vested	(111,623)	—
Forfeited	(5,703)	(20,000)
Nonvested at June 30, 2019	596,724	1,290,000
Granted	155,000	—
Vested	(110,659)	—
Forfeited	(298,290)	—
Nonvested at June 30, 2020	342,775	1,290,000
Granted	165,500	—
Vested	(148,211)	—
Forfeited	(6,240)	(50,000)
Nonvested at June 30, 2021	353,824	1,240,000

The number of shares to be ultimately earned under the fiscal year 2021, 2020, 2019, 2018 and 2017 PSUs is determined based on the level of attainment of predetermined financial goals (not to exceed the target number of shares). Any shares earned based on performance vest in four equal annual installments after the end of the performance period based on continued service.

The number of shares to be ultimately earned under the fiscal year 2019 MSUs is determined based on the Company’s achievement of specified stock prices and revenue thresholds during the performance period from January 1, 2019 to December 31, 2022. Any shares earned under the 2019 MSUs vest in four equal annual installments commencing January 1, 2023.

Based on our current equity award practices, our Board of Directors estimates that the authorized shares under the 2018 Plan (as proposed to be increased) may be sufficient to provide us with an opportunity to grant equity awards for approximately 1 to 2 years, in amounts determined appropriate by our Compensation Committee, which administers the 2018 Plan (as discussed below). This is only an estimate, and circumstances could cause the share reserve to be used more quickly or more slowly. These circumstances include, but are not limited to, the future price of our common shares, the mix of options and full value awards provided as long-term incentive compensation, grant amounts provided by our competitors, payout of performance-based awards in excess of target in the event of superior performance, hiring activity, and promotions during the next few years.

Highlights of the 2018 Plan

The 2018 Plan contains a number of provisions that we believe are consistent with best practices in equity compensation and which protect the shareholders’ interests, as described below.

No evergreen authorization: The 2018 Plan does not have an evergreen provision, which would have permitted an increase in the share pool without further shareholder approval.

No automatic vesting upon a change in control: The 2018 Plan allows for an acquiring corporation to assume outstanding awards, and if awards are assumed, they will generally not accelerate on the change in control. If awards are not assumed, the vesting of such awards will be accelerated (with performance-based awards vesting based on actual performance attainment as of the date of the change in control or on a pro-rated basis for time elapsed in the ongoing performance period based on target level). The plan administrator also has the discretion to take alternative actions such as accelerating the vesting of outstanding awards on a termination following a change in control or requiring that participants exchange outstanding awards for cash.

Prohibition on repricings: The 2018 Plan prohibits the repricing of options or share appreciation rights, the cancellation and replacement of options or share appreciation rights with a grant with a lower exercise price, or a buyout of an underwater option or share appreciation right (except as permitted in a change in control or in the case of a corporate transaction as described in the section titled “Changes in Capitalization” below).

No discounted options or share appreciation rights: Options and share appreciation rights must have an exercise price or base price at or above fair market value per share on the date of grant.

Limit on director pay: The maximum aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all awards made to a non-employee director under the 2018 Plan in a single calendar year, taken together with any cash payments (including the annual retainer and any other compensation) paid to such non-employee director in respect of such calendar year, shall not exceed $750,000 ($1,000,000 in the initial year of election or appointment) in total value.

No tax gross-ups: The 2018 Plan does not provide for any tax gross-ups.

No liberal change-in-control definition: The 2018 Plan defines change in control based on the consummation of the transaction rather than the announcement or shareholder approval of the transaction.

Limitation on dividends and dividend equivalents: Any dividends or dividend equivalents payable in connection with an award will be subject to the same restrictions as the underlying award and will not be paid until and unless such award vests.

Administered by an independent committee: The 2018 Plan is administered by the Compensation Committee of our Board of Directors, which consists entirely of independent directors. The Compensation Committee may delegate its authority to a subcommittee or officer, as described in more detail below.

Summary Description of 2018 Omnibus Incentive Plan

The principal terms and provisions of the amended 2018 Plan are set forth below. The summary, however, is not intended to be a complete description of all the terms of the 2018 Plan and is qualified in its entirety by reference to the complete text of the 2018 Plan, filed with this Proxy Statement as Appendix A.

Types of Awards. The following types of awards may be granted under the 2018 Plan: options, share appreciation rights, share awards, restricted share units, dividend equivalent rights and other share-based awards. The principal features of each type of award are described below.

Administration. The Compensation Committee has the exclusive authority to administer the 2018 Plan with respect to awards made to our executive officers and non-employee directors and has the authority to make awards under the 2018 Plan to all other eligible individuals. However, our Board of Directors may at any time appoint a secondary committee of one (1) or more members of the Board of Directors to have separate but concurrent authority with the Compensation Committee to make awards under the 2018 Plan to individuals other than executive officers and non-employee directors. The Board of Directors or the Compensation Committee may also delegate authority to administer the 2018 Plan with respect to individuals other than executive officers and non-employee directors to one or more officers of the Company.
The term “plan administrator,” as used in this summary, will mean our Compensation Committee, the Board of Directors, any secondary committee and any delegates thereof, to the extent each such entity or person is acting within the scope of its administrative authority under the 2018 Plan.

Eligibility. Officers and employees, non-employee directors, as well as consultants and other independent advisors, in our employ or service or in the employ or service of our affiliates (whether now existing or subsequently established) are eligible to participate in the 2018 Plan. As of August 31, 2021, approximately 2,209 employees (including 5 executive officers) and 6 non-employee directors were eligible to participate in the 2018 Plan. For purposes of the 2018 Plan, an affiliate means a parent corporation or any entity in which the Company has an equity interest.

Securities Subject to 2018 Plan. Subject to the capitalization adjustments and the add back provisions related to outstanding awards, each as described below, if this proposal is approved, an aggregate of up to 3,065,000 shares shall be reserved for issuance under the 2018 Plan.

Shares subject to outstanding awards under the 2018 Plan and awards granted under the Predecessor Plan that expire, are forfeited or cancelled or otherwise terminate prior to the issuance of the shares subject to those awards or are settled in cash will be available for subsequent issuance under the 2018 Plan.

In addition, the following share counting procedures will apply in determining the number of common shares available from time to time for issuance under the 2018 Plan:

•Should the exercise price of an option or any withholding taxes incurred in connection with the exercise of an option or share appreciation right granted under the 2018 Plan be paid in common shares (whether through the withholding of a portion of the otherwise issuable shares or through tender of actual outstanding shares), then in each such case, the tendered or withheld shares will not be added to the shares reserved for issuance under the 2018 Plan.

•Should common shares be withheld by us, or if shares are tendered by the participant, in each case in satisfaction of the withholding taxes incurred in connection with the issuance, vesting or settlement of an award (other than an option or share appreciation right) granted under the 2018 Plan or the Predecessor Plan, then in each case the number of shares so tendered or withheld will be added to the common shares available for issuance under the 2018 Plan.

•Upon the exercise of any share appreciation right granted under the 2018 Plan, the share reserve will be reduced by the gross number of shares subject to the award.

If this proposal is approved, the maximum number of common shares which may be issued pursuant to options intended to qualify as incentive stock options under the federal tax laws shall be limited to 3,065,000.

The plan administrator may grant awards in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines. Such substitute awards will not reduce the common shares authorized for issuance under the 2018 Plan (but will count against the aggregate number of incentive stock options available for awards, as described above). Additionally, subject to applicable stock exchange requirements, if the acquired company’s equity plan has shares available, such shares may be available for grant under the 2018 Plan, which will not reduce (or be added back to) the shares authorized for issuance under the 2018 Plan.

The common shares issuable under the 2018 Plan may be made available from our authorized but unissued common shares or from common shares that we acquire, including shares purchased on the open market.

Participant Award Limits

The maximum number of common shares which may be issued pursuant to awards that are settled in shares and granted to any person under the 2018 Plan in any fiscal year shall not exceed 800,000 shares.

In addition, the maximum aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all awards made to a non-employee director under the 2018 Plan in a single calendar year, taken together with any cash payments (including the annual retainer and any other compensation) paid to such non-employee director in respect of such calendar year, shall not exceed $750,000 ($1,000,000 in the non-employee director’s initial year of election or appointment) in total value.

Awards. The plan administrator has complete discretion to determine (a) which eligible individuals are to receive awards, (b) the type, size, terms and conditions of the awards to be made, (c) the time or times when those awards are to be granted, (d) the number of shares or amount of payment subject to each such award, (e) the time when the award is to become exercisable, (f) the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, (g) the maximum term for which the award is to remain outstanding, (h) the vesting and issuance schedules applicable to the shares which are the subject of the award, (i) the cash consideration (if any) payable per share subject to the award and the form of payment in which the award is to be settled and (j) with respect to performance-based awards, the amount payable at one or more levels of attained performance, the payout schedule and the form of payment.

Share Options. Each granted option will have an exercise price per share determined by the plan administrator, but the exercise price will not be less than one hundred percent (100%) of the fair market value of the option shares on the grant date. No granted option will have a term in excess of ten (10) years. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date or upon the achievement of pre-established performance objectives. However, one or more options may be structured so that they will be immediately exercisable for any or all of the option shares. The shares acquired under such immediately exercisable options will be subject to repurchase by us, at the lower of the exercise price paid per share or the fair market value per share at the time of repurchase, if the optionee ceases service prior to vesting in those shares. Payment of the exercise price may be paid in one or more of the following forms as determined by the plan administrator: cash, our common shares, through a cashless exercise procedure pursuant to which the optionee effects a same-day exercise of the option and sale of the purchased shares through a broker in order to cover the exercise price for the purchased shares and the applicable withholding taxes and/or through a net exercise procedure pursuant to which we withhold a number of shares otherwise issuable upon exercise of the option having a value equal to the exercise price and applicable withholding taxes.

Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options to the extent exercisable for vested shares. The plan administrator has complete discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised, provide for continued vesting during the applicable post-service exercise period and/or accelerate the exercisability or vesting of options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding.

Share Appreciation Rights. The 2018 Plan allows the issuance of two types of share appreciation rights:

•Tandem share appreciation rights granted in conjunction with options, which provide the holders with the right to surrender the related option grant for an appreciation distribution from us in an amount equal to the excess of (i) the fair market value of the vested common shares subject to the surrendered option over (ii) the aggregate exercise price payable for those shares.

•Stand-alone share appreciation rights, which allow the holders to exercise those rights as to a specific number of our common shares and receive in exchange an appreciation distribution from us in an amount equal to the excess of (i) the fair market value of the common shares as to which those rights are exercised over (ii) the aggregate exercise price in effect for those shares. The exercise price per share may not be less than the fair market value per underlying common share on the date the stand-alone share appreciation right is granted, and the right may not have a term in excess of ten (10) years.

The appreciation distribution on any exercised share appreciation right will be paid in (i) cash, (ii) our common shares or (iii) a combination of cash and our common shares. Upon cessation of service with us, the holder of a share appreciation right will have a limited period of time in which to exercise that right to the extent exercisable at that time. The plan administrator has complete discretion to extend the period following the holder’s cessation of service during which his or her outstanding share appreciation rights may be exercised, provide for continued vesting during the applicable post-service exercise period and/or accelerate the exercisability or vesting of share appreciation rights in whole or in part. Such discretion may be exercised at any time while the share appreciation rights remain outstanding.

Repricing. The plan administrator may not implement any of the following repricing programs (except in the case of a corporate transaction as described in the section titled “Changes in Capitalization” below): (i) the cancellation of outstanding options or share appreciation rights in return for new options or share appreciation rights with a lower exercise price per share, (ii) the cancellation of outstanding options or share appreciation rights with exercise prices per share in excess of the then current fair market value per common share for consideration payable in cash, other awards or our equity securities (except in the event of a change in control) or (iii) the direct reduction of the exercise price in effect for outstanding options or share appreciation rights.

Share Awards and Restricted Share Units. Our common shares may be issued under the 2018 Plan subject to performance or service vesting requirements established by the plan administrator or as a fully-vested bonus for past services without any cash outlay required of the recipient. Our common shares may also be issued under the 2018 Plan pursuant to restricted share units, which entitle the recipients to receive those shares upon the attainment of designated performance goals or the completion of a prescribed service period or upon the expiration of a designated time period following the vesting of those units, including (without limitation), a deferred distribution date following the termination of the recipient’s service with us.

The plan administrator will have the discretionary authority to structure one or more such awards so that the common shares subject to those awards (or cash, as applicable) will vest only upon the achievement of certain pre-established corporate performance goals which may be based on one or more of the following criteria: (i) cash flow; (ii) earnings (including earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for share-based compensation, earnings before interest, taxes, depreciation and amortization, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) share price; (vi) return on equity or average shareholder equity; (vii) total shareholder return or growth in total shareholder return either directly or in relation to a comparative group; (viii) return on capital; (ix) return on assets or net assets; (x) invested capital, required rate of return on capital or return on invested capital; (xi) revenue, growth in revenue or return on sales; (xii) income or net income; (xiii) operating income, net operating income or net operating income after tax; (xiv) profit, operating profit or net operating profit; (xv) operating margin or gross margin; (xvi) return on operating revenue or return on operating profit; (xvii) sales or bookings targets; (xviii) billings; (xix) expense or expense control and/or cost reductions; (xx) capital expenditure; (xxi) improvement in or attainment of working capital levels; (xxii) market share or penetration; (xxiii) debt reduction or debt levels (xxiv) project and product measures; (xxv) operation performance; (xxvi) systems and systems improvement; (xxvii) manufacturing; (xxviii) manufacturing efficiencies, improvement or variances; (xxix) delivery performance; (xxx) product and technology development; (xxxi) manufacturing and operational achievements; (xxxii) capacity utilization or milestones; (xxxiii) environmental goals or management; (xxxiv) market capitalization, (xxxv) application approvals, (xxxvi) litigation and regulatory resolution goals, (xxxvii) implementation, completion or attainment of key projects, (xxviii) product sales or milestones, (xxxix) budget comparisons, (xl) growth in shareholder value relative to the growth of a peer group or index; (xli) development and implementation of strategic plans and/or organizational restructuring goals; (xlii) development and implementation of risk and crisis management programs; (xli) improvement in workforce diversity; (xlii) compliance requirements and compliance relief; (xliii) productivity goals; (xliv) workforce management and succession planning goals; (xlv) economic value added (including typical adjustments consistently applied from generally accepted accounting principles required to determine economic value added performance measures); ( xlvi) contract win, renewal or extension; (xlvii) design win; (xlviii) delivery and/or design schedule; (xlix) development or milestones in new generation of products or technologies; (l) product technology or quality; (li) leadership metrics; recruiting and maintaining personnel, employee retention, measures of customer satisfaction, employee satisfaction or staff development; (li) development or marketing collaborations, formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Company’s revenue or profitability or enhance its customer base; (lii) merger and acquisitions; and (liii) other similar criteria consistent with the foregoing. In addition, such performance criteria may be based upon the attainment of specified levels of the Company’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Company’s business units or divisions or any parent or subsidiary. Each applicable performance goal may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned and a maximum level of performance at which an award will be fully earned. Each applicable performance goal may be structured at the time of the award to provide for appropriate adjustment for one or more of the following items: (A) asset impairments or write-downs; (B) litigation or claim judgments or settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) the operations of any business acquired by the Company; (F) the divestiture of one or more business operations or the assets thereof; (G) the effects of any corporate transaction, such as a merger, consolidation, separation (including spin-off or other distributions of stock or property by the Company) or reorganization; (H) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events; (I) acquisitions or divestitures; (J) change in the corporate structure or capital structure of the Company; (K) an event either not directly related to the operations of the Company, parent, subsidiary, division, business segment or business unit or not within the reasonable control of management; (L) foreign exchange gains and losses; (M) a change in the fiscal year of the Company; (N) the refinancing or repurchase of bank loans or debt securities; (O) unbudgeted capital expenditures; (P) the issuance or repurchase of equity securities and other changes in the number of outstanding shares; (Q) conversion of some or all of convertible securities to common stock; (R) any business interruption event; (S) the cumulative effects of tax or accounting changes in accordance with GAAP; (T) the effect of changes in other laws or regulatory rules affecting reported results; and (U) any other adjustment consistent with the operation of the 2018 Plan. The Compensation Committee may also grant awards that are based on performance goals other than those set forth above.

Should the participant cease to remain in service while holding one or more unvested shares or should the performance objectives not be attained with respect to one or more such unvested shares, then those shares will be immediately subject to cancellation. Outstanding restricted share units will automatically terminate, and no common shares will actually be issued in satisfaction of those awards, if the performance goals or service requirements established for such awards are not attained. The plan administrator, however, will have the discretionary authority to issue common shares in satisfaction of one or more outstanding awards, or waive the surrender and cancellation of one or more unvested common shares, as to which the designated performance goals or service requirements are not attained.

Dividend Equivalent Rights. The plan administrator may provide a participant as part of an award (other than options or share appreciation rights) with dividends or dividend equivalents, payable in cash, common shares, or a combination of cash and common shares, on such terms as determined by the plan administrator. However, any dividend or dividend equivalent will only be paid if the underlying award vests and will be subject to a risk of forfeiture to the same extent as the underlying award.

Other Share-Based Awards. Under the 2018 Plan, the plan administrator may grant other types of awards that are denominated in common shares to anyone eligible to participate in the 2018 Plan. The plan administrator will determine the terms and conditions of such awards.

New Plan Benefits

No awards have been granted that are contingent upon approval of this proposal by our shareholders at the Annual Meeting. Any awards following approval of this proposal to participants shall be at the discretion of the plan administrator. Accordingly, the benefits or amounts that may be received by or allocated to each of (i) the officers listed in the Summary Compensation Table, (ii) each of the nominees for election as a director, (iii) all non-employee directors as a group, (iv) all of our present executive officers as a group, and (v) all of our employees, including all other current officers, as a group under the 2018 Plan are not determinable at this time. However, pursuant to our non-employee director compensation policy described above, each individual who is elected to serve as a non-employee director at the Annual Meeting will be granted on the date of such meeting, an award of restricted stock units covering a number of shares determined by dividing $125,000 by the average closing price per common share over the 90 day-period immediately prior to the date of grant of the award. For information with respect to awards in the 2021 fiscal year to our named executive officers, see the “Executive Compensation- Grants of Plan-Based Awards 2021” section of this Proxy Statement and for information with respect to grants made in the 2021 fiscal year to our non-employee directors, see the “Director Compensation for Fiscal Year 2021” section of this Proxy Statement.

General Provisions

Change in Control. In the event we should experience a change in control, the following provisions are in effect for all outstanding awards under the 2018 Plan, unless provided otherwise in an award agreement entered into with the participant:

•Each outstanding award may be assumed, substituted, replaced with a cash retention program that preserves the intrinsic value of the award and provides for subsequent payout in accordance with the same vesting schedule applicable to the award or otherwise continued in effect by the successor corporation.

•To the extent an award is not so assumed, substituted, replaced or continued, the award will automatically accelerate in full (with vesting of performance-based awards to be determined with reference to actual performance attained as of the change in control or on a pro-rated basis for time elapsed in the ongoing performance period based on target level).

•The plan administrator has complete discretion to grant one or more awards which will vest in the event the individual’s service with us or the successor entity is terminated within a designated period following a change in control transaction in which those awards are assumed or otherwise continued in effect.

•Unless the plan administrator establishes a different definition for one or more awards, a change in control will be deemed to occur for purposes of the 2018 Plan in the event (a) we are acquired by merger or asset sale, (b) there occurs any transaction pursuant to which any person or group of related persons becomes directly or indirectly the beneficial owner of securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities, or (c) there is a change in the majority of the Board of Directors effected through one or more contested elections for board membership.

Changes in Capitalization. In the event any change is made to the outstanding common shares by reason of any share split, share dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction, extra-ordinary distribution (whether in cash, securities or other property) or other change in corporate structure effected without our receipt of consideration or should the value of our outstanding common shares be substantially reduced by reason of a spin-off transaction or extraordinary dividend or distribution or should there occur any merger, consolidation, reincorporation or other reorganization, equitable adjustments will be made to: (i) the maximum number and/or class of securities issuable under the 2018 Plan; (ii) the maximum number and/or class of securities for which incentive options may be granted under the 2018 Plan; (iii) the maximum number and/or class of securities for which any one (1) person may be granted common share-denominated awards under the 2018 Plan per fiscal year; and (iv) the number and/or class of securities and the exercise price per share in effect for outstanding awards and the cash consideration (if any) payable per share. Such adjustments will be made in such manner as the plan administrator deems appropriate.

Valuation. The fair market value per common share on any relevant date under the 2018 Plan is deemed to be equal to the closing selling price per share on that date as determined on the NASDAQ Global Select Market. As of August 31, 2021, the fair market value of a common share determined on such basis was $29.05 per share.

Shareholder Rights and Transferability. No optionee has any shareholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. The holder of a share appreciation right will not have any shareholder rights with respect to the shares subject to that right unless and until such person exercises the right and becomes the holder of record of any common shares distributed upon such exercise. Options are not assignable or transferable other than by will or the laws of inheritance following optionee’s death, and during the optionee’s lifetime, the option may only be exercised by the optionee. However, the plan administrator may structure one or more non-statutory options under the 2018 Plan so that those options will be transferable during optionee’s lifetime to one or more members of the optionee’s family or to a trust established for the optionee and/or one or more such family members or to the optionee’s former spouse, to the extent such transfer is in connection with the optionee’s estate plan or pursuant to a domestic relations order. Stand-alone share appreciation rights will be subject to the same transferability restrictions applicable to non-statutory options.

A participant will have full shareholder rights with respect to any common shares issued to him or her under the 2018 Plan, whether or not his or her interest in those shares is vested. A participant will not have any shareholder rights with respect to the common shares subject to restricted share units until that award vests and the common shares are actually issued thereunder. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom common shares, on outstanding restricted share units, subject to such terms and conditions as the plan administrator may deem appropriate. Notwithstanding the foregoing, any dividends or dividend equivalents payable in connection with an award will be subject to the same restrictions as the underlying award and will not be paid until and unless such award vests.

Withholding taxes. A participant shall be required to pay to the Company, and the Company shall have the right to withhold, from any cash, shares or other securities or property issuable under any award or from any other compensation, any required withholding or any other applicable taxes or other amounts due in respect of an award. The plan administrator may provide one or more holders of awards under the 2018 Plan with the right to have us withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which they become subject in connection with the issuance, exercise or settlement of those awards. Alternatively, the plan administrator may allow such individuals to deliver previously acquired common shares in payment of such withholding tax liability.

Deferral Programs. The plan administrator may structure one or more awards so that the participants may be provided with an election to defer the compensation associated with those awards for federal income tax purposes.

The plan administrator may also implement a non-employee director retainer fee deferral program that allows the non-employee directors the opportunity to elect to convert the Board and Board committee retainer fees to be earned for a year into restricted share units that defer the issuance of the common shares that vest under those units until a permissible date or event under Internal Revenue Code Section 409A.

To the extent we maintain one or more separate non-qualified deferred compensation arrangements which allow the participants the opportunity to make notional investments of their deferred account balances in common shares, the plan administrator may authorize the share reserve under the Plan to serve as the source of any common shares that become payable under those deferred compensation arrangements.

Clawback / Forfeiture. All awards shall be subject to any clawback, recoupment or other similar policy adopted by the Board of Directors, and any cash, common shares or other property or amounts due, paid or issued to a participant shall be subject to the terms of such policy.

Amendment and Termination. Our Board of Directors may amend or modify the 2018 Plan at any time subject to shareholder approval to the extent required under applicable law or regulation or pursuant to the listing standards of the stock exchange on which our common shares are at the time primarily traded. Unless sooner terminated by our Board of Directors, the 2018 Plan will terminate on the earliest of (i) the date immediately preceding the tenth anniversary of the Plan Effective Date, (ii) the date on which all shares available for issuance under the 2018 Plan have been issued as fully-vested shares or (iii) the termination of all outstanding awards in connection with certain changes in control or ownership.

Summary of Federal Income Tax Consequences

The following is a summary of the Federal income taxation treatment applicable to us and the participants who receive awards under the 2018 Plan.

Option Grants. Options granted under the 2018 Plan may be either incentive options, which satisfy the requirements of Section 422 of the Internal Revenue Code, or non-statutory options, which are not intended to meet such requirements. The federal income tax treatment for the two types of options differs as follows:

Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain other dispositions. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying, and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two (2) years after the date the option for the shares involved in such sale or disposition is granted and more than one (1) year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be a capital gain or loss.

If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount of ordinary income recognized by the optionee as a result of the disposition. We will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.

Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the optionee.

Share Appreciation Rights. No taxable income is recognized upon receipt of a share appreciation right. The holder will recognize ordinary income in the year in which the share appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares on the exercise date over the exercise price in effect for the exercised right, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the share appreciation right. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Share Awards. The recipient of unvested common shares issued under the 2018 Plan will not recognize any taxable income at the time those shares are issued but will have to report as ordinary income, as and when those shares subsequently vest, an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the cash consideration (if any) paid for the shares. The recipient may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year the unvested shares are issued an amount equal to the excess of (i) the fair market value of those shares on the issue date over (ii) the cash consideration (if any) paid for such shares. If the Section 83(b) election is made, the recipient will not recognize any additional income as and when the shares subsequently vest. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient with respect to the unvested shares. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the recipient.

Restricted Share Units. No taxable income is recognized upon receipt of restricted share units. The holder will recognize ordinary income in the year in which the shares subject to the units are actually issued to the holder. The amount of that income will be equal to the fair market value of the shares on the date of issuance, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Dividend Equivalent Rights. No taxable income is recognized upon receipt of a dividend equivalent right award. The holder will recognize ordinary income in the year in which a dividend or distribution, whether in cash, securities or other property, is paid to the holder. The amount of that income will be equal to the fair market value of the cash, securities or other property received, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of the ordinary income recognized by the holder of the dividend equivalent right award at the time the dividend or distribution is paid to such holder. That deduction will be allowed for the taxable year in which such ordinary income is recognized.

Other Share-Based Award. In general, no taxable income is recognized upon receipt of other share-based awards. The holder will recognize ordinary income in the year in which the share-based awards are actually settled, and the participant will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time of settlement. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Section 162(m) of the Code. Section 162(m) of the Code imposes a $1 million limit on the amount a public company may deduct for compensation paid to certain executive officers. Prior to 2018, this limitation did not apply to compensation that qualified as “performance-based” compensation or compensation paid to the chief financial officer. Under the Tax Cuts and Jobs Act, enacted in December 2017, the performance-based compensation exception and the exemption of the chief financial officer under Section 162(m) were repealed for tax years beginning in 2018. As a result, compensation paid to our executive officers in excess of $1 million will not be deductible in future years, unless it is grandfathered by qualifying for transition relief applicable to certain arrangements that were in effect as of November 2, 2017 and are not materially modified thereafter.

As in prior years, while deductibility of executive compensation for federal income tax purposes is among the factors the Compensation Committee considers when structuring our executive compensation arrangements, it is not the sole or primary factor considered. We retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of the Company.

Accounting Treatment. Pursuant to the accounting standards under FASB Accounting Standards Codification Topic 718, we will be required to determine the grate date fair value of all share-based equity awards, including grants of share options, share appreciation rights, share awards, restricted share units and all other share-based awards under the 2018 Plan. The total compensation cost of such equity awards will be amortized and charged to our reported earnings over the vesting period.

Required Vote

Provided a quorum is present, the affirmative vote of holders of a majority of the votes cast in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the amendment of the 2018 Plan. Should such approval not be obtained, then the share reserve under the 2018 Plan will not be increased. However, awards will continue to be made under the 2018 Plan until the date all the common shares currently reserved for issuance thereunder have been issued or any earlier termination of the 2018 Plan.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS BELIEVES THAT PROPOSAL 3 IS IN OUR BEST INTERESTS AND IN THE BEST INTERESTS OF OUR SHAREHOLDERS AND RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT OF THE 2018 OMNIBUS INCENTIVE PLAN.

UNLESS OTHERWISE INDICATED THEREON, THE ACCOMPANYING PROXY WILL BE VOTED FOR APPROVAL OF THE AMENDMENT OF THE 2018 OMNIBUS INCENTIVE PLAN. YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT OF THE 2018 OMNIBUS INCENTIVE PLAN.

PROPOSAL NO.4:

APPROVAL OF AMENDMENT OF THE 2018 EMPLOYEE SHARE PURCHASE PLAN

We are asking our shareholders to approve an amendment of the Alpha & Omega Semiconductor Limited 2018 Employee Share Purchase Plan (the “Purchase Plan”), which would increase by 1,070,000 common shares the total number of common shares authorized for issuance under the Purchase Plan. If this proposal is approved by our shareholders, the total shares available for issuance under the Purchase Plan would increase from 1,430,000 common shares to 2,500,000 common shares. The share reserve may be adjusted as described in more detail in the section titled “Securities Subject to the Purchase Plan” below.

As of June 30, 2021, there were 431,185 common shares available for issuance under the Purchase Plan. Our Board of Directors believes that the currently available shares are insufficient to meet our future needs with respect to attracting, motivating and retaining employees in a competitive market for talent. Therefore, on August 12, 2021, our Board of Directors approved the increase in shares to be issued under the Purchase Plan from 1,430,000 common shares to 2,500,000 common shares, subject to shareholder approval at the Annual Meeting. In this regard, our Board of Directors believes that if this proposal is not approved, we may be at a disadvantage against our competitors for recruiting, retaining and motivating employees and we could be forced to increase cash compensation, thereby reducing resources available to meet our business needs.

We are asking our shareholders to approve the amendment of the Purchase Plan as required by the Internal Revenue Code.

Plan Background

Our Board of Directors adopted the Purchase Plan on October 3, 2018 and our shareholders approved the Purchase Plan on November 8, 2018 (the “Purchase Plan Effective Date”).

The Purchase Plan is designed to allow eligible employees of the Company and its participating parent and subsidiaries (whether now existing or subsequently established or acquired) to purchase common shares at designated intervals at a discount through their accumulated payroll deductions or other contributions.

The Purchase Plan is intended to qualify as an employee share purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (“Section 423”). Favorable tax treatment is available for United States tax residents participating in a Section 423 plan. The Purchase Plan also authorizes the grant of rights to purchase shares that do not qualify under Section 423 pursuant to offerings implemented by the plan administrator to achieve tax, securities law or other compliance requirements and objectives in particular locations outside of the United States.

The following is a summary of the principal features of the amended Purchase Plan. The summary, however, is not intended to be a complete description of the Purchase Plan and is qualified in its entirety by reference to the complete text of the Purchase Plan, filed with this Proxy Statement as Appendix B.

Administration

The Purchase Plan is administered by the Compensation Committee of the Board of Directors. Such committee, as plan administrator, has full authority to adopt administrative rules and procedures and to interpret the provisions of the Purchase Plan.

Securities Subject to the Purchase Plan

If this proposal is approved, the number of common shares reserved for issuance under the Purchase Plan will be 2,500,000 shares, subject to adjustments described below. The common shares issuable under the Purchase Plan may be made available from our authorized but unissued common shares or from common shares repurchased by the Company, including shares repurchased on the open market.

In the event any change is made to the common shares by reason of any share split, share dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction, extraordinary distribution (whether in cash, securities or other property) or other change affecting the outstanding common shares as a class without the our receipt of consideration, or should the value of the outstanding common shares be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, then equitable adjustments shall be made to (i) the maximum number and class of securities issuable under the Purchase Plan, (ii) the maximum number and class of securities purchasable per participant on any one Purchase Date, (iii) the maximum number and class of securities purchasable in total by all participants on any one Purchase Date and

(iv) the number and class of securities and the price per share in effect under each outstanding purchase right. The adjustments will be made in such manner as the plan administrator deems appropriate.

Offering Periods and Purchase Rights

Common shares are offered for purchase under the Purchase Plan through a series of successive offering periods which will be of such duration (not to exceed 27 months) as determined by the plan administrator. Unless otherwise specified by the plan administrator prior to the start of the applicable offering period, offering periods will commence on May 15 and November 15 (or if such dates are not trading days, then the first trading day immediately following such dates) and will be of a duration of approximately twenty-four (24) months. The initial offering period under the Purchase Plan commenced on November 15, 2018.

Each offering period will consist of one or more successive purchase intervals as determined by the plan administrator prior to the commencement of such offering period. Until such time as otherwise determined by the plan administrator, each offering period will be comprised of four (4) purchase intervals; purchase intervals will generally run from May 15 to November 14 each year and from November 15 each year to May 14 in the next year.

Should the fair market value per common share on any purchase date within an offering period be less than the fair market value per common share on the start date of that offering period, then the individuals participating in that offering period will, immediately after the purchase of our common share on their behalf on such purchase date, be transferred from that offering period and automatically enrolled in the new offering period commencing on the next business day following such purchase date, provided the fair market value per share on the start date of that new offering period is lower than the fair market value per common share on the start date of the offering period in which they were currently enrolled.

On the first day of each offering period, each participant will be granted a purchase right to acquire our common shares on the last day of the applicable purchase interval within the offering period, subject to certain limitations described below.

Eligibility and Participation

All employees of the Company or any participating parent or subsidiary corporation (whether any such corporation is currently a parent or subsidiary or subsequently acquired or is subsequently established at any time during the term of the Purchase Plan) will be eligible to participate in any offering period implemented under the Purchase Plan. The Purchase Plan currently provides that an employee of the Company or a participating parent or subsidiary who is employed on a basis under which he or she is regularly expected to work for more than twenty hours per week for more than five months per calendar year is eligible to participate in an offering period under the Purchase Plan. However, the plan administrator may waive one or both of the service requirements.

To participate in a particular offering period, an eligible employee must complete and file the requisite enrollment forms during the enrollment period for that offering period.

As of August 31, 2021, approximately 790 employees, including 4 executive officers, would have been eligible to participate in the Purchase Plan had it been in effect on such date.

Contributions and Stock Purchases

Each participant may authorize contributions in any multiple of one percent up to a maximum of fifteen percent (or such other limit established by the plan administrator) of the base salary or cash earnings (as established by the plan administrator for an offering period) paid to the participant for the offering period.

Participants contribute to the Purchase Plan through payroll deductions or, if permitted, through other means specified by the plan administrator. Currently, contributions are permitted only through payroll deductions.

The accumulated contributions will automatically be applied to the acquisition of common shares on each purchase date (generally May 14 or November 14 each year). Accordingly, on each purchase date, each participant’s contributions accumulated for the purchase interval ending on that purchase date will automatically be applied to the purchase of whole and fractional shares of common stock at the purchase price in effect for that purchase date. The first purchase under the Purchase Plan was May 14, 2019.

Purchase Price

The purchase price of the common shares acquired on each purchase date will not be less than eighty-five percent of the lower of the fair market value per share of the common shares on the first day of the offering period or the fair market value on the purchase date for that offering period.

The fair market value per common share on any particular date under the Purchase Plan is deemed to be equal to the closing selling price per share on such date on the NASDAQ Global Select Market (or if there is no closing price on such date, then the closing selling price per share on the last preceding date for which such quotation exists). On August 31, 2021, the fair market value of a common share determined on such basis was $29.05 per share.

Special Limitations

The Purchase Plan imposes certain limitations upon a participant’s rights to acquire common shares, including the following limitations:

•Purchase rights granted to a participant may not permit such individual to purchase more than $25,000 worth of our common shares (valued at the time each purchase right is granted) for each calendar year those purchase rights are outstanding at any time.

•Purchase rights may not be granted to any individual if such individual would, immediately after the grant, own or hold outstanding options or other rights to purchase, shares possessing five percent (5%) or more of the total combined voting power or value of all classes of our outstanding shares or the outstanding shares of any of the Company’s affiliates.

•No participant may purchase more than 875 common shares on any purchase date during any offering period and no more than 300,000 common shares may be purchased by all participants on any purchase date during any offering period (in each case subject to adjustment as indicated above).

The plan administrator will have the discretionary authority to increase or decrease the per participant and aggregate limitation as of the start date of any new offering period under the Purchase Plan, with the new limit to be in effect for that offering period. On August 12, 2021, the plan administrator approved an increase in the maximum number of common shares purchasable in total by all participants in the Purchase Plan on any one purchase date within the particular offering period from 200,000 shares to 300,000 shares.

Termination of Purchase Right

The participant may withdraw from the Purchase Plan at any time prior to the next scheduled purchase date, and his or her accumulated contributions for the offering period in which that withdrawal occurs will at the participant’s election, either be applied to the purchase of shares on the next scheduled purchase date or be refunded immediately.

The participant’s purchase right will immediately terminate upon his or her cessation of employment or loss of eligible employee status. Any contributions which the participant may have made for the offering period in which such cessation of employment or loss of eligibility occurs will be refunded.

Shareholder Rights

No participant will have any shareholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant’s behalf and the participant has become a holder of record of the purchased shares. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

Assignability

No purchase rights will be assignable or transferable by the participant, and the options will be exercisable only by the participant.

Change of Control

Should we be acquired by merger, or should there occur a sale of substantially all of our assets or of securities possessing more than fifty percent of the total combined voting power of our outstanding securities, or should there occur certain changes in the majority of our board of directors, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of such change in control. The purchase price for any abbreviated offering period will be based on the purchase price formula in effect for the offering period in which such change in control occurs.

The limitation on the maximum number of shares purchasable by each participant (but not the limitation on all participants in the aggregate) on any one purchase date will be applicable to any purchase date attributable to such change in control.

Share Pro-Ration

Should the total number of common shares to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Purchase Plan, then the plan administrator will make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the contributions of each participant, to the extent in excess of the aggregate purchase price payable for the common shares pro-rated to such individual, will be refunded.

Amendment and Termination

The Purchase Plan will terminate upon the earliest to occur of (i) the last business day in November 14, 2028, (ii) the date on which all shares available for issuance thereunder are sold pursuant to exercised purchase rights or (iii) the date on which all purchase rights are exercised in connection with a change in control or ownership, unless terminated earlier by the plan administrator.

The plan administrator may alter or amend the Purchase Plan at any time. In no event may the plan administrator effect either of the following amendments or revisions to the Purchase Plan without the approval of the shareholders: (i) increase the number of shares of the common stock issuable under the Purchase Plan, except for permissible adjustments in the event of certain changes in the Company’s capitalization or (ii) modify the class of corporations that may be designated for participation in the Purchase Plan.

New Plan Benefits

The amendment to the Purchase Plan will not become effective unless it is approved by the shareholders at the 2018 annual meeting and no purchase rights have been granted under the Purchase Plan that are contingent upon approval of this proposal by our shareholders at the Annual Meeting.

Summary of Federal Income Tax Consequences

The Purchase Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to the company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.

If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the offering period in which such shares were acquired or within one year after the purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and the company will be entitled to an income tax deduction, for the taxable year in which such sale or disposition occurs, equal in amount to such excess.

If the participant sells or disposes of the purchased shares more than two years after the start date of the offering period in which the shares were acquired and more than one year after the purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) fifteen percent (15%) of the fair market value of the shares on the start date of that offering period, and any additional gain upon the disposition will be taxed as a long-term capital gain. The company will not be entitled to an income tax deduction with respect to such sale or disposition.

If the participant still owns the purchased shares at the time of death, then the participant will recognize ordinary income at such time equal to the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) fifteen percent (15%) of the fair market value of the shares on the start date of the offering period in which those shares were acquired.

Foreign Taxation

The income tax consequences to participants in the Purchase Plan who are resident outside the U.S. will vary by country. Generally, those participants will be subject to taxation at the time the shares are purchased.

Summary of Accounting Treatment

Pursuant to Accounting Standards Codification Topic 718 of the Financial Accounting Standards Board, the grant date fair value of each option granted will be charged as a direct compensation expense to the Company’s reported earnings over the offering period to which that option pertains.

Required Vote

Provided a quorum is present, the affirmative vote of holders of a majority of the votes cast in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the amendment of the Purchase Plan. Should such approval not be obtained, then the share reserve under the Purchase Plan will not be increased. However, awards will continue to be made under the Purchase Plan until the date all the common shares currently reserved for issuance thereunder have been issued or any earlier termination of the Purchase Plan.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS BELIEVES THAT PROPOSAL 4 IS IN OUR BEST INTERESTS AND IN THE BEST INTERESTS OF OUR SHAREHOLDERS AND RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT OF THE PURCHASE PLAN.

UNLESS OTHERWISE INDICATED THEREON, THE ACCOMPANYING PROXY WILL BE VOTED FOR APPROVAL OF THE AMENDMENT OF THE PURCHASE PLAN. YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT OF THE PURCHASE PLAN.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

The following is a discussion and analysis of the compensation arrangements that were in effect for the fiscal year ended June 30, 2021 for the named executive officers identified in the Summary Compensation Table that follows. This discussion should be read together with that table and the other compensation tables and related disclosures that follow.

Fiscal Year 2021 Business and Financial Highlights

During the fiscal year ended June 30, 2021, the Company achieved several important financial, business and operational milestones at a time when the outlook for the Company at the beginning of the fiscal year was highly uncertain due to the impact of the COVID-19 pandemic. At the outset of the pandemic in early calendar year 2020, the Company’s business operations were negatively affected by the resulting economic downturn, as governmental jurisdictions imposed “stay-at-home” orders, quarantines, travel bans and similar restrictions that substantially reduced economic activities around the world. During such restriction period, the Company experienced a sharp decline in the demand for its products, as customers reduced orders in response to a slowdown in consumer spending. However, as the pandemic continued, market demand for certain consumer products increased significantly and shifting market conditions presented new opportunities for companies in the semiconductor industries. The Company quickly recognized this trend and executed several critical strategies to take advantage of such opportunity, which included continuing manufacturing operations in China and U.S. to ensure sufficient capacity; adjusting sales strategies to focus on demand of high value customers; working closely with new and existing customers and suppliers to ensure uninterrupted service; and developing new products and technologies that provided a competitive edge. These efforts have resulted in a rapid expansion of the Company’s business, which allowed the Company to gain new customers and increase shipments. In particular, the Company achieved the following milestones during the fiscal year:

•Record high annual revenue of $656.9 million, which represented a 41.3% year-over-year growth;

•Successfully surpassed the target of $600 million annual revenue for calendar year 2021 ahead of schedule;
•Developed 160 new products and continued the diversification strategy by penetrating into new brand-name customers and expanding the serviceable available market;

•Reached targeted production of assembly and testing at the JV Company and continued to ramp up Phase I activities at the 12-in fab to provide uninterrupted manufacturing capacity at a time of global capacity shortage.

Fiscal Year 2021 Compensation Highlights

Our executive compensation determinations for fiscal year 2021 were significantly influenced by the COVID-19 pandemic, the evolving impact of the pandemic on our business and operations and the Company’s response to the resulting challenges and opportunities. In particular, from the outset of the pandemic and during the early part of the fiscal year, the Compensation Committee determined there would be no base salary merit increases for executives for fiscal year 2021. Therefore, all named executive officer base salaries initially remained unchanged from fiscal year 2020; the base salaries of our named executive officers were adjusted for fiscal year 2022 (with the revised base salaries for two of our named executive officers becoming effective in March 2021).

The Compensation Committee also delayed adoption of the calendar year 2020 executive incentive bonus plan until August 12, 2020 to allow more time to review, assess and respond to the impact of the COVID-19 pandemic. Under the 2020 bonus plan as so adopted, the target bonus opportunity was reduced by 75% compared to the 2019 bonus plan and payout was capped at levels significantly lower than under the 2019 plan. In light of the extraordinary business and financial results achieved by the Company under the circumstances, which was largely due to the efforts and services of the Company’s executive officers and management team, the Compensation Committee awarded discretionary bonuses to the named executive officers that resulted in a total bonus payout for the year equal to the target levels under the 2019 bonus plan.

Changes in the Company’s fiscal year 2021 executive compensation program were made by the Compensation Committee to provide an appropriate balance between accounting for the uncertainty of the impact of COVID-19 on the Company’s business and operations, while motivating our executives to provide leadership and strategic oversight through the fiscal year and in recognition of their contribution to the extraordinary results.

Compensation Philosophy and Objectives

Our philosophy is to provide our named executive officers with compensation that will motivate and retain them, provide them with meaningful incentives to achieve and exceed short-term and long-term corporate objectives set by our Compensation Committee, and align their long-term interests with those of our shareholders.

Based on this philosophy, the compensation programs for our named executive officers are designed to achieve the following primary objectives:

•establish a compensation structure that is competitive enough to attract, retain and motivate outstanding executive talent;

•ensure that any cash incentive compensation programs for our named executive officers are aligned with our corporate strategies and business objectives by tying the potential payouts under such programs to the achievement of key strategic, financial and operational goals; and

•utilize long-term equity awards to further link pay to performance, align interests between our named executive officers and shareholders and promote retention.
Executive Compensation Practices
We strive to maintain sound governance standards and compensation practices and have incorporated many best practices into our 2021 compensation programs, including the following:

WHAT WE DO
Use performance-based annual and long-term incentives to align our executive pay with performance	Maintain a clawback policy
Make payouts under our annual bonus plan only if threshold Company performance is met	Hold an annual “say-on-pay” advisory vote
Use multi-year vesting periods for our equity awards	Maintain a share ownership guidelines for our executive officers and Board members
Set challenging performance objectives for our performance-based equity awards and annual bonus	Maintain an independent compensation committee
Include caps on individual payouts in short- and long-term incentive plans

WHAT WE DON’T DO
X Offer contracts with multi-year guaranteed salary or bonus increases	X Offer guaranteed retirement benefits or non-qualified deferred compensation plans
X Provide tax gross-ups	X Provide excessive perquisites
X Time the release of material non-public information to affect the value of executive compensation

Impact of 2020 Say-on-Pay Vote

Each year, our Compensation Committee considers the outcome of the annual shareholder advisory vote when making decisions relating to the compensation of our named executive officers and our executive compensation programs and policies. We held our last vote in 2020 and approximately 85.5% of the total votes cast on such proposal were in favor of the compensation of the named executive officers, as that compensation was disclosed in the Compensation Discussion and Analysis and the various compensation tables and narrative that appeared in the Company’s proxy statement dated September 28, 2020. Based on that high level of shareholder approval, the Compensation Committee decided not to make any material changes to the Company’s compensation philosophies, policies and practices for the fiscal year 2021 compensation of the named executive officers.

The Compensation Committee will continue to take into account future shareholder advisory votes on executive compensation and other relevant market developments affecting executive officer compensation in order to determine whether any subsequent changes to the Company’s executive compensation programs and policies would be warranted to reflect any shareholder concerns reflected in those advisory votes or to address market developments.

Compensation Decision-Making Process

The Compensation Committee meets on a regular schedule throughout the year to manage our compensation programs.  The Compensation Committee reviews the principal components of compensation for our executive officers on an annual basis, typically at its first meeting in the calendar year.  As part of that review process, the Compensation Committee reviews and may adjust the base salaries of our named executive officers.  The Compensation Committee also establishes the cash bonus plan for the year and determines the cash bonuses payable to our named executive officers for the preceding year based on achievement of the pre-specified performance goals for that prior year and grants equity awards to our named executive officers to ensure their interests are aligned with shareholders and for retention.

In setting executive compensation, the Compensation Committee takes into account a number of factors, including the nature and scope of the named executive officer's responsibilities, his or her individual performance level and contribution to the achievement of our corporate objectives, the experience level of the executive, the recommendations of our Chief Executive Officer for each individual's compensation package (other than his own) and the compensation trends in the industry.

Role of Compensation Consultant

The Compensation Committee retained Compensia to advise the committee on the compensation for executive officers and other senior officers for fiscal year 2021. Each year, Compensia assists the Compensation Committee to develop a peer group that represents companies that are comparable in business and/or size to the Company. The peer group is used primarily in connection with a review of competitive compensation for our chief executive officer and chief financial officer. Compensia also provides Radford survey data for companies with revenues comparable to the Company for all officers. In November 2020, Compensia proposed and the Compensation Committee accepted a revised peer group of companies to include three additional companies that, together with the prior peer group, would more accurately reflect companies with which the Company competes for talent. The revised peer group was comprised of the following companies:

Ambarella	Lattice Semiconductor	Power Integrations
Diodes	M/A-COM Technology Solution	Semtech
DSP Group	Magnachip Semiconductor	SMART Global Holdings
First Sensor AG	Maxlinear Systems
Impinj	Monolithic Power
Inphi	NeoPhotonics

In January 2021, Compensia provided the Compensation Committee with compensation data based on the peer group companies for our chief executive officer and our chief financial officer. With respect to all officers, Compensia provided Radford survey data for companies with revenues in the range of $200 million to $1 billion. Compensia also provided an analysis with respect to market positioning and the cost to bring the compensation of our executive officers to various levels of market. A similar report was provided in 2020.

Our Compensation Committee reviewed and considered the 2020 Compensia report and analysis in connection with establishing base salary and bonus potential for fiscal year 2021 and the 2021 Compensia report and analysis in connection with establishing equity awards for fiscal year 2021 but in both cases relied on its own judgment and experience in establishing and adjusting executive compensation for fiscal year 2021.

For a discussion of the specific responsibilities of our Compensation Committee, see "Board of Directors and Committees of the Board - Committees of the Board of Directors - Compensation Committee” above.

Role of Management

Our Chief Executive Officer, with input from our Vice President of Human Resources, provides our Compensation Committee with his recommendations as to the base salary, cash bonus potential and long-term equity incentive award for each of our named executive officers other than himself based on that officer's level of responsibility, individual performance and contribution to the attainment of our strategic corporate objectives and market data. Our Compensation Committee takes the Chief Executive Officer's recommendations into consideration in setting named executive officer compensation, but retains complete discretionary authority to make all compensation-related decisions for our named executive officers. Our Compensation Committee makes its compensation decisions with respect to the Chief Executive Officer on the basis of relevant market data furnished by Compensia and its subjective assessment of his individual performance and contributions to our overall corporate performance. Any decisions regarding our Chief Executive Officer's compensation are made without him present.

Compensation Structure

Elements of Compensation

We utilize three main components in structuring compensation programs for our named executive officers:

•Base salary, which is the only fixed compensation element in our executive compensation program and is primarily used to recruit and retain executive talent and provide an element of economic security from year to year;

•Performance-based cash bonuses that are primarily designed to reward achievement of short-term financial and operational goals; and

•Equity incentive awards designed to ensure long-term retention of our executive talent and align their interests with those of our shareholders.

We further align the interests of our executives and those of our shareholders and the long-term interests of the Company through our stock ownership requirements.

We view each component of compensation as related but distinct. It is the practice of our Compensation Committee to allocate a substantial portion of each named executive officer's total compensation to performance and long-term incentive compensation as a result of the philosophy described above. There is no pre-established policy for the allocation of compensation between cash and non-cash components or between short-term and long-term components, and there are no pre-established ratios between the compensation of our Chief Executive Officer and that of the other named executive officers. Instead, our Compensation Committee determines the compensation of each named executive officer based on its review of the market data provided by Compensia, its subjective analysis of that individual's performance and contribution to our financial performance and the other factors identified in the Compensation Decision-Making Process section above to determine the appropriate level and balance of total compensation.  We believe that this approach allows us to tailor compensation for each named executive officer to attract, retain and motivate that executive officer within the parameters of our compensation philosophy.

Base Salaries

Base salaries are set at levels that are intended to recognize the experience, skills, knowledge and responsibilities required of all our named executive officers.  Each named executive officer's base salary level is typically reviewed on an annual basis and adjustments may be made to the individual's base salary on the basis of his or her level of performance, the overall performance of the Company and the various compensation trends in our industry.

In light of the uncertainty associated with the COVID-19 pandemic, the Compensation Committee determined prior to and during the early part of the fiscal year that there would be no base salary merit increases for executives for fiscal year 2021. Therefore, all named executive officer base salaries remained unchanged from fiscal year 2020 except that the base salaries for Messrs. Chang and Xue were adjusted effective March 1, 2021 in connection with a review of the market compensation in determining fiscal year 2022 compensation for our named executive officers.

The base salaries for the named executive officers effective July 1, 2020 were as follows:

Named Executive Officer	Annual Base Salary
Mike F. Chang	$467,352
Stephen C. Chang**	$295,000
Yifan Liang	$340,000
Yueh-Se Ho*	$340,000
Bing Xue**	$295,000

* Dr. Ho retired as the Chief Operating Officer of the Company effective as of January 1, 2021 and has continued to serve as a non-employee member of the Board; he received his base salary at the indicated rate through December 31, 2020. In addition, he received an annual retainer of $20,000 under the Non-Employee Director Compensation Policy (pro rated for his period of service as a non-employee Board member commencing January 1, 2021).

** The base salaries for Messrs. Chang and Xue were increased to $351,000 and $327,000, respectively, in March 2021.

Performance-Based Bonuses

Our named executive officers are eligible to receive a bonus under our annual Executive Incentive Plan.  Each year, our Compensation Committee establishes the performance objectives to be attained and the target bonuses payable based on the level of attainment of the specified goals.  The bonus is determined on a calendar year basis with performance goals based on the Company’s annual operating plan which is established on a calendar year basis.

The Compensation Committee delayed adoption of the calendar year 2020 Executive Incentive Plan until August 12, 2020 to allow for the impact of the COVID-19 pandemic to be more fully understood. Under the 2020 plan, the Compensation Committee reduced the target opportunity by 75% compared to the 2019 plan and capped the payout at 50% of the target opportunity under the 2019 plan so that the actual amount of the award earned by an executive officer would range from 25% to 50% of annual base salary for our chief executive officer and from 15% to 30% of annual base salary for our other executive officers depending on the level of attainment of the performance goals. Under the 2019 plan, the bonus opportunity ranged from 100% of base salary (at target performance) to 220% of base salary (at maximum performance) for our chief executive officer and from 60% of base salary to 132% of base salary for our other executive officers. The aggregate amount of the award under the 2020 plan was to be determined based on the level of attainment of a non-GAAP earnings per share ("EPS") goal ranging from $0.90 at target bonus and $1.00 at maximum bonus and a revenue goal ranging from of $490 million at target bonus and $500 million at maximum bonus. The specified target amount of each of the EPS and revenue goals had to be achieved before payment of an award under the plan was earned. The Compensation Committee approved a lower range of payout targets and performance goals due to the high degree of uncertainty in the projected business operations and financial performance of the Company due to the impact of the COVID-19 pandemic.

The Compensation Committee believes that the EPS and revenue goals are the appropriate criteria for our performance- based compensation because they focus our executives on key goals for the success of our business. The revenue goal relates to the importance of growing the Company’s total revenues which is an important measure of success in our competitive industry and is helpful in showing the marketplace that our business has the size and scale required to serve large customers. The EPS goal ties to our corporate emphasis on increasing shareholder value through the improvement of the Company’s earnings per share. For these reasons, the same criteria are used for our performance-based restricted stock unit awards which have a 4-year service requirement for vesting thus requiring sustained performance to achieve meaningful value from the awards and providing more retention value.

The actual aggregate amount of the award earned by a named executive officer for the year ranged from $0 to the maximum amount established for that officer (as a percentage of base salary at the time of payment as specified above) depending on the level of attainment of the performance goals. The amount of any earned bonus award was payable in cash and/or our common shares as determined by the Compensation Committee.

Based on the actual performance results of non-GAAP EPS of $1.60 and revenue of $539.6 million for calendar year 2020, the Compensation Committee determined that bonuses at maximum payout were earned for calendar year 2020 and were paid in March 2021 in cash in the following amounts:

Named Executive Officer	Performance Bonus Amount
Mike F. Chang	$233,676
Stephen C. Chang	$88,500
Yifan Liang	$102,000
Yueh-Se Ho	$102,000
Bing Xue	$88,500

Discretionary Bonus

In February 2021, the Compensation Committee approved discretionary cash bonuses for the named executive officers in the dollar amounts set forth below. In approving these bonuses, the Compensation Committee took into account the significantly reduced bonus opportunity under the 2020 Executive Incentive Plan, the extraordinary financial performance and business accomplishment of the Company under very difficult circumstances and the significant contribution to those results by our executive officers. The Compensation Committee also determined that it was necessary to provide appropriate compensation to the executive officers as a retention tool. The total amount of the earned performance-based bonus set forth above plus the discretionary bonus puts the named executive officers at what would have been their annual respective target bonuses under the 2019 bonus plan (which provided for higher than target bonuses based on level of attainment of higher than specified target performance goals as described above). Accordingly, even with the discretionary bonuses, the executive officers did not receive an aggregate bonus above what would have been target under the pre-pandemic plan.

Named Executive Officer	Discretionary Bonus Amount
Mike F. Chang	$233,676
Stephen C. Chang	$88,500
Yifan Liang	$102,000
Yueh-Se Ho	$102,000
Bing Xue	$88,500

Equity Incentive Awards

Our equity award program is the primary vehicle for offering long-term incentives to our named executive officers and providing an inducement for long-term retention. Equity compensation represents a significant component of the total compensation package we provide to each of our named executive officers.  We believe this weighting is appropriate because it aligns the interests of our named executive officers with those of our shareholders and focuses their attention on the creation of shareholder value in the form of stock price appreciation. The Compensation Committee may use both stock options and restricted stock units as part of the Company’s long-term incentive program for named executive officers although in recent years, only restricted stock units have been awarded to the named executive officers. The Company believes that there are several advantages of using restricted stock units including ongoing concerns over the dilutive effect of option grants on the Company’s outstanding shares, the Company’s desire to have a more direct correlation between the compensation expense it must record for financial accounting purposes and the actual value delivered to executive officers, and the fact that the incentive and retention value of a restricted stock unit award is less affected by market volatility than stock options.

Starting with fiscal year 2017, the Compensation Committee introduced performance-based restricted stock units that vest based on the level of attainment of Company performance goals.  The Compensation Committee believes that including performance-based restricted stock units as part of our equity-based compensation program strengthens focus on the Company’s financial performance and shareholder value creation and in 2018 significantly increased the relative portion of executive officers’ equity awards granted in the form of performance-based restricted stock units. In 2019, the Compensation Committee added market performance restricted stock units that vest based on our long-term stock price performance with a multiplier based on revenue growth and therefore further focus our executives on long-term stock price appreciation.

Our Compensation Committee reviews our equity compensation program annually and may, at its discretion, grant additional equity awards to existing named executive officers consistent with our named executive officer compensation objectives.  In determining the size of those additional grants, our Compensation Committee typically takes into account the recommendations of our Chief Executive Officer, data provided by (and recommendation of) Compensia and its own subjective assessment of the named executive officer’s performance and the retention value of his or her existing equity awards.

Any stock options granted to our employees, including executive officers, and to our directors are granted with a per share exercise price equal to the closing price of our common shares on the date of grant as reported on the NASDAQ Global Select Market.

A subcommittee comprised of our Chief Executive Officer and Chief Financial Officer is authorized to grant options and restricted stock unit awards to newly-hired employees, other than executive officers, within prescribed limits specified by position and location of the employee pursuant to authority delegated to the subcommittee by the Board of Directors.  These grants are generally made on the 15th day of each month.

The awards granted to our named executive officers in fiscal year 2021 and previously granted awards that vested in fiscal year 2021 are summarized below. For more information concerning the awards we granted to our named executive officers in 2021, please see “Grants of Plan-Based Awards 2021” below.

March 2021 Grants: On February 25, 2021, the Compensation Committee authorized, effective as of March 15, 2021, the grant of restricted stock units to each of our named executive officers for the number of our common shares allocated between time-based restricted stock units and performance-based restricted stock units as indicated below.

Named Executive Officer	Time-Based Restricted Stock Units (Shares)	Performance -Based Restricted Stock Unit (Target Shares)
Mike F. Chang	70,000	70,000

Stephen C. Chang	17,500	17,500

Yifan Liang	17,500	17,500

Yueh-Se Ho*	—	—

Bing Xue	15,000	15,000

*Dr. Ho retired as the Chief Operating Officer of the Company effective as of January 1, 2021 and has continued to serve as a non-employee member of the Board. He did not receive any equity awards for fiscal year 2021 as an executive officer; however, he received a restricted share unit award covering 2,707 shares as discussed in the section titled "Compensation of Non-Employee Directors" above.

Each time-based restricted stock unit entitles the holder to receive one common share following vesting. Each such award will vest with respect to 25% of the units annually upon the participant’s completion of each year of service over the four-year period measured from March 15, 2021. Each performance-based restricted stock unit award will vest based on the level of attainment of specified non-GAAP earnings per share and revenue goals over the period January 1, 2021 to December 31, 2021 and the participant’s continued service over a four-year period measured from March 15, 2021.

Vesting of March 2020 Grants: On February 27, 2020, the Compensation Committee authorized, effective as of March 16, 2020, the grant of restricted stock units to each of our named executive officers for the number of our common shares allocated between time-based restricted stock units and performance-based restricted stock units as indicated below.

Named Executive Officer	Time-Based Restricted Stock Units (Shares)	Performance -Based Restricted Stock Unit (Target Shares)
Mike F. Chang	70,000	70,000

Stephen C. Chang	12,000	12,000

Yifan Liang	17,500	17,500

Yueh-Se Ho	17,500	17,500

Bing Xue	12,000	12,000

Each time-based restricted stock unit entitles the holder to receive one common share following vesting. Each such award vests with respect to 25% of the units annually upon the participant’s completion of each year of service over the four-year period measured from March 15, 2020. Accordingly, the time-based award vested with respect to 25% of the units on March 15, 2021.

Each performance-based restricted stock unit award was to vest based on the level of attainment of specified non-GAAP earnings per share and revenue goals over the period January 1, 2020 to December 31, 2020 and the participant’s continued service over a four-year period measured from March 15, 2020. The applicable performance conditions were (i) non-GAAP earnings per share of at least $0.49 per share as the qualifying criterion which if not met would let to the award vesting at 0% (regardless of level of attainment of revenues) and (ii) increase in the Company’s revenue over the threshold revenue of $460 million up to a maximum revenue of $480 million with a range of payout based on actual increase in revenue and earnings per share. In February 2021, based on revenue and non-GAAP earnings per share for the performance period of $539.6 million and of $1.60 per share, respectively, the Compensation Committee determined that the performance-based restricted stock unit awards were earned at target. Accordingly, 25% of the target units subject to the awards vested on March 15, 2021.

Termination and Change in Control Benefits

We have previously entered into an employment agreement with our Chief Executive Officer which sets forth certain terms and conditions governing his period of continued employment with us including certain benefits to which he would become entitled were his employment to be terminated involuntarily. In addition, we have previously entered into retention agreements with Mr. Liang and Dr. Ho pursuant to which such officers were entitled to certain severance benefits upon an involuntary termination of employment. The employment agreement with our Chief Executive Officer was amended effective May 6, 2021 to include payment of 200% of his target bonus in his severance benefits in the event of certain involuntary terminations following a change in control. We also entered into a new retention agreement with each of Messrs. Liang, Stephen Chang and Xue effective May 6, 2021. The new agreements include payment of 50% of target bonus (in addition to the continued salary and health care benefits under the prior agreements) and full acceleration of equity awards (instead of 12 months of accelerated vesting under the prior agreements) in the event of certain involuntary terminations following a change in control. The amended and revised agreements were based on recommendations by Compensia and are intended to bring the severance benefits closer to market. Dr. Ho is not eligible to receive benefits under his retention agreement following his resignation. The amended employment agreement and new retention agreements are summarized below in the section of this proxy entitled “Agreements Regarding Employment, Change in Control and Termination of Employment”.

Pursuant to his amended employment agreement, Dr. Mike Chang's severance will depend upon whether the involuntary termination occurs in connection with a change in control. If his employment is terminated by the Company (without cause) or he resigns for good reason within 12 months following a change in control, Dr. Mike Chang will be entitled to (i) continued payment of base salary for a period of 24 months, (ii) 200% of his target bonus for the year of termination payable in 24 installments at the same time as continued base salary payments, (iii) health care coverage for a period of 24 months and (iv) full vesting acceleration of his outstanding equity awards. In the case of such involuntary termination other than during the 12 months following a change in control, he will be entitled to continued payment of base salary and health care coverage for a period of 12 months and no accelerated vesting of his outstanding unvested equity awards.

Under the new retention agreements, the named executive officer's severance will depend upon whether the involuntary termination occurs in connection with a change in control. If such officer's employment is terminated by the Company (without cause) or he resigns for good reason within 12 months following a change in control, he will be entitled to (i) continued payment of base salary for a period of 6 months, (ii) 50% of his target bonus for the year of termination payable in 6 installments at the same time as continued base salary payments, (iii) health care coverage for a period of 6 months and (iv) full vesting acceleration of his outstanding equity awards. In the case of such involuntary termination other than during the 12 months following a change in control, he will be entitled to continued payment of base salary and health care coverage for a period of 6 months and no accelerated vesting of his outstanding unvested equity awards.

The severance benefits that we have provided in connection with a change in control situation are designed to serve two primary purposes: (i) encourage our named executive officers to remain our employee in the event of an actual or potential change in control transaction and (ii) align the interests of the named executive officers with those of the shareholders by enabling the named executive officers to consider acquisition transactions that are in the best interests of the shareholders and provide opportunities for the creation of substantial shareholder value without undue concern over whether those transactions may jeopardize their employment or their existing compensation arrangements.  Our Compensation Committee also believes that the severance benefits payable on an involuntary termination in the absence of a change in ownership serve as an important recruitment and retention tool that allows us to remain competitive in attracting and retaining executive talent.

Pursuant to the terms of our equity plans, outstanding options and time-based restricted stock units awards held by our named executive officers and our other employees will accelerate upon a change in control unless those options or awards are assumed, replaced or otherwise continued by the acquiring entity. The performance-based restricted stock units awards (other than the market performance restricted share units) will convert into the right to receive 50% of the target number of shares or the actual number of shares based on level of attainment of performance goals depending on when the change in control occurs and will be paid out at the time of accelerated upon the change in control unless those awards are assumed, replaced or otherwise continued by the acquiring entity. If a change in control occurs during the MSU Performance Period, then the number of performance qualified shares under the market performance restricted share units will be determined at the time of the change in control based on performance to date (but without regard to the revenue attainment if the change in control occurs prior to April 1, 2021) and then will be paid out at the time of the change in control unless the awards are assumed, replaced or otherwise continued by the acquiring entity. If a change in control occurs after completion of the MSU Performance Period, the performance qualified shares will be paid out at the time of the change in control unless those awards are assumed, replaced or otherwise continued by the acquiring entity, Any awards that are assumed, replaced or otherwise continued will continue to vest over the service period for the award subject to accelerated vesting of the market performance stock unit awards upon the executive officer’s involuntary termination within 18 months following the change in control. The Compensation Committee believes that accelerated vesting under such a limited circumstance is appropriate because it protects a significant component of the named executive officer's total compensation in the event those options and awards would otherwise terminate in the acquisition or upon a subsequent involuntary termination and allows our named executive officers to remain focused on the Company's business without undue concern over this significant component of their compensation package should the Company become an acquisition target in a transaction in which the outstanding equity awards would not be assumed or replaced or following which the named executive officer may be terminated.

Our severance and change of control provisions for the named executive officers are discussed in more detail in "Potential Payments upon Termination or Change in Control" below.

Benefits and Other Compensation

We maintain broad-based employee benefit plans, which are provided to all eligible employees, including our named executive officers.  These plans provide group medical and dental coverage, life insurance, disability insurance, flexible spending accounts and a 401(k) savings program for our employees based in the United States.  We also offer bonuses for patented inventions, authoring technical articles and making technical presentations at major symposiums; our named executive officers are eligible to receive bonuses under these programs on the same basis as our other employees.

We believe these benefits are consistent with the benefits offered by companies with which we compete for employees and are necessary to attract and retain qualified employees.

Perquisites

We believe that cash and equity compensation are the key components needed to attract and retain our executive management.  As a result, we do not provide any substantial perquisites to our named executive officers.

Stock Ownership Guidelines

We have adopted stock ownership guidelines for our executive officers and the non-employee members of our Board of Directors. Under these guidelines, each executive officer is required to own shares with a value equal to a specified multiple of his or her annual base salary and each non-employee member of our Board of Directors is required to own shares with a value equal to a specified multiple of his or her annual cash retainer for services on the Board and standing committees of the Board as follows:

Position	Specified Multiple

Chief Executive Officer	Three times base salary

Other Executive Officer	One times base salary

Board Member	Three times annual retainer

Shares that count towards satisfaction of the guidelines include shares beneficially owned by the individual or immediate family members, shares held in trust for the benefit of the individual or immediate family members and deferred shares subject to vested restricted stock units or performance share units and other vested equity awards. Unvested restricted stock units, unvested performance units or restricted shares, and unexercised stock options do not count towards satisfaction of the guidelines.

Our executive officers and the non-employee members of our Board of Directors are required to meet these ownership requirements within five years of the later of (1) May 3, 2018 (the date of adoption of the guidelines) or (2) becoming an executive officer or non-employee member of our Board of Directors, as applicable. The Compensation Committee believes that this stock ownership aligns the financial interests of our executive officers with those of our shareholders.

The following table shows each named executive officer's and each Board member’s share ownership as of June 30, 2021:

	Share Ownership ($) (1)	Share Ownership Guideline ($) (2)
Named Executive:
Mike F. Chang	124,639,297	1,402,056
Stephen C. Chang	7,005,169	351,000
Yueh-Se Ho (3)	5,584,436	230,000
Yifan Liang	3,038,240	340,000
Bing Xue	544,406	327,000

Board Members:
Lucas S. Chang	614,030	157,500
Claudia Chen	329,640	171,000
King Owyang	1,237,694	187,500
Michael L. Pfeiffer	1,237,694	195,000
Michael J. Salameh	1,859,473	246,000

(1) This amount is calculated by multiplying (i) the sum of the Company’s common shares actually owned by (ii) $30.39, the closing selling price of the common shares on June 30, 2021.

(2) This amount is equal to three times the base salary in effect for Mr. Mike Chang for the 2021 fiscal year, one times the base salary in effect for the other named executive officers for such year and three times the annual retainer for the non-employee Board members for such year.

(3) Dr. Ho retired as our Chief Operating Officer effective as of January 1, 2021 and continued to serve as a non-employee director for the remainder of the fiscal year. Because he served as an executive officer for half of the fiscal year and a non-employee director for the other half of the fiscal year, we calculated his amount of s ownership requirement by adding (i) 50% of the amount calculated by applying the formula for executive officers and (ii) 50% of the amount calculated by applying the formula for non-employee directors, under the guidelines.

Clawback Policy

We have adopted the Executive Compensation Clawback Policy which applies to all equity and/or cash incentive plans, and allows the Company to recover incentive compensation from current or former executive officers in the event that a financial statement used as the basis of calculating awards under an incentive plan is required to be restated and the covered individual engaged in intentional misconduct which materially contributed to the need for such restatement. The clawback will apply to incentive compensation that was awarded, vested and/or paid during the three-year period prior to the date the

Company is required to prepare the restatement with the amount of the clawback to be calculated as the portion of incentive compensation which exceeds what would have been paid with the restatement.

Risk Assessment

The Compensation Committee believes the various components of the total compensation package of our named executive officers, as discussed above, are appropriately balanced so as to avoid any excessive risk taking by such individuals. Factors considered by the Compensation Committee include:

•Our executive compensation program reflects an appropriate mix of compensation elements and balances annual and long-term performance objectives and cash and equity compensation.
•A significant portion of our executive compensation program is performance-based and aligned with the long-term interests of our shareholders.
•We use a combination of performance metrics that are consistent with our business objectives and correlate to long-term shareholder value.
•Our performance goals are set at levels that we believe are reasonable in light of past performance and market conditions.
•Long-term equity awards tied to the market price of our common shares represent a significant component of executive officer compensation and promote a commonality of interest between the executive officers and our shareholders in increasing shareholder value.
•The use of restricted stock units which provide varying levels of compensation as the market price of the Company’s common shares fluctuates over time mitigates the potential risk that stock options pose in encouraging risk taking in the short term and are less likely to contribute to excessive risk taking.  Furthermore, our equity awards are comprised of time-based and performance-based awards that vest, if at all, over a period of years, and that vesting element encourages the award recipients to focus on sustaining our long-term performance.
•Under the annual executive incentive bonus program, an individual target bonus amount is established for each named executive officer at each level of potential goal attainment.  Accordingly, at all levels of performance goal attainment, there are limits in place for the potential bonus payout.  In addition, a maximum bonus amount is established for each participant such that no participant may earn more than a fixed percentage of his base salary.
•Our share ownership guidelines require our named executive officers to hold a significant level of our common shares so that each executive has personal wealth tied to the long-term success of the company and is thereby aligned with shareholders’ interest.

Accordingly, our overall compensation structure is not overly-weighted toward short-term incentives, and the Compensation Committee has taken what it believes are reasonable steps to protect against the potential of disproportionately large short-term incentives that might encourage excessive risk taking.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally places a $1 million limit on the amount of compensation a publicly held company can deduct in any tax year on compensation paid to “covered employees.” Prior to the passage of the 2017 Tax Cuts and Jobs Act, performance-based compensation paid to our “covered employees,”, was generally excluded from this $1 million deduction limit. As a result of changes in the tax law, this previously-available exclusion for performance-based compensation is generally no longer available after 2018. While the Compensation Committee considers tax deductibility as one of many factors in determining executive compensation, it may continue to provide one or more named executive officers with the opportunity to earn incentive compensation, whether through cash incentive programs or equity incentive programs, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code.

Summary Compensation Table

The following table provides information regarding the compensation paid during our fiscal year ended June 30, 2021 to our principal executive officer, the individual who served as our principal financial officer, our two other executive officers with aggregate compensation in excess of $100,000, and one other individual who was serving as an executive officer during fiscal year 2021 with aggregate compensation in excess of $100,000.  We refer to these individuals as our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Mike F. Chang	2021	467,352	233,676	5,077,800	233,676	2,704	6,015,208
Chairman of the Board and Chief Executive Officer	2020	467,090	—	1,030,400	—	2,861	1,500,351
	2019	453,486	—	2,774,398	732,338	3,759	3,963,981

Stephen C. Chang	2021	312,230	88,500	1,269,450	88,500	4,324	1,763,004
President (5)	2020	284,389	—	176,640	—	3,101	464,130
	—	—	—	—	—	—	—

Yifan Liang	2021	340,000	102,000	1,269,450	102,000	4,204	1,817,654
Chief Financial Officer and Corporate Secretary	2020	339,642	—	257,600	—	2,861	600,103
	2019	321,180	—	987,389	323,605	2,230	1,634,404

Yueh-Se Ho	2021	242,308	102,000	92,038	102,000	4,891	543,237
Director and Chief Operating Officer (6)	2020	339,432	—	257,600	—	4,261	601,293
	2019	310,279	—	982,960	312,632	4,634	1,610,505

Bing Xue	2021	305,981	88,500	1,088,100	88,500	6,304	1,577,385
Executive Vice President of Worldwide Sales and Business Development (5)	2020	284,389	—	176,640	—	7,228	468,257
	—	—	—	—	—	—	—

(1)	Represents the portion of the annual cash incentive compensation paid at the discretion of the Compensation Committee based on the strong financial performance and business accomplishments of the Company and the reduced bonus opportunity under the performance-based bonus plan for fiscal year 2021. The amount of the cash incentive compensation payable based on attainment of the corporate performance goals is reported in the Non-Equity Incentive Compensation column.

(2)	The dollar value shown represents the grant date fair value of the award determined in accordance with FASB ASC Topic 718 without taking into account any estimated forfeitures related to service vesting conditions. For assumptions used in determining such grant date fair value, see Note 8 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2021, as filed with the Securities Exchange Commission on August 30, 2021. For time-based restricted stock unit awards, the grant date fair value was determined using the closing share price of the Company’s common shares on the date of grant. For the performance-based restricted stock unit awards, the grant-date fair value is calculated based on the probable outcome of the attainment of the respective pre-established performance objectives as of the grant date at target attainment (which is the maximum level of attainment). The performance-based restricted stock unit awards were forfeited without any payment as a result of failure to attain the threshold performance objectives.

(3)	With respect to 2021, amounts reported reflect the amount of the bonus earned under the annual performance-based bonus program plan. No bonuses were earned for fiscal year 2020 as a result of failure to attain the threshold performance objectives. With respect to fiscal year 2019, a portion of the bonus was paid in cash and a portion was paid in our common shares based on the $10.91 closing price per share on February 27,

(4)	Amounts reported represent bonuses paid under our inventions, publication and long service bonus program, and other de minimus compensation.

(5)	Messrs. Chang and Xue were appointed executive officer effective October 2019. Reported amounts for fiscal year 2020 reflect compensation for the entire fiscal year 2020.

(6)
Dr. Ho retired as the Company’s Chief Operating Officer effective January 1, 2021. He continues to serve a member of the Board of Directors and received a pro-rated retainer of $20,000 and a pro-rated award of restricted share units with a grant date fair value of $92,038 covering 2,707 shares in his capacity as a non-employee Board member (as more fully described in the section titled “Director Compensation for Fiscal Year 2021” above). The amount reported for 2021 under Base Salary includes the $20,000 retainer and the amount reported for 2021 under Stock Awards represents the grant date fair value of such restricted share units award

Grants of Plan-Based Awards 2021

The following table sets forth information concerning each grant of an award made to our named executive officers during the fiscal year ended June 30, 2021 in the form of cash, restricted stock units, performance-based restricted stock units and market performance restricted stock units.

			Potential Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Award (2)		All Other RSUs Number of Securities Underlying Awards (#) (3)	Grant Date Fair Value of Options and RSUs ($)(4)
Name	Grant Date	Approval Date	Target ($)	Maximum ($)	Minimum	Target
Mike F. Chang	N/A	N/A	116,838	233,676			—	—
	3/15/2021	2/25/2021	—	—	—	70,000		2,538,900
	3/15/2021	2/25/2021	—	—			70,000	2,538,900

Stephen C. Chang	N/A	N/A	44,250	88,500			—	—
	3/15/2021	2/25/2021	—	—	—	17,500		634,725
	3/15/2021	2/25/2021	—	—			17,500	634,725

Yifan Liang	N/A	N/A	51,000	102,000			—	—
	3/15/2021	2/25/2021	—	—	—	17,500		634,725
	3/15/2021	2/25/2021	—	—			17,500	634,725

Yueh-Se Ho	N/A	N/A	51,000	102,000			—	—
	3/15/2021	2/25/2021	—	—	—	—		—
	3/15/2021	2/25/2021	—	—			—	—

Bing Xue	N/A	N/A	44,250	88,500			—	—
	3/15/2021	2/25/2021	—	—	—	15,000		544,050
	3/15/2021	2/25/2021	—	—			15,000	544,050

(1)	Reflects potential payouts under the annual bonus program tied to attainment of Company performance goals. Awards were payable based on target or maximum performance. Based on the actual level of attainment of performance goals, the bonus awards were forfeited without any payment paid at maximum performance.
(2)
Each named executive officer (other than Dr. Ho) was granted performance based restricted stock units under our 2018 Omnibus Incentive Plan covering the target number of shares specified in the table which represents the maximum number of shares that may be earned under the award. The number of shares to be ultimately earned under performance based restricted stock units is determined based on the level of predetermined financial goals during the performance period from January 1, 2021 to December 31, 2021. These units vest in four equal annual installments from the first anniversary date after the grant date if certain predetermined financial goals were met. The minimum number of shares that can be earned under the awards assumes that each goal is attained at or higher than the threshold level; attainment of either goal at lower than the threshold will result in no payout. The awards were forfeited without any payment as a result of failure to attain threshold performance objectives.

(3)	Each named executive officer (other than Dr. Ho) was granted time-based restricted stock units award under our 2018 Omnibus Incentive Plan. The units vest annually over a four-year period of service measured from March 16, 2020. Such units are also subject to accelerated vesting in the event of a change in control of our company as further described in “Agreements Regarding Employment, Change in Control and Termination of Employment.” Dr. Ho was granted restricted stock units covering 2,707 shares in his capacity as a non-employee Board member (as more fully described in the section titled “Director Compensation for Fiscal Year 2021” above) which are not reflected in this table.

(4)	Reflects the grant-date fair value of the restricted stock unit awards as calculated in accordance with FASB ASC Topic 718 without taking into account any estimated forfeitures related to service vesting conditions. For assumptions used in determining such grant date fair value, see Note 8 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2021, as filed with the Securities Exchange Commission on August 30, 2021. For the performance-based restricted stock unit awards, the grant-date fair value is calculated based on the probable outcome of the attainment of the pre-established performance objectives as of the grant date at target attainment (which is the maximum level of attainment).

Outstanding Equity Awards at June 30, 2021

The following table sets forth information regarding equity awards held by the named executive officers as of June 30, 2021.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)		Market Value of Units of Stock That Have Not Vested ($)	Equity Incentive Awards Number of Units of Stock That Have Not Vested (#)		Equity Incentive Awards Market Value of Units of Stock That Have Not Vested ($)
Mike F. Chang	56,400	(2)	—	9.90	4/25/2022	—		—	—		—
	56,400		—	8.45	2/13/2023	—		—	—		—
	180,000		—	7.44	3/16/2024	—		—	—		—
	—		—	—	—	12,500	(3)	379,875	70,000	(9)	2,127,300
	—		—	—	—	22,500	(4)	683,775	180,000	(10)	5,470,200
	—		—	—	—	25,000	(5)	759,750	—		—
	—		—	—	—	52,500	(6)	1,595,475	—		—
	—		—	—	—	52,500	(7)	1,595,475	—		—
	—		—	—	—	70,000	(8)	2,127,300	—		—
Total	292,800		—	—	—	235,000		7,141,650	250,000		7,597,500

Stephen C. Chang	—		—	—	—	2,250	(3)	68,378	17,500	(9)	531,825
	—		—	—	—	3,750	(4)	113,963	90,000	(10)	2,735,100
	—		—	—	—	4,500	(5)	136,755	—		—
	—		—	—	—	9,000	(6)	273,510	—		—
	—		—	—	—	9,000	(7)	273,510	—		—
						17,500	(8)	531,825
Total	—		—	—	—	46,000		1,397,941	107,500		3,266,925

Yifan Liang	6,600	(2)	—	9.90	4/25/2022	—		—	—		—
	6,600		—	8.45	2/13/2023	—		—	—		—
	70,000		—	7.44	3/16/2024	—		—	—		—
	10,000		—	9.07	8/14/2024	—		—	—		—
	—		—	—	—	3,250	(3)	98,768	17,500	(9)	531,825
	—		—	—	—	5,500	(4)	167,145	90,000	(10)	2,735,100
	—		—	—	—	6,500	(5)	197,535	—		—
	—		—	—	—	13,125	(6)	398,869	—		—
	—		—	—	—	13,125	(7)	398,869	—		—
	—		—	—	—	17,500	(8)	531,825	—		—
Total	93,200		—	—	—	59,000		1,793,011	107,500		3,266,925

Yueh-So Ho	20,000		—	7.44	3/16/2024	—		—	—		—
	—		—	—	—	3,250	(3)	98,768	90,000	(10)	2,735,100
	—		—	—	—	5,500	(4)	167,145
	—		—	—	—	6,500	(5)	197,535	—		—
	—		—	—	—	13,125	(6)	398,869	—		—
	—		—	—	—	13,125	(7)	398,869	—		—
						1,566	(11)	47,591
Total	20,000		—	—	—	43,066		1,308,777	90,000		2,735,100

Bing Xue	—		—	—	—	2,250	(3)	68,378	15,000	(9)	455,850
	—		—	—	—	3,750	(4)	113,963	90,000	(10)	2,735,100
	—		—	—	—	4,500	(5)	136,755	—		—
	—		—	—	—	9,000	(6)	273,510	—		—
	—		—	—	—	9,000	(7)	273,510	—		—
	—		—	—	—	15,000	(8)	455,850
Total	—		—	—	—	43,500		1,321,966	105,000		3,190,950

(1)	Each stock option was granted pursuant to one of our equity incentive plans for employees and other service providers. Unless described otherwise in the footnotes below, each option becomes exercisable over a five-year period, with 20% of the shares to become exercisable upon completion of one year of service measured from the vesting commencement date and the balance to become exercisable in 48 successive equal monthly installments upon the completion of each additional month of service thereafter. Each option is fully vested.

(2)	This option becomes exercisable over forty-eight (48) successive equal monthly installments upon the optionee’s completion of each month of service measured from the vesting commencement date. This option is fully vested.

(3)	This restricted stock unit award vests in a series of four (4) successive equal annual installments upon the individual’s completion of each year of service measured from the award date on March 15, 2018.

(4)	This restricted stock unit award represents a performance-based award that was granted in March 2018 and vests in a series of four (4) successive equal annual installments upon the individual’s completion of each year of service measured from March 15, 2018 with the number of units based on the level of attainment of performance goals over the calendar year 2018.

(5)	This restricted stock unit award vests in a series of four (4) successive equal annual installments upon the individual’s completion of each year of service measured from the award date on March 15, 2019.

(6)	This restricted stock unit award vests in a series of four (4) successive equal annual installments upon the individual’s completion of each year of service measured from the award date on March 16, 2020.

(7)	This restricted stock unit award represents a performance-based award that was granted in March 2020 and vests in a series of four (4) successive equal annual installments upon the individual’s completion of each year of service measured from March 16, 2020 with the number of units based on the level of attainment of performance goals over the calendar year 2020.

(8)	This restricted stock unit award vests in a series of four (4) successive equal annual installments upon the individual’s completion of each year of service measured from the award date on March 15, 2021.

(9)	This restricted stock unit award represents a performance-based award that was granted in March 2021 and vests in a series of four (4) successive equal annual installments upon the individual’s completion of each year of service measured from March 15, 2021 with the number of units based on the level of attainment of performance goals over the calendar year 2021.

(10)	This restricted stock unit award represents the market performance restricted stock unit award that was granted in June 2018 (as amended in August 2020) and vests in a series of four (4) successive equal annual installments upon the individual’s completion of each year of service over the period commencing January 1, 2023 and ending December 31, 2026 with the number of units based on level of attainment of the performance goals measured over the performance period commencing January 1, 2019 and ending December 31, 2022.

(11)
Dr. Ho retired as the Chief Operating Officer of the Company, effective January 1, 2021, and he continues to serve as a non-employee member of the Board of Directors. He received a pro-rated restricted share units award of 2,707 shares. 358 shares of this restricted stock unit award were vested upon grant, and the remaining shares vests in three (3) successive equal quarterly installments starting May 12, 2021 upon his completion of each quarter of Board service.

Option Exercises and Shares Vested

The following table provides information regarding option exercises and vesting of awards held by the named executive officers during the fiscal year ended June 30, 2021.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mike F. Chang	94,000	265,080	114,175	4,141,127

Stephen C. Chang	—	—	17,812	646,041

Yifan Liang	11,000	44,000	29,250	1,060,898

Yueh-Se Ho	14,217	197,316	27,828	1,001,000

Bing Xue	5,814	113,664	19,500	707,265

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a pension plan for our named executive officers, and none of our named executive officers participated in a nonqualified deferred compensation plan during the fiscal year ended June 30, 2021.

Agreements Regarding Employment, Change in Control and Termination of Employment

Employment Agreement and Retention Agreements

We have entered into an employment agreement with Dr. Mike F. Chang which was amended on May 6, 2021. We had previously entered into retention agreements with Mr. Liang and Dr. Ho; on May 6, 2021, we entered into new retention agreements with each of Messrs. Liang, Chang and Xue. Mr. Liang’s new agreement superseded his prior retention agreement and Dr. Ho is not eligible to receive any benefits under his prior retention agreement following his retirement.

Pursuant to his April 28, 2010 employment agreement, Dr. Mike Chang is entitled to a base salary of $325,000 per year. His base salary is subject to annual review and may be adjusted by our Compensation Committee at its discretion and is currently $467,352. In addition, Dr. Chang is eligible to receive a cash bonus in an amount determined by our Compensation Committee based on attainment of specified performance goals. Dr. Chang is also entitled to participate in the benefit plans generally available to our employees, such as group health care coverage and 401(k) plan participation.

Under the terms of his amended employment agreement, should Dr. Mike Chang's employment be involuntarily terminated by us without cause or by him for good reason at any time other than during the 12 months following a change in control of the Company, he will be entitled to receive (i) continued base salary for a period of 12 months and (ii) continued health care coverage for himself and his eligible dependents for a period of 12 months. Should Dr. Chang's employment be involuntarily terminated by us without cause or by him for good reason within 12 months following a change in control of the Company, he will be entitled to receive (i) continued base salary for a period of 24 months, (ii) (ii) 200% of his target bonus for the year of termination payable in 24 installments at the same time as continued base salary payments, (iii) continued health care coverage for himself and his eligible dependents for a period of 24 months, and (iv) accelerated vesting of his then unvested equity awards.

Pursuant to the new retention agreements, each of Messrs. Liang, Chang and Xue is entitled to receive severance payments and benefits upon an involuntary termination of his employment. Should the named executive officer's employment be involuntarily terminated by us without cause or by him or her for good reason at any time other than during the 12 months following a change in control of the Company, he or she will be entitled to receive (i) continued base salary for a period of 6 months, and (ii) continued health care coverage for himself and his eligible dependents for a period of 6 months. In the event that such involuntary termination occurs within 12 months following a change in control of the Company, then the named executive officer will be entitled to receive (i) continued base salary for a period of 6 months, (ii) 50% of his target bonus for the year of termination payable in 6 installments at the same time as continued base salary payments, (iii) continued health care coverage for himself/herself and his/her eligible dependents for a period of 6 months and (iv), full vesting acceleration of his outstanding equity awards.

 If any payment or benefit in connection with a change in control or the subsequent termination of Dr. Mike Chang's or a named executive officer's employment would be subject to an excise tax under Section 280G of the Internal Revenue Code, then such payment of benefit will be reduced to the extent necessary to maximize his net after tax benefits.

 As a condition to the severance payments and benefits, each named executive officer (including Dr. Mike Chang) must deliver a general release of all claims against us and our affiliates. In addition, severance benefits are conditioned on the executive's continued compliance with non-compete and non-solicitation restrictive covenants for the severance period.

 For purposes of Dr. Mike Chang's employment agreement and the retention agreements with our named executive officers, the following definitions will be in effect:

A change in control will be deemed to occur upon (i) a merger, consolidation or other reorganization approved by our shareholders, unless our shareholders continue to own more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation; (ii) a sale of all or substantially all of our assets; or (iii) the acquisition by any person or related group of persons of more than fifty percent (50%) of the total combined voting power of our outstanding securities.

 A resignation for good reason will be deemed to occur should the individual resign from his employment with us for any of the following reasons during the applicable change in control protection period: (i) a material diminution in his authorities, duties or responsibilities; (ii) a reduction in his base compensation; (iii) a material relocation of his existing work site; or (iv) any material breach by us of any provision of any agreement we have with such individual.

An individual's employment will be deemed to have been terminated for cause if such termination occurs by reason of: (i) the commission of any act of fraud, embezzlement or dishonesty by the individual or his conviction of a felony, (ii) any unauthorized use or disclosure by the individual of confidential information or trade secrets of the Company (or any parent or subsidiary), (iii) any other misconduct by the individual adversely affecting the business or affairs of the Company in a material manner, (iv) the individual's failure to cure any breach of his obligations under certain agreements with the Company, or (v) the individual's breach of any of his fiduciary duties as an officer or director of the Company.

Potential Payments upon Termination or Change in Control

Below is a description of the potential payments and benefits that would be provided to our named executive officers upon termination of their employment or a change of control under their employment or retention agreements and equity award agreements.

Restricted Stock Unit Acceleration on Change in Control

The time-based restricted stock units awards granted to our named executive officers under our various equity plans will each vest on an accelerated basis as to all the shares in the event those awards are not assumed, replaced or otherwise continued in connection with certain changes in control or ownership of the Company. In the event of such changes, the performance-based restricted stock units will convert into (i) the right to receive 50% of the number of target shares subject to the award in the event such change occurs prior to completion of the performance period and (ii) the right to receive the number of shares based on actual performance if such change occurs after completion of the performance period, subject in each case to continued service requirements; such shares will vest on an accelerated basis in the event those awards are not assumed, replaced or otherwise continued in connection with the change in control or ownership. If a change in control occurs during the MSU Performance Period, then the number of performance qualified shares under the market performance restricted stock units will be determined at the time of the change in control based on performance to date (but without regard to the revenue attainment if the change in control occurs prior to April 1, 2021) and then will be paid out at the time of the change in control unless the awards are assumed, replaced or otherwise continued by the acquiring entity. If a change in control occurs after completion of the MSU Performance Period, the performance qualified shares will be paid out at the time of the change in control unless those awards are assumed, replaced or otherwise continued by the acquiring entity, Any awards that are assumed, replaced or otherwise continued will continue to vest over the service period for the award subject to accelerated vesting of the market performance stock unit awards upon the executive officer’s involuntary termination within 18 months following the change in control.

The table below sets forth the intrinsic value of the restricted stock unit awards held by each named executive officer that would accelerate in full (in accordance with the terms of the equity plans or agreements governing those awards) upon a change in control or ownership in which those awards were not assumed or replaced had such change in control or ownership occurred on June 30, 2021:

Named Executive Officer	Intrinsic Value of Accelerated RSUs (1)
Mike F. Chang	$8,205,300
Stephen C. Chang	$1,663,853
Yifan Liang	$2,058,923
Yueh-Se Ho (2)	$1,308,775
Bing Xue	$1,549,890

(1)	Such value is determined by multiplying (A) the fair market value per common share on June 30, 2021 ($30.39 per share) by (B) the number of unvested shares that would vest on an accelerated basis under such award. No value is attributed to the market performance restricted stock unit since the threshold level of performance had not been attained as of June 30, 2021.

(2)	Included 1,566 shares subject to the unvested director restricted share unit grant.

Potential Payments upon Termination of Employment

Termination in Absence of Change in Control. The following table provides the total dollar value of the compensation that each named executive officer would have been entitled to receive had his employment been terminated without cause or he had resigned for good reason on June 30, 2021 in the absence of a change in control of the Company:

Named Executive Officer	Cash Severance	Health Benefits (1)	Total
Mike F. Chang	$467,352	$18,822	$486,174
Stephen C. Chang	$175,500	$12,173	$187,673
Yifan Liang	$175,500	$13,030	$188,530
Bing Xue	$163,500	$13,030	$176,530

(1)	Represents the aggregate full premium payments that would be required to be paid on behalf of each named executive officer to provide continued health insurance coverage under COBRA (based on the executive's health insurance coverage as of June 30, 2019) for the maximum period available to the executive.

Termination in Connection with Change in Control. The following table provides the total dollar value of the compensation that each named executive officer would be entitled to receive if his or her employment was terminated without cause or he or she resigned for good reason on June 30, 2021 in connection with a change in control of the Company in which the outstanding awards are assumed, replaced or otherwise continued. If the outstanding awards are not assumed, replaced or otherwise continued in effect, then those awards will accelerate in whole or in part at the time of the change in control and the value of the acceleration will instead be as set forth in the table above titled: "Restricted Stock Unit Acceleration on Change in Control".

Named Executive Officer	Cash Severance	Health Benefits (1)	Bonus	Accelerated Vesting of Restricted Stock units (2)	Total
Mike F. Chang	$934,704	$37,643	$934,704	$8,205,300	$10,112,351

Stephen C. Chang	$175,500	$12,173	$140,400	$1,663,853	$1,991,926

Yifan Liang	$175,500	$13,030	$122,850	$2,058,923	$2,370,303

Bing Xue	$163,500	$13,030	$114,450	$1,549,890	$1,840,870

(1)	Represents the aggregate full premium payments that would be required to be paid on behalf of each named executive officer to provide continued health insurance coverage under COBRA (based on the executive's health insurance coverage as of June 30, 2020) for the maximum period available to the executive.

(2)	Represents the value of restricted stock units that would vest on an accelerated basis in connection with such termination. The value is determined by multiplying (A) the number of unvested units that would vest on an accelerated basis under the award by (B) the fair market value per common share on June 30, 2021 ($30.39 per share).

CEO Pay Ratio

We are required to disclose the median annual total compensation of our worldwide employees, the total compensation of our Chief Executive Officer and the ratio of these two amounts.

For fiscal year ended June 30, 2021, Dr. Mike Chang’s total annual compensation as disclosed in the Summary Compensation Table was $6,015,208, and the total annual compensation for our median employee, located in China, was $14,879, resulting in a pay ratio of 404.3:1.

To help understand this disclosure, it is important to provide context to our operations and employee population. Of our total employee population of 3,960 employees, only 647 employees (i.e. approximately 16%) are located in the U.S. and 84% are located outside the U.S., and 80% of our employees work in China. The majority of the positions in China are hourly direct labor. In addition, we also included 1,743 employees at the JV Company in China of which we own 51% of equity interest. The median employee is an hourly-paid factory worker at our manufacturing facilities in China who in fiscal year 2021 earned the U.S. dollar equivalent of $14,879, which is competitive pay for this position in China but significantly lower than the salary paid for a similar position in the U.S. Our ratio is thus impacted by our strategy to source our core manufacturing in China.

In light of the significant percentage of employees located outside of the U.S., and in the interest of providing additional disclosures that investors and shareholders may find meaningful, we also conducted two supplemental pay ratio calculations based on the same methodology and assumptions used in calculating the pay ratio for the median employee based on the entire employee population, as described below. For the first one, we compared Chief Executive Officer pay with compensation of all our employees other than hourly direct labor employees in China (this alternate group was comprised of 2,192 employees worldwide, including China) which resulted in a median employee with total U.S. dollar equivalent compensation of $40,095 and a pay ratio of 150:1. For the second calculation, we included only our U.S. employees which resulted in a median employee with compensation equal to $101,410 and a pay ratio of 59:1.

We used the following methodology and assumptions to identify the median employee and calculate the annual total compensation of the median-paid employee for all three ratios presented herein:

•We selected June 24, 2021 as the date on which to determine our median employee. As of that date, we had approximately 3,960 employees, of which approximately 3,313 were located outside the U.S.

•SEC regulations allow employers to identify the median based on a “consistently applied compensation measure” (CACM). We used (A) annualized base salary plus (B) overtime pay plus (C) bonus or other incentive compensation for fiscal year ended June 30, 2021 as our CACM because these elements are consistently available across all countries where we have employees. Base pay for hourly employees was calculated based on a reasonable estimate of hours worked (including overtime) in 2020, and on salary levels for all remaining employees.

•We ranked this compensation measure for our employees from lowest to highest. This calculation was performed for all employees except our CEO, Dr. Mike Chang, whether employed on full-time or part-time. We converted amounts paid in foreign currencies to the U.S. dollar based on the exchange rates on June 24, 2021.

•As indicated above, we performed two additional calculations: one involved excluding our direct labor employees in China and the second one involved including only our U.S. employees.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating pay ratio allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee populations and compensation practices, our pay ratio may not be comparable to the pay ratios reported by other companies.

COMPENSATION COMMITTEE REPORT

The information contained in the Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, except to the extent that the company specifically incorporates the information by reference in such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee of our Board of Directors:

Mr. Michael J. Salameh, Chairman
Dr. Lucas S. Chang
Dr. King Owyang

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of June 30, 2021 with respect to the Company’s common shares that may be issued under the Company’s existing equity compensation plans. There are no outstanding options that the Company has assumed in connection with its acquisition of other companies, and there are currently no assumed plans under which the Company can grant options.

	Column (A)		Column (B)		Column (C)
	Number of				Number of
	Securities to be				Securities
	Issued Upon				Remaining Available
	Exercise of		Weighted		for Future Issuance
	Outstanding		Average		Under Equity
	Options,		Exercise		Compensation Plans
	Restricted Stock		Price of		(Excluding
	Units and Other		Outstanding		Securities Reflected
Plan Category	Rights		Options		in Column A)

Equity Compensation Plans Approved by Stockholders (1)	3,135,223	(2)(3)	7.99	(4)	1,464,950	(5)

Equity Compensation Plans Not Approved by Stockholders	—		N/A		—

Total	3,135,223		7.99		1,464,950

(1)	Consists of the 2009 Share Option/Share Issuance Plan (“the 2009 Plan”), 2018 Omnibus Incentive Plan ("the 2018 Plan") and the 2018 Employee Share Purchase Plan (“ESPP”).

(2)	Includes 1,407,348 common shares subject to restricted stock unit awards or RSUs and 1,240,000 common shares subject to market-based restricted stock unit or MSU that will entitle the holder to one share for each unit that vests over the holder’s period of continued service with the Company. The performance periods for the performance shares granted in 2018 and 2020 are complete, so actual performance has been used to determine the number of shares issuable under such awards upon completion of the respective service periods. The performance period for the performance share granted in 2019 was canceled.

(3)	Under the ESPP, each eligible employee may purchase up to 875 common shares at semi-annual intervals on the 14th of May and November each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share on the employee’s entry date into the two-year offering period in which that semi-annual purchase date occurs or (ii) the closing selling price per share on the semi-annual purchase date.

(4)	The weighted average exercise price does not take into account restricted share units, performance share units and market stock units or purchase rights under the Company’s Employee Stock Purchase Plan.

(5)	Consists of shares available for future issuance under the ESPP and the 2018 Plan. As of June 30, 2021, 431,185 common shares were available for issuance under the ESPP, and 1,033,765 common shares were available for issuance under the 2018 Plan. The 1,033,765 shares available for issuance under the 2018 Plan may be issued upon the exercise of stock options or stock appreciation rights, or those shares may be issued as stock bonuses or pursuant to restricted stock awards or RSUs which vest upon the attainment of prescribed performance milestones or the completion of designated service periods.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our common shares, as of September 15, 2021, by:

•each of our directors and executive officers named in the Summary Compensation Table of the Executive Compensation of this Proxy Statement;

•all current directors, director nominees and named executive officers as a group: and

•each person known to us to own beneficially more than 5% of our common shares.

The calculations in the shareholder table below are based on 26,370,620 common shares outstanding as of September 15, 2021. Beneficial ownership is determined in accordance with the rules of the SEC. All common shares issuable upon exercise of outstanding options and vesting of restricted stock units within 60 days following September 15, 2021 are deemed to be beneficially owned by the shareholder holding such options or units for the purpose of computing the number of shares beneficially owned by such shareholder. They are not, however, deemed to be outstanding for the purpose of computing the percentage ownership of any other shareholder.

Except as described in the footnotes below, we believe each shareholder has sole voting and investment power with respect to the common shares indicated in the table as beneficially owned. Unless otherwise indicated in the footnotes below, the principal address of each of the shareholders below is: c/o Alpha and Omega Semiconductor Incorporated, 475 Oakmead Parkway, Sunnyvale, California 94085.

Name	Number of Shares Beneficially Owned	Percentage of Outstanding Shares
Directors and Named Executive Officers:
Mike F. Chang (1)	4,394,126	16.5%
Stephen Chang	230,509	*
Yifan Liang (2)	193,175	*
Yueh-Se Ho (3)	205,325	*
Bing Xue	9,957	*
Lucas S. Chang (4)	23,434	*
Claudia Chen (5)	14,076	*
King Owyang (6)	56,456	*
Michael L. Pfeiffer (7)	50,831	*
Michael J. Salameh (8)	71,916	*
So-Yeon Jeong	—	*
Hanqing (Helen) Li	—	*
All Directors and Executive Officers as a group (9)	5,257,180	19.9%

5% Shareholders:
Dimensional Fund Advisors LP. (10)	1,983,465	7.5%
Mr. Gagnon Neil (11)	1,747,853	6.6%
BlackRock, Inc. (12)	1,443,208	5.5%

*	Beneficially owns less than 1% of our outstanding common shares.

(1)	Includes 292,800 common shares subject to options exercisable within 60 days of September 15, 2021.

(2)	Includes 93,200 common shares subject to options exercisable within 60 days of September 15, 2021.

(3)	Includes 20,000 common shares subject to options exercisable within 60 days of September 15, 2021 and 783 common shares subject to restricted share unit awards that will be issued within 60 days of September 15, 2021.

(4)	Includes 1,615 common shares subject to restricted share unit awards that will be issued within 60 days of September 15, 2021.

(5)	Includes 1,615 common shares subject to restricted share unit awards that will be issued within 60 days of September 15, 2021.

(6)	Includes 12,500 common shares subject to options exercisable within 60 days of September 15, 2021 and 1,615 common shares subject to restricted share unit awards that will be issued within 60 days of September 15, 2021.
.

(7)	Includes 6,875 common shares subject to options exercisable within 60 days of September 15, 2021 and 1,615 common shares subject to restricted share unit awards that will be issued within 60 days of September 15, 2021.
.

(8)	Includes 7,500 common shares subject to options exercisable within 60 days of September 15, 2021 and 1,615 common shares subject to restricted share unit awards that will be issued within 60 days of September 15, 2021.
.

(9)	Includes 432,875 common shares subject to options exercisable within 60 days of September 15, 2021 and 8,858 common shares subject to restricted share unit awards that will be issued within 60 days of September 15, 2021.

(10)	According to Amendment No.4 to Schedule 13G/A filed on February 16, 2021, Dimensional Fund Advisors LP (“Dimensional”), an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, as amended (“1940 Act”), furnishes investment advice to four investment companies registered under the 1940 Act, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts. Dimensional has the sole power to vote or direct the vote of an aggregate of 1,982,465 common shares, and has the sole power to dispose or direct the disposition of an aggregate of 1,982,465 common shares. The principal business office of Dimensional is Building One, 6300 Bee Cave Rd., Austin, Texas, 78746.

(11)
According to a Schedule 13G/A filed on February 9, 2021 and information provided by Neil Gagnon, Mr. Gagnon has sole voting and dispositive power over 214,291 common shares. In addition, Mr. Gagnon has shared voting power over 1,507,580 common shares and shared dispositive power over 1,533,562 common shares. Mr. Gagnon is the managing member and principal owner of Gagnon Securities LLC (“GS”), an investment adviser registered with the U.S. Securities and Exchange Commission (“SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and a registered broker-dealer, in its role as investment manager to several customer accounts, foundations, partnerships and trusts (collectively, the “Accounts”) to which it furnishes investment advice. GS and Mr. Gagnon may be deemed to share voting power with respect to 894,539 common shares held in the Accounts and dispositive power with respect to 913,374 common shares held in the Accounts. GS and Mr. Gagnon expressly disclaim beneficial ownership of all securities held in the Accounts. Mr. Gagnon is also the Chief Executive Officer of Gagnon Advisors, LLC (“Gagnon Advisors”), an investment adviser registered with the SEC under the Advisers Act. Mr. Gagnon and Gagnon Advisors, in its role as investment manager to Gagnon Investment Associates, LLC (“GIA”), a private investment fund, may be deemed to share voting and dispositive power with respect to the 528,784 common shares held by GIA. Gagnon Advisors and Mr. Gagnon expressly disclaim beneficial ownership of all securities held by GIA. The common share reported in the table above includes the shares held by GS and GIA. The principal business office of Mr. Neil Gagnon is 1370 Avenue of the Americas, 26th Floor, New York, NY 10019.

(12)	According to Amendment No.4 to Schedule 13G/A filed on January 28, 2021, BlackRock, Inc. has the sole power to vote or direct the vote of an aggregate of 1,443,208 common shares, and has the sole power to dispose or direct the disposition of an aggregate of 1,443,208 common shares. The principal business office of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

None of our existing shareholders has different voting rights from other shareholders. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors and executive officers and persons who own more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Our directors, executive officers and greater than ten percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended June 30, 2021, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons, except that (i) one late Form 4 was filed by Dr. Bing Xue with respect to one transaction; (ii) one late Form 4 was filed by Dr. Lucas S. Chang with respect to one transaction; (iii) one late Form 4 was filed by Claudia Chen with respect to one transaction; (iv) one late Form 4 was filed by Dr. King Owyang with respect to one transaction; (v) one late Form 4 was filed by Michael L. Pfeiffer with respect to one transaction; and (vi) one late Form 4 was filed by Michael J. Salameh with respect to one transaction.

RELATED PARTY TRANSACTIONS

Mr. David Chang, a son of Dr. Mike Chang, our Chairman and Chief Executive Officer, received a total of $101,929 as annual base salary for the fiscal year ended June 30, 2021. In addition, Mr. David Chang was awarded (i) cash bonus in the amount of $7,200 and (ii) 800 restricted share units which will vest annually in equal installments over a four-year period commencing on March 15, 2021. and subject to Mr. Chang's continuing service during the four-year period.

Indemnification Arrangements

    We have entered into indemnification agreements with our directors and executive officers that provide our directors and executive officers with additional protection regarding the scope of the indemnification set forth in our Bye-laws. Pursuant to these agreements, we will indemnify each such person (to the fullest extent permitted by Bermuda law) against all costs and expenses, including expense advances, incurred in connection with any claim by reason or arising out of any event or occurrence relating to the fact that such person is our director or executive officer or is serving at our request at another corporation or entity, or by reason of any activity or inactivity while serving in such capacity. However, we are not obligated to indemnify our directors or executive officers under these agreements if:

•indemnification is prohibited by our Bye-laws or applicable law;

•the action initiated by the person is not authorized by our Board of Directors; or

•a court determines that the person did not act in good faith and in a manner that such officer or director reasonably believed to be in or not opposed to the best interests of the company.

Policies and Procedures

The Audit Committee of the Board of Directors is responsible for establishing policies and procedures for reviewing and approving all related party transactions as defined under Securities and Exchange Commission rules and regulations. The Audit Committee also adopted the Related Party Transactions Policy (the “Policy”) that sets forth the substantive and procedural requirements for approving related party transactions. The following provides a summary of the Policy.

The Policy provides that the Audit Committee is entrusted with the responsibility and authority to review “interested transaction,” the definition of which is materially consistent with the definition of “related party transactions” under SEC rules (the “Interested Transaction”). The Audit Committee shall review the material facts of all Interested Transactions that require the Audit Committee’s approval and either approve or disapprove of the entry into the Interested Transaction.

    In determining whether to approve or ratify an Interested Transaction, the Audit Committee will take into account all factors that it deems appropriate, including whether the Interested Transaction is negotiated or consummated on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Policy also provides that no director shall participate in any discussion or approval of an Interested Transaction for which he or she is a related party, except that the director shall provide all material information concerning the Interested Transaction to the Audit Committee

The Policy provides a list of Interested Transactions that are deemed to be pre-approved by the Audit Committee such that no separate approval will be required by the Audit Committee, including:

•Employment of executive officer if the compensation is approved by the Compensation Committee;

•Compensation of directors that is consistent with the Company’s director compensation policies and required to be disclosed in the proxy statement;

•Transaction with another company where the related party’s relationship is an employee (other than executive officer or director) or a stockholder, if the value of the transaction does not exceed the greater of $1,000,000 or 2% of such company’s annual revenue; and

•Certain charitable contributions if the aggregate amount does not exceed $1,000,000 or 2% of the organization’s annual revenue.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended June 30, 2021. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, except to the extent that the company specifically incorporates the information by reference in such filing.

The Audit Committee is comprised of three independent directors: Mr. Michael L. Pfeiffer, its Chairman, and Claudia Chen and Michael J. Salameh. The purpose of the Audit Committee is to assist our Board of Directors in its general oversight of our financial reporting, internal controls and audit functions. The Audit Committee is directly responsible for the appointment, retention, evaluation, compensation, oversight and termination of our independent registered public accounting firm.

The Audit Committee reviews the results and scope of audit and other services provided by the independent auditors and reviews the accounting principles and auditing practices and procedures to be used in our financial reporting process, including its systems of internal control, and in the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm for the last fiscal year, BDO USA, LLP (“BDO”), was responsible for performing an independent audit of those financial statements. As more fully explained in the Audit Committee's charter, the Audit Committee's responsibility is to provide oversight of and to review those processes. The Audit Committee does not conduct auditing or accounting reviews or procedures, and relies on information and representations provided by management and the independent auditors. The Audit Committee has relied on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accounting firm included in their report on our financial statements.

The Audit Committee has reviewed and discussed the audited financial statements with our management. Management is responsible for maintaining adequate internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. The Audit Committee was kept apprised of the progress of management's assessment of our internal control over financial reporting and provided oversight to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management at meetings throughout the year. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of our internal control over financial reporting. The Audit Committee reviewed this report of management and Item 9A, “Control and Procedures,” contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2021 filed with the SEC, as well as BDO's reports of independent registered public accounting firm (included in our Annual Report on Form 10-K) relating to its audits of the consolidated financial statements and of internal control over financial reporting. The Audit Committee has reviewed with management and BDO (a) matters related to the conduct of the audit of the consolidated financial statements by the independent registered public accounting firm and its audit of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as amended and (b) the additional analyses undertaken and procedures performed by us to support certifications by our Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany our periodic filings with the SEC.

In addition, the Audit Committee has reviewed and discussed the audited financial statements with BDO, including such items set forth in Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees or any successor standard. The Audit Committee has received from the independent registered public accounting firm, BDO, the written disclosures and the letter required by the PCAOB, and the Audit Committee has discussed with BDO the independence of the independent registered public accounting firm.

After review of all discussions and all written correspondence described above, as well as such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to our Board of Directors that the audited financial statements for the last fiscal year be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2021.

The Audit Committee

Michael L. Pfeiffer, Chairman
Claudia Chen
Michael J. Salameh

PROPOSAL NO. 5

Ratification of Appointment of Independent Registered Public Accounting Firm

    The Audit Committee has selected BDO USA, LLP (“BDO”) as our independent registered public accounting firm to conduct the audit for the fiscal year ending June 30, 2022. Shareholders are asked to approve and ratify the appointment of BDO as our independent registered public accounting firm, and to authorize our Board of Directors, acting through our Audit Committee, to determine the remuneration of such accounting firm. Representatives of BDO are expected to be present at the Annual Meeting to respond to any questions from shareholders.

BDO has served as the Company's independent registered public accounting firm since the fiscal years ended June 30, 2019. BDO has issued a Report of Independent Registered Public Accounting Firm for our audited consolidated financial statements as of June 30 of each year which appeared in our annual report on Form 10-K filed with the SEC.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table presents the fees for professional services and other services rendered by BDO USA, LLP for the two fiscal years ended June 30, 2021 (in thousands):

Accountant	Year	Audit Fees	Audit Related Fees	Tax Fees	All Other Fees	Total Fees
BDO USA, LLP	2021	$1,070	$—	$—	$—	$1,070

BDO USA, LLP	2020	$1,157	$—	$—	$—	$1,157

Audit fees:  These fees generally relate to professional services rendered for the audits of our consolidated financial statements and internal control over financial reporting, quarterly reviews, subsidiary or equity investment audits, consents, income tax provision reviews, and assistance with and review of documents and reports filed with the SEC.

Audit Related Fees: These fees generally relate to assurance and other services related to the performance of the audit or review of financial statements or that are traditionally performed by the independent registered public accounting firm, issuance of consents, internal control reviews, attest services that are not required by statute or regulation, consultations concerning financial accounting and reporting standards, and financial audits of employee benefit plans. The Company did not incur any audit related fees for either period.

Tax fees:  These fees generally relate primarily to tax compliance, including review and preparation of corporate and expatriate tax returns, assistance with tax audits, review of the tax treatment for certain expenses, extra-territorial tax analysis, and tax due diligence relating to acquisitions.  They also include fees for state and local tax planning and consultations with respect to various domestic and international tax matters. The Company did not incur any tax fees for both periods.

Other Services fees:  These fees generally relate to fees for services other than the services reported in audit fees, audit-related fees, and tax fees. The Company did not incur any such fees for both periods.

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm and the fees for these services.  These services may include audit services, audit-related services, tax services and other services.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS FOR
THE 2022 ANNUAL GENERAL MEETING

    Under Rule 14a-8 of the Exchange Act, for a shareholder proposal to be considered for inclusion in the proxy statement for the 2022 annual general meeting of shareholders, we must have received the written proposal by such shareholder no later than May 30, 2022. Such proposals must comply with the other provisions of Rule 14a-8 and additional applicable SEC rules regarding the inclusion of shareholder proposals in the proxy materials. In addition, the proxy solicited by the Board of Directors for the Annual Meeting in 2022 will confer discretionary authority to vote on any shareholder proposal presented at that meeting, if we do not receive notice of such proposal prior to August 13, 2022.

If you wish to bring a matter before an annual general meeting and the proposal is submitted outside the process of Rule 14a-8, you may use the procedures set forth in the Bye-laws to make a shareholder proposal, including director nominations, not intended to be included in our proxy statement under Rule 14a-8 so long as such proposal complies with our Bye-laws. Shareholder nominations and proposals may be voted on at an annual general meeting of shareholders only if such nominations and proposals are submitted to us pursuant to written notice timely and accompanied by certain information. To be timely, a shareholder's written notice must be received by us not less than 60 nor more than 180 days to the date set for the annual general meeting of shareholders (or if no such date is set, the date that is not less than 60 nor more than 180 days prior to the anniversary of the previous year's annual general meeting of shareholders). The notice must contain the information specified in Sections 59 and 60 of our Bye-laws with respect to the person to be nominated as director and include all material information on the proposal, statement or resolution to be put to the meeting, together with details of shareholder submitting the proposal, statement or resolution and such other information as may from time to time be specified by our Board. Under Section 60(4) of Bye-laws, the advance notice must include, but are not limited to, the following information:

•the meeting at which the person nominated is proposed for election as a director;

•information relating to direct and indirect beneficial ownership of shares, including ownership of derivative instrument, by the shareholders and their affiliates and associates acting in concert with the shareholders;

•any agreement, arrangement, relationship by the shareholders that may increase or decrease the voting power of the shareholders;

•a description of direct and indirect compensation, material monetary agreement and other related party transactions between the shareholders and their affiliates and associated acting in concert therewith and the nominees;

•a signed questionnaire by the nominee regarding his or her background, qualifications and other representations;

•a written consent of the nominee to his being named in a proxy statement as a nominee and to serve as a Director, if elected; and

•any other information relating to such shareholder that would be required to be disclosed in the proxy statement under the Exchange Act;

In addition, the shareholder will be required to update and supplement, if necessary, the advance notice so the information is true and correct as of date of the annual meeting and as of the date that is 10 business days from the meeting. Our Board of Directors will review proposals from eligible shareholders which it receives by that date and will determine whether any such proposal has been received in accordance with the Bye-laws and whether any such proposal will be acted upon at the annual general meeting of shareholders. All shareholder proposals and shareholder nominations should be mailed to Alpha and Omega Semiconductor Limited, Board of Directors, c/o Investor Relations, Alpha and Omega Semiconductor, Inc. 475 Oakmead Parkway, Sunnyvale, CA 94085.

Moreover, Section 79 of the Companies Act 1981 of Bermuda, as amended, provides that shareholders representing either (i) 5% or greater of the total voting rights of the shares eligible to vote at a general meeting of shareholders, or (ii) not less than 100 shareholders may propose any resolution which may properly be moved at the next annual general meeting of shareholders. Upon timely receipt of notice, we shall, at the expense of such shareholder(s), give our other shareholders entitled to receive notice of the next annual general meeting of shareholders notice of such proposed resolution. To be timely, the proposal requiring notice of a resolution must be deposited at our registered office at least six weeks before the next annual general meeting of shareholders. Shareholders satisfying the criteria of Section 79 may also require us to circulate a statement in respect of any matter to come before an annual general meeting of shareholders by notice deposited at our registered office not less than one week prior to the annual general meeting of shareholders.

OTHER MATTERS

The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other matter shall properly come before the Annual Meeting, the proxy holder named in the proxy accompanying this statement will have discretionary authority to vote all proxies in accordance with his best judgment.

By order of the Board of Directors,

Mike F. Chang
Chairman of the Board of Directors
Dated October 1, 2021

APPENDIX A

ALPHA & OMEGA SEMICONDUCTOR LIMITED
2018 OMNIBUS INCENTIVE PLAN
PLAN AMENDMENT

The Alpha & Omega Semiconductor Limited 2018 Omnibus Incentive Plan (the “Plan”) is hereby amended, effective as of __________, 2021.

1.Section 1.5(a) of the Plan is hereby amended in its entirety to read as follows:

The shares issuable under the Plan shall be authorized but unissued or reacquired Common Shares, including shares repurchased by the Company on the open market. The number of Common Shares reserved for issuance over the term of the Plan shall be limited to Three Million Sixty Five Thousand (3,065,000) shares, subject to adjustment pursuant to Section 1.5(e) and Section 1.5(f). The share reserve is comprised of (i) the share reserve available on the Plan Effective Date, (ii) the Eight Hundred Thousand (800,000)-share increase approved by the Board on September 10, 2019 subject to shareholder approval at the 2019 Annual Shareholders Meeting, and (iii) the One Million (1,000,000)-share increase approved by the Board on September 30, 2021 subject to shareholder approval at the 2021 Annual Shareholders Meeting.

2.     Section 1.5(b) of the Plan is hereby amended in its entirety to read as follows:

Subject to adjustment pursuant to Section 1.5(f), the maximum number of Common Shares that may be issued pursuant to Incentive Options granted under the Plan shall Three Million Four Hundred Sixty Five Thousand (3,065,000).

3.     Except as modified by this Plan Amendment, all the terms and provisions of the Plan as in effect immediately prior to such amendment shall continue in full force and effect.

IN WITNESS WHEREOF, Alpha & Omega Semiconductor Limited has caused this Plan Amendment to be executed on its behalf by its duly-authorized officers as of the date set forth below.

Alpha & Omega Semiconductor Limited

By:

Title:

Date: ________________________________

ALPHA & OMEGA SEMICONDUCTOR LIMITED
2018 OMNIBUS INCENTIVE PLAN

(As amended and restated effective November 7, 2019)
ARTICLE I

GENERAL PROVISIONS
1.1    PURPOSE OF THE PLAN
This 2018 Omnibus Incentive Plan (the “Plan”) is intended to promote the interests of Alpha and Omega Semiconductor Limited, a company incorporated and existing under the laws of the Islands of Bermuda, by providing eligible persons in the Company’s employ or service with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company as an incentive for them to continue in such employ or service.
The Plan serves as the successor to the Company’s 2009 Share Option/Share Issuance Plan (the “Predecessor Plan”), and no further awards shall be made under the Predecessor Plan on or after the Plan Effective Date. All awards outstanding under the Predecessor Plan on the Plan Effective Date shall remain outstanding under the Predecessor Plan and shall continue to be governed solely by the terms of the documents evidencing such award, and no provision of the Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of such awards.
Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.
1.2    TYPES OF AWARDS
Awards may be made under the Plan in the form of (i) options, (ii) share appreciation rights, (iii) share awards, (iv) restricted share units, (v) dividend equivalent rights and (vi) other share-based awards.
1.3    ADMINISTRATION OF THE PLAN
(a)    The Compensation Committee shall have sole and exclusive authority to administer the Plan with respect to Section 16 Insiders. Administration of the Plan with respect to all other persons eligible to participate in the Plan may, at the Board’s discretion, be vested in the Compensation Committee or a Secondary Board Committee, or the Board may retain the power to administer those programs with respect to such persons. To the extent permitted by law, the Board or the Compensation Committee may delegate any or all of its authority to administer the Plan with respect to one or more classes of eligible persons (other than Section 16 Insiders) to one or more officers of the Company.
(b)    Members of the Compensation Committee or any Secondary Board Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time. The Board may also at any time terminate the functions of any Secondary Board Committee and reassume all powers and authority previously delegated to such committee.
(c)    Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full authority to determine (i) which eligible persons are to receive Awards under the Plan, (ii) the type, size, terms and conditions of the Awards to be made to each Participant, (iii) the time or times when those Awards are to be made, (iv) the number of shares or amount of payment to be covered by each such Award, (v) the time or times when the Award is to become exercisable, (vi) the status of an option for U.S. federal tax purposes, (vii) the maximum term for which an Award is to remain outstanding, (viii) the vesting and issuance schedules applicable to the shares which are the subject of the Award, (ix) the cash consideration (if any) payable for those shares and the form (cash or Common Shares) in which the Award is to be settled, and (x) with respect to performance-based Awards, the performance objectives for each such Award, the amounts payable at designated levels of attained performance, any applicable service vesting requirements, and the payout schedule for each such Award.
(d)    Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations under, and issue such interpretations of, the provisions of the Plan and any outstanding Awards thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Plan under its jurisdiction or any Award thereunder.
(e)    Service as a Plan Administrator by the members of the Compensation Committee or the Secondary Board Committee shall constitute service as Board members, and the members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Compensation Committee or the Secondary Board Committee shall be liable for any act or omission made in good faith with respect to the Plan or any Award thereunder.
1.4    ELIGIBILITY
(a)    The persons eligible to participate in the Plan are as follows:
(i)    Employees,
(ii)    Non-Employee Directors and non-employee members of the board of any Parent or Subsidiary, and
(iii)    consultants and other independent advisors who provide services to the Company (or any Parent or Subsidiary).
1.5    SHARES SUBJECT TO THE PLAN
(a)    The shares issuable under the Plan shall be authorized but unissued or reacquired Common Shares, including shares repurchased by the Company on the open market. The number of Common Shares initially reserved for issuance over the term of the Plan shall be limited to Two Million Sixty-Five Thousand (2,065,000) shares, subject to adjustment pursuant to Section 1.5(e) and Section 1.5(f). The share reserve is comprised of (i) the share reserve available on the Plan Effective Date and (ii) the Eight Hundred Thousand (800,000)-share increase approved by the Board on September 10, 2019 subject to shareholder approval at the 2019 Annual Shareholders Meeting.
(b)    Subject to adjustment pursuant to Section 1.5(f), the maximum number of Common Shares that may be issued pursuant to Incentive Options granted under the Plan shall be Two Million Sixty-Five Thousand (2,065,000).

(c)    Subject to adjustment pursuant to Section 1.5(f), the maximum number of Common Shares for which Awards that are settled in shares may be made to any person under the Plan in any fiscal year shall not exceed Eight Hundred Thousand (800,000) shares in the aggregate.
(d)    The maximum aggregate number of Common Shares for which Awards may made to any Non-Employee Director under the Plan in any calendar year, taken together with any cash retainer paid to such Non-Employee Director in respect of such calendar year, shall not exceed $750,000 ($1,000,000 in the calendar year in which the Non-Employee Director is initially elected or appointed to the Board) in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes and excluding, for this purpose, the value of any dividends or dividend equivalents paid on any Common Shares or Awards).
(e)    Common Shares subject to outstanding Awards (including awards granted under the Predecessor Plan) shall be available for subsequent award and issuance under the Plan to the extent those Awards expire, are forfeited or cancelled or terminate for any reason prior to the issuance of the Common Shares subject to those Awards or are settled in cash. Upon the exercise of any share appreciation right under the Plan, the share reserve shall be reduced by the gross number of shares as to which such right is exercised. Should the exercise price of an option or any Withholding Taxes incurred in connection with the exercise of an option or share appreciation right under the Plan be paid with Common Shares (whether through the withholding of a portion of the otherwise issuable shares or through the tender of actual outstanding shares), then in each such case, the shares so tendered or withheld shall not be added to the Common Shares available for grant under the Plan. If Common Shares otherwise issuable under the Plan are withheld by the Company in satisfaction of the Withholding Taxes incurred in connection with the vesting or settlement of an Award (including an award granted under the Predecessor Plan) other than an option or share appreciation right, then in each such case the Common Shares so tendered or withheld shall be added back to the Common Shares available for issuance under the Plan.
(f)    Should any change be made to the Common Shares by reason of any share split, share dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction, extraordinary distribution (whether in cash, securities or other property) or other change affecting the outstanding Common Shares as a class without the Company’s receipt of consideration, or should the value of outstanding Common Shares be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation, reincorporation or other reorganization, then equitable adjustments shall be made by the Plan Administrator to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities for which any one person may be granted Awards under the Plan in any fiscal year, (iii) the maximum number and/or class of securities that may be issued pursuant to Incentive Options, (iv) the number and/or class of securities and the exercise or base price per share in effect under each outstanding Award under the Plan (including awards under the Predecessor Plan) and the consideration (if any) payable per share, and (v) the number and/or class of securities subject to cancellation or the Company’s outstanding repurchase rights under the Plan and the repurchase price payable per share. The adjustments shall be made in such manner as the Plan Administrator deems appropriate and such adjustments shall be final, binding and conclusive. In addition, in the event of a Change in Control, the provisions of Section 2.7 shall apply.
(g)    Awards may, in the sole discretion of the Plan Administrator, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the share limit (nor shall Substitute Awards be added to the share limit as provided above); provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as Incentive Options within the meaning of Section 422 of the Code shall be counted against the aggregate number of Common Shares available for Awards of Incentive Options under the Plan. Subject to applicable stock exchange requirements, available shares under a shareholder approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce (or be added back to) the number of Common Shares available for issuance under the Plan.
(h)    Outstanding Awards granted pursuant to the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
ARTICLE 2

AWARDS
2.1    OPTIONS
(a)    Authority. The Plan Administrator shall have full power and authority, exercisable in its sole discretion, to grant Incentive Options and Non-Statutory Options evidenced by an Award Agreement in the form approved by the Plan Administrator; provided, however, that the terms of each such agreement shall not be inconsistent with the terms specified below. Each agreement evidencing an Incentive Option shall, in addition, be subject to the provisions of Section 2.1(f) below.
(b)    Exercise Price.
(i)    The exercise price per share shall be fixed by the Plan Administrator; provided, however, that such exercise price shall not be less than one hundred percent (100%) of the Fair Market Value per Common Share on the grant date.
(ii)    The exercise price shall be payable in one or more of the following forms as determined by the Plan Administrator and specified in the Award Agreement:
(A)    cash or check made payable to the Company,
(B)    Common Shares (whether delivered in the form of actual share certificates or through attestation of ownership) held for the requisite period (if any) necessary to avoid any resulting charge to the Company’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date,
(C)    Common Shares otherwise issuable under the option but withheld by the Company in satisfaction of the exercise price, with such withheld shares to be valued at Fair Market Value on the Exercise Date, or
(D)    to the extent the option is exercised for vested Common Shares, through a special sale and remittance procedure pursuant to which the Participant shall concurrently provide instructions to (a) a brokerage firm (reasonably satisfactory to the Company for purposes of administering such procedure in compliance with the Company’s pre-clearance/pre-notification policies) to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable income and employment taxes required to be withheld by the Company by reason of such exercise and (b) the Company to deliver the certificates for the purchased shares directly to such brokerage firm on such settlement date in order to complete the sale.
Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.
(iii)    The Plan Administrator shall have the discretion (exercisable at any time) to permit the exercise price of an outstanding option to be paid in one or more of the forms specified in Section 2.1(b)(ii).
(c)    Exercise and Term of Options. Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the Award Agreement evidencing the option. However, no option shall have a term in excess of ten (10) years measured from the option grant date.
(d)    Effect of Termination of Service.
(i)    The following provisions shall govern the exercise of any options that are outstanding at the time of the Participant’s cessation of Service or death:
(A)    Any option outstanding at the time of the Participant’s cessation of Service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Plan Administrator and set forth in the documents evidencing the option, but no such option shall be exercisable after the expiration of the option term.
(B)    Any option held by the Participant at the time of the Participant’s death and exercisable in whole or in part at that time may be subsequently exercised by the personal representative of the Participant’s estate or by the person or persons to whom the option is transferred pursuant to the Participant’s will or the laws of inheritance or by the Participant’s designated beneficiary or beneficiaries of that option.
(C)    Should the Participant’s Service be terminated for Misconduct or should the Participant otherwise engage in Misconduct while holding one or more outstanding options, then all of those options shall terminate immediately and cease to be outstanding.
(D)    During the applicable post-Service exercise period, the option may not be exercised for more than the number of vested shares for which the option is at the time exercisable. No additional shares shall vest under the option following the Participant’s cessation of Service except to the extent (if any) specifically authorized by the Plan Administrator in its sole discretion pursuant to an express written agreement with the Participant. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any shares for which the option has not been exercised.
(ii)    The Plan Administrator shall have complete discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:
(A)    extend the period of time for which the option is to remain exercisable following the Participant’s cessation of Service from the limited exercise period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term;
(B)    include an automatic extension provision whereby the specified post-Service exercise period in effect for any option shall automatically be extended by an additional period of time equal in duration to any interval within the specified post-Service exercise period during which the exercise of that option or the immediate sale of the shares acquired under such option could not be effected in compliance with applicable federal and state securities laws, but in no event shall such an extension result in the continuation of such option beyond the expiration date of the term of that option; and/or
(C)    permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested Common Shares for which such option is exercisable at the time of the Participant’s cessation of Service but also with respect to one or more additional installments in which the Participant would have vested had the Participant continued in Service.
(e)    Early Exercise. The Plan Administrator shall have the discretion to grant options which are exercisable for unvested Common Shares. Should the Participant cease Service while holding unvested shares received upon such early exercise of an option, the Company shall have the right to repurchase any or all of those unvested shares at a price per share equal to the lower of (i) the exercise price paid per share or (ii) the Fair Market Value per Common Share at the time of repurchase. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.
(f)    Incentive Options. The terms specified below shall be applicable to all Incentive Options. Except as modified by the provisions of this Section 2.1(f), all the provisions of the Plan shall be applicable to Incentive Options. Options which are specifically designated as Non-Statutory Options when issued under the Plan shall not be subject to the terms of this Section 2.1(f).
(i)    Eligibility. Incentive Options may only be granted to Employees.
(ii)    Dollar Limitation. The aggregate Fair Market Value of the Common Shares (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Company or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000).
To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, then for purposes of the foregoing limitations on the exercisability of those options as Incentive Options, such options shall be deemed to become first exercisable in that calendar year on the basis of the chronological order in which they were granted, except to the extent otherwise provided under applicable law or regulation.
(iii)    10% Shareholder. If any Employee to whom an Incentive Option is granted is a 10% Shareholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per Common Share on the option grant date, and the option term shall not exceed five (5) years measured from the option grant date.

2.2    SHARE APPRECIATION RIGHTS
(a)    Authority. The Plan Administrator shall have full power and authority, exercisable in its sole discretion, to grant share appreciation rights evidenced by an Award Agreement in the form approved by the Plan Administrator; provided, however, that the terms of each such agreement shall not be inconsistent with the terms specified below.
(b)    Types. Two types of share appreciation rights shall be authorized for issuance under this Section 2.2: (i) tandem share appreciation rights (“Tandem Rights”) and (ii) stand-alone share appreciation rights (“Stand-alone Rights”).
(c)    Tandem Rights. The following terms and conditions shall govern the grant and exercise of Tandem Rights.
(i)    One or more Participants may be granted a Tandem Right, exercisable upon such terms and conditions as the Plan Administrator may establish, to elect between the exercise of the underlying option for Common Shares or the surrender of that option in exchange for a distribution from the Company in an amount equal to the excess of (i) the Fair Market Value (on the option surrender date) of the number of shares in which the Participant is at the time vested under the surrendered option (or surrendered portion thereof) over (ii) the aggregate exercise price payable for such vested shares.
(ii)    Any distribution to which the Participant becomes entitled upon the exercise of a Tandem Right may be made in (i) Common Shares valued at Fair Market Value on the option surrender date, (ii) cash or (iii) a combination of cash and Common Shares, as specified in the applicable Award Agreement.
(d)    Stand-Alone Rights. The following terms and conditions shall govern the grant and exercise of Stand-alone Rights:
(i)    One or more Participants may be granted a Stand-alone Right not tied to any underlying option. The Stand-alone Right shall relate to a specified number of Common Shares and shall be exercisable upon such terms and conditions as the Plan Administrator may establish. In no event, however, may the Stand-alone Right have a maximum term in excess of ten (10) years measured from the grant date.
(ii)    Upon exercise of the Stand-alone Right, the holder shall be entitled to receive a distribution from the Company in an amount equal to the excess of (i) the aggregate Fair Market Value (on the exercise date) of the Common Shares underlying the exercised right over (ii) the aggregate base price in effect for those shares.
(iii)    The number of Common Shares underlying each Stand-alone Right and the base price in effect for those shares shall be determined by the Plan Administrator in its sole discretion at the time the Stand-alone Right is granted. In no event, however, may the base price per share be less than the Fair Market Value per underlying Common Share on the grant date.
(iv)    The distribution with respect to an exercised Stand-alone Right may be made in (i) Common Shares valued at Fair Market Value on the exercise date, (ii) cash or (iii) a combination of cash and Common Shares, as specified in the applicable Award agreement.
(v)    The holder of a Stand-alone Right shall have no shareholder rights with respect to the shares subject to the Stand-alone Right unless and until such person shall have exercised the

Stand-alone Right and become a holder of record of the Common Shares issued upon the exercise of such Stand-alone Right.
(e)    Post-Service Exercise. The provisions governing the exercise of Tandem and Stand-alone Rights following the cessation of the Participant’s Service shall be substantially the same as those set forth in Section 2.1(d) for the options granted under the Plan, and the Plan Administrator’s discretionary authority under Section 2.1(d)(ii) shall also extend to any outstanding Tandem Rights and Stand-alone Appreciation Rights.
2.3    SHARE AWARDS
(a)    Authority. The Plan Administrator shall have full power and authority, exercisable in its sole discretion, to grant share awards either as vested or unvested Common Shares, through direct and immediate issuances. Each share award shall be evidenced by an Award Agreement in the form approved by the Plan Administrator; provided, however, that the terms of each such agreement shall not be inconsistent with the terms specified below.
(b)    Consideration.
Common Shares may be issued under a share award for any of the following items of consideration which the Plan Administrator may deem appropriate in each individual instance:
(i)    cash or check made payable to the Company,
(ii)    past services rendered to the Company (or any Parent or Subsidiary); or
(iii)    any other valid consideration under the Companies Act 1981 of Bermuda, as amended.
(c)    Vesting Provisions.
(i)    Share awards may, in the discretion of the Plan Administrator, be fully and immediately vested upon issuance as a bonus for Service rendered or may vest in one or more installments over the Participant’s period of Service and/or upon the attainment of specified performance objectives.
(ii)    The Plan Administrator shall also have the discretionary authority to structure one or more share awards so that the Common Shares subject to those Awards shall vest upon the achievement of pre-established performance objectives based on one or more Performance Goals and measured over the performance period specified by the Plan Administrator at the time of the grant of the Award. The elements of the vesting schedule applicable to any share award shall be determined by the Plan Administrator and incorporated into the Award Agreement.
(iii)    Should the Participant cease to remain in Service while holding one or more unvested Common Shares issued under a share award or should the performance objectives not be attained with respect to one or more such unvested Common Shares, then those shares shall be immediately surrendered to the Company for cancellation, and the Participant shall have no further shareholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash or cash equivalent, the Company shall repay to the Participant the lower of (i) the cash consideration paid for the surrendered shares or (ii) the Fair Market Value of those shares at the time of cancellation.

(iv)    The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested Common Shares which would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives applicable to those shares. Any such waiver shall result in the immediate vesting of the Participant’s interest in the Common Shares as to which the waiver applies.
(v)    Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant’s unvested Common Shares by reason of any share dividend, share split, recapitalization, combination of shares, exchange of shares, spin-off transaction, extraordinary dividend or distribution or other change affecting the outstanding Common Shares as a class without the Company’s receipt of consideration shall be issued subject to (i) the same vesting requirements applicable to the Participant’s unvested Common Shares and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate, unless and to the extent the Plan Administrator determines at the time to vest and distribute such securities or other property. Equitable adjustments to reflect each such transaction shall also be made by the Plan Administrator to the repurchase price payable per share by the Company for any unvested securities subject to its existing repurchase rights under the Plan; provided the aggregate repurchase price shall in each instance remain the same.
2.4    RESTRICTED SHARE UNITS
(a)    Authority. The Plan Administrator shall have the full power and authority, exercisable in its sole discretion, to grant restricted share units evidenced by an Award Agreement in the form approved by the Plan Administrator; provided, however, that the terms of each such agreement shall not be inconsistent with the terms specified below.
(b)    Terms. Each restricted share unit award shall entitle the Participant to receive the shares underlying that Award (or an amount based on the value of the shares) upon vesting or upon the expiration of a designated time period following the vesting of the Award. Payment of shares underlying a restricted share unit award may be deferred for a period specified by the Plan Administrator at the time the restricted share unit award is initially granted or (to the extent permitted by the Plan Administrator) designated by the Participant pursuant to a timely deferral election made in accordance with the requirements of Code Section 409A. Restricted share units subject to performance vesting may also be structured so that the underlying shares are convertible into Common Shares (or a payment based on the value of the shares), but the rate at which each share is to so convert shall be based on the attained level of performance for each applicable performance objective.
(c)    Vesting Provisions.
(i)    Restricted share units may, in the discretion of the Plan Administrator, vest in one or more installments over the Participant’s period of Service or upon the attainment of specified performance objectives.
(ii)    The Plan Administrator shall also have the discretionary authority to structure one or more restricted share unit awards so that the Common Shares subject to those Awards shall vest (or vest and become issuable) upon the achievement of pre-established performance objectives based on one or more Performance Goals and measured over the performance period specified by the Plan Administrator at the time of the grant of the Award.

(iii)    Outstanding restricted share units shall automatically terminate without any payment if the performance goals or Service requirements established for those Awards are not attained or satisfied. The Plan Administrator, however, shall have the discretionary authority to make a payment under one or more outstanding Awards of restricted share units as to which the designated performance goals or Service requirements have not been attained or satisfied.
(d)    Payment. Restricted share units that vest may be settled in (i) cash, (ii) Common Shares valued at Fair Market Value on the payment date or (iii) a combination of cash and Common Shares, as determined by the Plan Administrator in its sole discretion and set forth in the Award Agreement.
2.5    DIVIDEND EQUIVALENT RIGHTS
(a)    Authority. The Plan Administrator shall have full power and authority, exercisable in its sole discretion, to grant dividend equivalent rights evidenced by an Award Agreement in the form approved by the Plan Administrator; provided however, that the terms of each such agreement shall not be inconsistent with the terms specified below.
(b)    Terms. The dividend equivalent rights may be granted as stand-alone awards or in tandem with other Awards made under the Plan, except dividend equivalent rights shall not be granted in connection with an option or share appreciation right. The term of each dividend equivalent right award shall be established by the Plan Administrator at the time of grant, but no such award shall have a term in excess of ten (10) years.
(c)    Entitlement. Each dividend equivalent right shall represent the right to receive the economic equivalent of each dividend or distribution, whether in cash, securities or other property (other than Common Shares), which is made per issued and outstanding Common Share during the term the dividend equivalent right remains outstanding. A special account on the books of the Company shall be maintained for each Participant to whom a dividend equivalent right is granted, and that account shall be credited per dividend equivalent right with each such dividend or distribution made per issued and outstanding Common Share during the term of that dividend equivalent right remains outstanding.
(d)    Timing of payment. Payment of the amounts credited to such book account shall not be made to the Participant prior to the vesting of that Award (or the portion thereof to which the dividend equivalent right award relates) and shall accordingly be subject to cancellation and forfeiture to the same extent as the underlying Award. Payment may be deferred for a period specified by the Plan Administrator at the time the dividend equivalent right award is initially granted or (to the extent permitted by the Plan Administrator) designated by the Participant pursuant to a timely deferral election made in accordance with the requirements of Code Section 409A.
(e)    Form of payment. Payment of the amounts due with respect to dividend equivalent rights may be made in (i) cash, (ii) Common Shares or (iii) a combination of cash and Common Shares, as determined by the Plan Administrator in its sole discretion and set forth in the Award Agreement. If payment is to be made in the form of Common Shares, the number of Common Shares into which the cash dividend or distribution amounts are to be converted for purposes of the Participant’s book account may be based on the Fair Market Value per Common Share on the date of conversion, a prior date or an average of the Fair Market Value per Common Share over a designated period, as determined by the Plan Administrator in its sole discretion.
2.6    OTHER SHARE-BASED AWARDS

The Plan Administrator may grant other Awards denominated in Common Shares (including performance shares or performance units) under the Plan, alone or in tandem with other Awards, in such amounts as the Plan Administrator shall from time to time in its sole discretion determine. Each Other Share-Based Award granted under the Plan shall be evidenced by an Award Agreement in the form approved by the Plan Administrator. Each Other Share-Based Award so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.
2.7    EFFECT OF CHANGE IN CONTROL
(a)    In the event of a Change in Control, each outstanding Award, as determined by the Plan Administrator in its sole discretion, may be (i) assumed by the successor corporation (or parent thereof), (ii) canceled and substituted with an Award granted by the successor corporation (or parent thereof), (iii) otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction, or (iv) replaced with a cash retention program of the Company or any successor corporation (or parent thereof) which preserves the spread existing on the unvested Award shares subject to the Award at the time of the Change in Control (the excess of the Fair Market Value of those shares over the aggregate purchase price payable for such shares) and, subject to Section 2.7(c) below, provides for subsequent payout of that spread in accordance with the same exercise/vesting schedule applicable to those unvested Award shares.
(b)    To the extent an outstanding Award is not assumed, substituted, continued or replaced in accordance with Section 2.7(a), such Award shall automatically vest in full immediately prior to the effective date of the Change in Control, unless the acceleration of such Award is subject to other limitations imposed by the Plan Administrator at the time of the grant of the Award. The Plan Administrator in its sole discretion shall have the authority to provide that to the extent any such Award, as so accelerated, remains unexercised and outstanding on the effective date of the Change in Control, such Award shall terminate and cease to be outstanding. The holder of such Award shall become entitled to receive, upon consummation of the Change in Control and subject to Section 2.7(c), a lump sum cash payment in an amount equal to the product of (i) number of Common Shares subject to such Award and (ii) the excess of (a) the Fair Market Value per Common Share on the date of the Change in Control over (b) the per share exercise price, base price or purchase price in effect for such Award. However, any such Award shall be subject to cancellation and termination, without cash payment or other consideration due the Award holder, if the Fair Market Value per Common Share on the date of such Change in Control is less than the per share exercise price, base price or purchase price in effect for such Award. Notwithstanding the foregoing, if any Award is subject to a performance-vesting condition tied to the attainment of one or more specified performance goals, and such Award is not to be so assumed, substituted, continued, or replaced, that Award shall vest based on actual performance attainment as of the date of the Change in Control or on a pro-rated basis for time elapsed in the ongoing performance period based on target level, immediately prior to the effective date of the actual Change in Control transaction, and the Common Shares underlying the portion of the Award that vests on such accelerated basis shall be issued in accordance with the applicable Award Agreement, unless such accelerated vesting is precluded by other limitations imposed in the Award Agreement.
(c)    The Plan Administrator shall have the authority to provide that any escrow, holdback, earn-out or similar provisions in the definitive agreement effecting the Change in Control shall apply to any cash payment made pursuant to Section 2.7(a) or Section 2.7(b) to the same extent and in the same manner as such provisions apply to a holder of a Common Shares.
(d)    Immediately following the consummation of the Change in Control, all outstanding Awards shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction.
(e)    In the event of any Change in Control, the Plan Administrator in its sole discretion may determine that all outstanding repurchase or cancellation rights (i) are to be assigned to the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction or (ii) are to be terminated and the Common Shares subject to those terminated rights are to immediately vest in full, unless such accelerated vesting is precluded by limitations imposed by the Plan Administrator at the time the right is issued.
(f)    Each Award which is assumed in connection with a Change in Control or otherwise continued in effect shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities into which the Common Shares subject to that Award would have been converted in consummation of such Change in Control had those shares actually been outstanding at that time. Appropriate adjustments to reflect such Change in Control shall also be made to (i) the exercise or base price or cash consideration payable per share in effect under each outstanding Award, provided the aggregate exercise or base price or cash consideration in effect for such securities shall remain the same, (ii) the maximum number and/or class of securities available for issuance over the remaining term of the Plan, (iii) the maximum number and/or class of securities for which Incentive Options may be granted under the Plan, (iv) the maximum number and/or class of securities for which any one person may be granted Awards under the Plan per calendar year and (v) the number and/or class of securities subject to the Company’s outstanding repurchase rights under the Plan and the repurchase price payable per share. To the extent the actual holders of the Company’s outstanding Common Shares receive cash consideration for their Common Shares in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of the outstanding Awards under the Plan and subject to the Plan Administrator’s approval, substitute, for the securities underlying those assumed Awards, one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per Common Shares in such Change in Control transaction.
(g)    The Plan Administrator shall have the discretion, exercisable either at the time an Award is granted or at any time while an Award remains outstanding, to structure such Award so that the shares subject to such Award will automatically vest on an accelerated basis should the Participant’s Service terminate by reason of an Involuntary Termination within a designated period following the effective date of any Change in Control in which the Award is assumed or otherwise continued in effect and the repurchase rights applicable to those shares do not otherwise terminate.
(h)    The portion of any Incentive Option accelerated in connection with a Change in Control shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar ($100,000) limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Non-Statutory Option under the Federal tax laws.
2.8    REPRICING PROGRAMS
The Plan Administrator shall not have the discretionary authority, except pursuant to Section 1.5(g), to (i) implement cancellation/regrant programs pursuant to which outstanding options or share appreciation rights under the Plan are cancelled and new options or share appreciation rights are granted in replacement with a lower exercise or base price per share, (ii) cancel outstanding options or share appreciation rights under the Plan with exercise or base prices per share in excess of the then current Fair Market Value per Common Share for consideration payable in cash or in equity securities of the Company

(except in the case of a Change in Control) or (iii) reduce the exercise or base price in effect for outstanding options or share appreciation rights under the Plan, in any case without shareholder approval.

ARTICLE 3
MISCELLANEOUS
3.1    DEFERRED COMPENSATION
(a)    The Plan Administrator may, in its sole discretion, structure one or more Awards (other than options and share appreciation rights) so that the Participants may be provided with an election to defer the compensation associated with those Awards for federal income tax purposes. Any such deferral opportunity shall comply with all applicable requirements of Code Section 409A.
(b)    The Plan Administrator may implement a non-employee Board member retainer fee deferral program under the Plan so as to allow the non-employee Board members the opportunity to elect, prior to the start of each calendar year, to convert the Board and Board committee retainer fees to be earned for such year into restricted share units under the Plan that will defer the issuance of the Common Shares that vest under those restricted share units until a permissible date or event under Code Section 409A. If such program is implemented, the Plan Administrator shall have the authority to establish such rules and procedures as it deems appropriate for the filing of such deferral elections and the designation of the permissible distribution events under Code Section 409A.
(c)    To the extent the Company maintains one or more separate non-qualified deferred compensation arrangements which allow the participants the opportunity to make notional investments of their deferred account balances in Common Shares, the Plan Administrator may authorize the share reserve under the Plan to serve as the source of any Common Shares that become payable under those deferred compensation arrangements. In such event, the share reserve under the Plan shall be reduced on a share-for-share basis for each Common Shares issued under the Plan in settlement of the deferred compensation owed under those separate arrangements.
3.2    TRANSFERABILITY OF AWARDS
The transferability of Awards granted under the Plan shall be governed by the following provisions:
(a)    Incentive Options. During the lifetime of the Participant, Incentive Options shall be exercisable only by the Participant and shall not be assignable or transferable other than by will or the laws of inheritance following the Participant’s death.
(b)    Other Awards. All other Awards shall be subject to the same limitation on transfer as Incentive Options, except that the Plan Administrator may structure one or more such Awards so that the Award may be assigned in whole or in part during the Participant’s lifetime to one or more Family Members of the Participant or to a trust established exclusively for the Participant and/or such Family Members, to the extent such assignment is in connection with the Participant’s estate plan or pursuant to a domestic relations order. The assigned portion of an Award may only be exercised (if applicable) by the person or persons who acquire a proprietary interest in the Award pursuant to the assignment. The terms applicable to the assigned portion of the Award shall be the same as those in effect for the Award immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.
(c)    Beneficiary Designation. Notwithstanding the foregoing, a Participant may, to the extent permitted by the Plan Administrator, designate one or more persons as the beneficiary or beneficiaries of some or all of his or her outstanding Awards, and those Awards shall, in accordance with such designation and to the extent valid under applicable law, automatically be transferred to such beneficiary or beneficiaries upon the Participant’s death while holding those Awards. Such beneficiary or beneficiaries shall take the transferred Awards subject to all the terms and conditions of the applicable agreement evidencing each such transferred Award, including (without limitation) the limited time period during which the Award may be exercised (if applicable) following the Participant’s death.
3.3    SHAREHOLDER RIGHTS
A Participant shall not have any of the rights of a shareholder (including the right to vote or receive dividends) with respect to Common Shares covered by an Award until the Participant becomes the holder of record of such shares. A Participant may be granted the right to receive dividend equivalents under Section 2.5 with respect to one or more outstanding Awards. However, any dividend or dividend equivalent payable in connection with an unvested Award shall not be paid until and unless the underlying Award vests and shall be subject to risk of forfeiture to the same extent as the underlying Award.
3.4    TAX WITHHOLDING
The Company’s obligation to deliver Common Shares, other securities or cash upon the exercise, issuance, vesting or settlement of an Award under the Plan shall be subject to the satisfaction of all applicable Withholding Tax requirements. The Company (or any Parent or Subsidiary employing or retaining the Participant) shall have the right and is hereby authorized to withhold, from any cash, Common Shares, other securities or other property issuable or deliverable under any Award or from any compensation or other amounts owing to the Participant, the amount (in cash, Common Shares, other securities or other property) of any required Withholding Taxes in respect of an Award and to take such other action as may be necessary in the opinion of the Plan Administrator to satisfy all obligations for the payment of such Withholding Taxes. Without limiting the generality of the foregoing, the Plan Administrator may, in its sole discretion, permit a Participant to satisfy the foregoing Withholding Tax liability in whole or in part by (A) the delivery of Common Shares previously acquired by such individual (other than in connection with the exercise, issuance, vesting or settlement triggering the Withholding Taxes) with an aggregate Fair Market Value equal to the Withholding Taxes or having the Company withhold, from the Common Shares otherwise issuable upon the issuance, exercise, vesting or settlement of such Award, a portion of those shares with an aggregate Fair Market Value at the time of delivery equal to the Withholding Taxes, in each case at a withholding rate determined by the Plan Administrator but in no event to exceed the maximum statutory rate applicable to the Participant.
3.5    SHARE ESCROW/LEGENDS
Unvested shares may, in the Plan Administrator’s discretion, be held in escrow by the Company until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.
3.6    EFFECTIVE DATE AND TERM OF THE PLAN

(a)    The Plan became effective on the Plan Effective Date. The Plan was amended and restated by the Board on September 10, 2019, subject to shareholder approval at the 2019 Annual Shareholders Meeting to increase the share reserve.
(b)    The Plan shall terminate upon the earliest to occur of (i) the date immediately preceding the tenth anniversary of the Plan Effective Date, (ii) the date on which all shares available for issuance under the Plan shall have been issued as fully vested shares, (iii) the termination of all outstanding Awards in connection with a Change in Control, or (iii) the termination of the Plan by the Board. Should the Plan terminate under subsection (i) above, then all Awards outstanding at that time shall continue to have force and effect in accordance with the provisions of the documents evidencing those Awards.
3.7    TERMINATION AND AMENDMENT OF THE PLAN
(a)    The Board shall have complete and exclusive power and authority to terminate the Plan at any time. The Board shall also have complete and exclusive power and authority to amend or modify the Plan in any or all respects, subject to shareholder approval to the extent required under applicable law or regulation or pursuant to the listing standards of the Stock Exchange on which the Common Shares are at the time primarily traded. However, no such amendment or modification shall adversely affect the rights and obligations with respect to Awards at the time outstanding under the Plan unless the Participant consents to such amendment or modification.
(b)    The Compensation Committee shall have the discretionary authority to adopt and implement from time to time such addenda or subplans to the Plan as it may deem necessary in order to bring the Plan into compliance with applicable laws and regulations of any foreign jurisdictions in which Awards are to be made under the Plan and/or to obtain favorable tax treatment in those foreign jurisdictions for the individuals to whom the Awards are made.
(c)    Awards may be made under the Plan that involve Common Shares in excess of the number of shares then available for issuance under the Plan, provided no shares shall actually be issued pursuant to those Awards until the number of Common Shares available for issuance under the Plan is sufficiently increased by shareholder approval of an amendment of the Plan authorizing such increase. If such shareholder approval is not obtained within twelve (12) months after the date the first excess Award is made, then all Awards granted on the basis of such excess shares shall terminate and cease to be outstanding.
3.8    USE OF PROCEEDS
Any cash proceeds received by the Company from the sale of Common Shares under the Plan shall be used for general corporate purposes.
3.9    REGULATORY APPROVALS
(a)    The implementation of the Plan, the granting of any Award under the Plan and the issuance of any Common Shares in connection with the issuance, exercise, vesting or settlement of any Award under the Plan shall be subject to the Company’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards made under the Plan and the Common Shares issuable pursuant to those Awards.

(b)    No Common Shares or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of applicable securities laws, and all applicable listing requirements of any Stock Exchange on which the Common Shares are then listed for trading.
3.10    NO EMPLOYMENT/SERVICE RIGHTS
Nothing in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.
3.11    RECOUPMENT
Participants shall be subject to any clawback, recoupment or other similar policy adopted by the Board as in effect (and as modified) from time to time and Awards and any cash, Common Shares or other property or amounts due, paid or issued to a Participant shall be subject to the terms of such policy, as in effect (and as modified) from time to time.
APPENDIX
The following definitions shall be in effect under the Plan:
(a)    Award shall mean any of the following awards authorized for issuance or grant under the Plan: options, share appreciation rights, share awards, restricted share units, dividend equivalents and other share-based awards.
(b)    Award Agreement shall mean the written agreement(s) between the Company and the Participant evidencing a particular Award made to that individual under the Plan, as such agreement(s) may be in effect from time to time.
(c)    Board shall mean the Company’s Board of Directors.
(d)    Change in Control shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:
(i)    Change in Control shall have the meaning assigned to such term in the Award Agreement for the particular Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.
(ii)    In the absence of any other Change in Control definition in the Award Agreement (or in any other agreement incorporated by reference into the Award Agreement), Change in Control shall mean a change in ownership or control of the Company effected through any of the following transactions:
(A)    a merger, consolidation or other reorganization approved by the Company’s shareholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction,

(B)    a shareholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets,
(C)    the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders, or
(D)    a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period (“Incumbent Directors”) or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Incumbent Directors who were still in office at the time the Board approved such election or nomination; provided that any individual who becomes a Board member subsequent to the beginning of such period and whose election or nomination was approved by two-thirds of the Board members then comprising the Incumbent Directors will be considered an Incumbent Director.
(e)    Code shall mean the U.S. Internal Revenue Code of 1986, as amended.
(f)    Common Share shall mean the Company’s Common Share.
(g)    Compensation Committee shall mean the Compensation Committee of the Board comprised of two (2) or more non-employee Board members, each of whom is intended to qualify as a “non-employee director” (as defined in Rule 16b-3 under the Exchange Act) and an “independent director” under the rules of any securities exchange or automated quotation system on which the Common Shares are then listed, quoted or traded; provided that any action taken by the Compensation Committee shall be valid and effective, whether or not one or more members of the Compensation Committee at the time of such action is later determined not to have satisfied the requirements for membership set forth in this definition or otherwise provided in the charter of the Compensation Committee.
(h)    Company shall mean Alpha and Omega Semiconductor Limited, a company incorporated and existing under the laws of the Islands of Bermuda, and any successor to all or substantially all of the assets or voting stock of Alpha and Omega Semiconductor Limited.
(i)    Employee shall mean an individual who is in the employ of the Company (or any Parent or Subsidiary, whether now existing or subsequently established), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.
(j)    Exercise Date shall mean the date on which the Company shall have received written notice of the option exercise.
(k)    Fair Market Value per Common Share on any relevant date shall be determined in accordance with the following provisions:
(i)    If the Common Shares are at the time traded on a Stock Exchange, then the Fair Market Value shall be the closing selling price per Common Share at the close of regular hours trading (i.e., before after-hours trading begins) on date in question on the Stock Exchange serving as the primary market for the Common Shares, as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Global or Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Common Shares are then primarily traded. If there is no closing selling price for the Common Shares on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
(ii)    If the Common Shares are at the time quoted on a national or regional securities exchange or market system (including over-the-counter markets and the Nasdaq Capital Market) determined by the Plan Administrator to be the primary market for the Common Shares, then the Fair Market Value shall be the closing selling price per Common Share on the date in question, as such price is officially reported by such exchange or market system. If there is no closing selling price for the Common Shares on the date in question, then the Fair Market Value shall be the closing selling price of a Common Share on the last preceding date for which such quotation exists.
(l)    Family Member shall mean, with respect to a particular Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.
(m)    Good Reason shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:
(i)    Good Reason shall have the meaning assigned to such term in the Award Agreement for the particular Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.
(ii)    In the absence of any other Good Reason definition in the Award Agreement (or in any other agreement incorporated by reference into the Award Agreement), Good Reason shall mean an individual’s voluntary resignation following one or more of the following without the individual's consent; (A) a change in his or her position with the Company (or any Parent or Subsidiary) which materially reduces his or her duties, responsibilities or authority, (B) a material diminution in the duties, responsibilities or authority of the person to whom such individual reports, (C) a material reduction in such individual’s level of base compensation, or (D) a material relocation of such individual’s place of employment, provided, however, that a resignation for Good Reason may be effected only after (i) the individual provides written notice to the Company of the event or transaction constituting grounds for such resignation within sixty (60) days after the occurrence of that event or transaction, (ii) the Company fails to take the requisite remedial action with respect to such event or transaction within thirty (30) days after receipt of such notice, and (iii) the individual resigns within thirty (30) days after the expiration of the Company’s cure period set forth in subsection (ii).
(n)    Incentive Option shall mean an option which satisfies the requirements of Code Section 422.
(o)    Involuntary Termination shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:
(i)    Involuntary Termination shall have the meaning assigned to such term in the Award Agreement for the particular Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.

(ii)    In the absence of any other Involuntary Termination definition in the Award Agreement (or in any other agreement incorporated by reference into the Award Agreement), Involuntary Termination shall mean such individual’s involuntary dismissal or discharge by the Company (or any Parent or Subsidiary) for reasons other than Misconduct, or such individual’s voluntary resignation for Good Reason.
(p)    Misconduct shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:
(i)    Misconduct shall have the meaning assigned to such term in the Award Agreement for the particular Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.
(ii)    In the absence of any other Misconduct definition in the Award Agreement for a particular Award (or in any other agreement incorporated by reference into the Award Agreement), Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Company (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not in any way preclude or restrict the right of the Company (or any Parent or Subsidiary) to discharge or dismiss any Participant or other person in the Service of the Company (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan, to constitute grounds for termination for Misconduct.
(q)    1934 Act shall mean the U.S. Securities Exchange Act of 1934, as amended.
(r)    Non-Employee Director shall mean a non-employee member of the Board.
(s)    Non-Statutory Option shall mean an option not an Incentive Option.
(t)    Parent shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
(u)    Participant shall mean any person who is granted an Award under the Plan.
(v)    Performance Goals shall mean any of the following performance criteria upon which the vesting of one or more Awards under the Plan may be based: (i) cash flow; (ii) earnings (including earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for share-based compensation, earnings before interest, taxes, depreciation and amortization, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) share price; (vi) return on equity or average shareholder equity; (vii) total shareholder return or growth in total shareholder return either directly or in relation to a comparative group; (viii) return on capital; (ix) return on assets or net assets; (x) invested capital, required rate of return on capital or return on invested capital; (xi) revenue, growth in revenue or return on sales; (xii) income or net income; (xiii) operating income, net operating income or net operating income after tax; (xiv) profit, operating profit or net operating profit; (xv) operating margin or gross margin; (xvi) return on operating revenue or return on operating profit; (xvii) sales or bookings targets; (xviii) billings; (xix) expense or expense control and/or cost reductions; (xx) capital expenditure; (xxi) improvement in or attainment of working capital levels; (xxii) market share or penetration; (xxiii) debt reduction or debt levels (xxiv) project and product measures; (xxv) operation performance; (xxvi) systems and systems improvement; (xxvii) manufacturing; (xxviii) manufacturing efficiencies, improvement or variances; (xxix) delivery performance; (xxx) product and technology development; (xxxi) manufacturing and operational achievements; (xxxii) capacity utilization or milestones; (xxxiii) environmental goals or management; (xxxiv) market capitalization, (xxxv) application approvals, (xxxvi) litigation and regulatory resolution goals, (xxxvii) implementation, completion or attainment of key projects, (xxviii) product sales or milestones, (xxxix) budget comparisons, (xl) growth in shareholder value relative to the growth of a peer group or index; (xli) development and implementation of strategic plans and/or organizational restructuring goals; (xlii) development and implementation of risk and crisis management programs; (xli) improvement in workforce diversity; (xlii) compliance requirements and compliance relief; (xliii) productivity goals; (xliv) workforce management and succession planning goals; (xlv) economic value added (including typical adjustments consistently applied from generally accepted accounting principles required to determine economic value added performance measures); (xlvi) contract win, renewal or extension; (xlvii) design win; (xlviii) delivery and/or design schedule; (xlix) development or milestones in new generation of products or technologies; (l) product technology or quality; (li) leadership metrics; recruiting and maintaining personnel, employee retention, measures of  customer satisfaction, employee satisfaction or staff development; (li) development or marketing collaborations, formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Company’s revenue or profitability or enhance its customer base; (lii) merger and acquisitions; and (liii) other similar criteria consistent with the foregoing. In addition, such performance criteria may be based upon the attainment of specified levels of the Company’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Company’s business units or divisions or any Parent or Subsidiary. Any performance goals that are financial metrics, may be determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) or non-GAAP measures, in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”), or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP or under IASB Principles. Each applicable Performance Goal may include a minimum threshold level of performance below which no Award will be earned, levels of performance at which specified portions of an Award will be earned and a maximum level of performance at which an Award will be fully earned. Each applicable performance goal may be structured at the time of the Award to provide for appropriate adjustment for one or more of the following items: (A) asset impairments or write-downs; (B) litigation or claim judgments or settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) the operations of any business acquired by the Company; (F) the divestiture of one or more business operations or the assets thereof; (G) the effects of any corporate transaction, such as a merger, consolidation, separation (including spin-off or other distributions of stock or property by the Company) or reorganization; (H) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events; (I) acquisitions or divestitures; (J) change in the corporate structure or capital structure of the Company; (K) an event either not directly related to the operations of the Company, Parent, Subsidiary, division, business segment or business unit or not within the reasonable control of management; (L) foreign exchange gains and losses; (M) a change in the fiscal year of the Company; (N) the refinancing or repurchase of bank loans or debt securities; (O) unbudgeted capital expenditures; (P) the issuance or repurchase of equity securities and other changes in the number of outstanding shares; (Q) conversion of some or all of convertible securities to common stock; (R) any business interruption event; (S) the cumulative effects of tax or accounting changes in accordance with GAAP; (T) the effect of changes in other laws or regulatory rules affecting reported results; and (U) any other adjustment consistent with the operation of the Plan.

(w)    Plan shall mean the Company’s 2018 Equity Omnibus Plan, as set forth in this document.
(x)    Plan Administrator shall mean the particular entity, whether the Compensation Committee, the Board, the Secondary Board Committee or any delegate of the Board or the Compensation Committee authorized to administer the Plan with respect to one or more classes of eligible persons, to the extent such entity or delegate is carrying out its administrative functions under the Plan with respect to the persons under its jurisdiction.
(y)    Plan Effective Date shall mean November 8, 2018, the date upon which the Plan was approved by the shareholders.
(z)    Predecessor Plan shall mean the Company’s 2009 Share Option/Share Issuance Plan.
(aa)    Secondary Board Committee shall mean a committee of one or more Board members appointed by the Board to administer the Plan with respect to eligible persons other than Section 16 Insiders.
(bb)    Section 16 Insider shall mean an officer or director of the Company as defined under Section 16 of the 1934 Act.
(cc)    Service shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:
(i)    Service shall have the meaning assigned to such term in the Award Agreement for the particular Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.
(ii)    In the absence of any other definition of Service in the Award Agreement for a particular Award (or in any other agreement incorporated by reference into the Award Agreement), Service shall mean the performance of services for the Company (or any Parent or Subsidiary, whether now existing or subsequently established) by a person in the capacity of an Employee, a Non-Employee Director or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant or share issuance. For purposes of this particular definition of Service, a Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) the Participant no longer performs services in any of the foregoing capacities for the Company or any Parent or Subsidiary or (ii) the entity for which the Participant is performing such services ceases to remain a Parent or Subsidiary of the Company, even though the Participant may subsequently continue to perform services for that entity.
(iii)    Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Company; provided, however, that should such leave of absence exceed three (3) months, then for purposes of determining the period within which an Incentive Option may be exercised as such under the federal tax laws, the Participant’s Service shall be deemed to cease on the first day immediately following the expiration of such three (3)-month period, unless Participant is provided with the right to return to Service following such leave either by statute or by written contract. Except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Company’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.

(dd)    Stand-alone Rights shall have the meaning set forth in Section 2.2.
(ee)    Stock Exchange shall mean the American Stock Exchange, the NASDAQ Capital Market, NASDAQ Global or Global Select Market or the New York Stock Exchange.
(ff)    Subsidiary shall mean any corporation, association, or other business entity, including a joint venture (in all cases other than the Company) in an unbroken chain of corporations (or other associations or other entities) beginning with the Company, provided each corporation (or other association or entity) (other than the last corporation, association or entity) in the unbroken chain owns, at the time of the determination, any interest in one of the other corporations (or association or entity) in such chain, unless otherwise provided in the Award Agreement. Notwithstanding the foregoing, with respect to any Incentive Option, “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
(gg)    Tandem Rights shall have the meaning set forth in Section 2.2.
(hh)    10% Shareholder shall mean the owner of shares (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company (or any Parent or Subsidiary).
(ii)    Withholding Taxes shall mean the income tax, employment tax, social insurance, payroll tax, contributions, payment on account obligations or other amounts required to be collected, withheld or accounted for in connection with the exercise, issuance, vesting or settlement of an Award.

APPENDIX B

ALPHA & OMEGA SEMICONDUCTOR LIMITED
2018 EMPLOYEE SHARE PURCHASE PLAN
PLAN AMENDMENT

The Alpha & Omega Semiconductor Limited 2018 Employee Share Purchase Plan (the “Plan”) is hereby amended, effective as of ______________, 2021.

1.Section III.A of the Plan is hereby amended in its entirety to read as follows:

The shares purchasable under the Plan shall be authorized but unissued or reacquired Common Shares, including Common Shares purchased on the open market. Subject to Section III.B, the number of Common Shares reserved for issuance over the term of the Plan shall not exceed Two Million Five Hundred Thousand (2,500,000) shares.

2.     Section VII.D of the Plan is hereby amended in its entirety to read as follows:

Number of Purchasable Shares. The number of Common Shares purchasable by a Participant on each Purchase Date during the particular offering period in which he or she is enrolled shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the Purchase Interval ending with that Purchase Date (or, to the extent applicable, his or her lump sum contributions) by the purchase price in effect for the Participant for that Purchase Date. However, the maximum number of Common Shares purchasable per Participant on any one Purchase Date within such offering period shall not exceed 875 shares and the maximum number of Common Shares purchasable in total by all Participants on any one Purchase Date within such offering period shall not exceed 300,000 shares, with each such limitation subject to periodic adjustments in the event of certain changes in the Company’s capitalization. The Plan Administrator shall have the discretionary authority, exercisable prior to the start of any offering period under the Plan, to increase or decrease the limitations to be in effect for the number of shares purchasable per Participant and in total by all Participants on each Purchase Date within that offering period.

3.     Except as modified by this Plan Amendment, all the terms and provisions of the Plan as in effect immediately prior to such amendment shall continue in full force and effect.

IN WITNESS WHEREOF, Alpha & Omega Semiconductor Limited has caused this Plan Amendment to be executed on its behalf by its duly-authorized officers as of the date set forth below.

Alpha & Omega Semiconductor Limited

By:

Title:

Date: ______________________________

ALPHA AND OMEGA SEMICONDUCTOR LIMITED

2018 EMPLOYEE SHARE PURCHASE PLAN

I.PURPOSE OF THE PLAN
This 2018 Employee Share Purchase Plan is intended to promote the interests of Alpha and Omega Semiconductor Limited, a company incorporated and existing under the laws of the Islands of Bermuda, by providing eligible employees with the opportunity to acquire a proprietary interest in the Company.
The Company intends that the Plan qualify as an “employee stock purchase plan” under Code Section 423 for one or more specified offerings made under the Plan. The Company may, however, establish one or more offerings under the Plan that are not designed to comply with the requirements of Code Section 423 but are intended to comply with the tax, securities and other compliance requirements of, and obtain tax and other objectives in, the foreign jurisdictions in which those offerings are conducted in order to allow participants in such offerings to purchase shares in a manner similar to the Plan. Such offerings shall be separate from any offering designed to comply with the Code Section 423 requirements but may be conducted concurrently with any such offering.
The Plan shall serve as the successor to the Company’s Employee Share Purchase Plan (the “Predecessor Plan), and no additional offerings will commence under the Predecessor Plan on or after the Effective Date. All outstanding offerings under the Predecessor Plan, however, shall continue in effect in accordance with their terms, consistent with the Predecessor Plan.
Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.
II.    ADMINISTRATION OF THE PLAN
The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Code Section 423 or other applicable law. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.
III.    SHARES SUBJECT TO PLAN
A.    The shares purchasable under the Plan shall be authorized but unissued or reacquired Common Shares, including Common Shares purchased on the open market. Subject to Section III.B, the number of Common Shares reserved for issuance over the term of the Plan shall not exceed One Million Four Hundred Thirty Thousand (1,430,000) shares.
B.    Should any change be made to the Common Shares by reason of any share split, share dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction, extraordinary distribution (whether in cash, securities or other property) or other change affecting the outstanding Common Shares as a class without the Company’s receipt of consideration, or should the value of the outstanding Common Shares be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, then equitable adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date, (iii) the maximum number and class of securities purchasable in total by all Participants on any one Purchase Date and (iv) the number and class of securities and the price per share in effect under each outstanding purchase right. The adjustments shall be made in such manner as the Plan Administrator deems appropriate in order to prevent the dilution or enlargement of benefits thereunder.
IV.    OFFERING PERIODS
A.    The Plan shall be implemented in one or more offerings. Offerings may be consecutive or overlapping. Each offering shall be in such form and shall contain such terms and conditions as the Plan Administrator shall deem appropriate. The terms and conditions of each offering may vary, and two or more offerings may run concurrently under the Plan, each with its own terms and conditions. In addition, special offerings may be established with respect to entities that are acquired by the Company (or any subsidiary of the Company) or under such other circumstances as the Plan Administrator deems appropriate. In no event, however, shall the terms and conditions of any offering contravene the express limitations and restrictions of the Plan, and to the extent required by Code Section 423, the Participants in each separate offering shall have equal rights and privileges under that offering in accordance with the requirements of Code Section 423(b)(5).
B.    Common Shares shall be offered for purchase under each offering through a series of overlapping offering periods until such time as (i) the maximum number of Common Shares available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.
C.    Each offering period shall be of such duration (not to exceed twenty-seven (27) months) as determined by the Plan Administrator prior to the commencement date of such offering period. Until such time as otherwise determined by the Plan Administrator, offering periods will commence on May 15 and November 15 (or if such dates are not Trading Days, then the first Trading day immediately following such dates) and will be of a duration of approximately twenty-four (24) months.
D.    Each offering period shall consist of one or more successive Purchase Intervals as determined by the Plan Administrator prior to the commencement of such offering period. Until such time as otherwise determined by the Plan Administrator, Purchase Intervals will commence on May 15 and November 15 each year (or if such dates are not Trading Days, then the first Trading Day immediately following such dates) and end on November 14 and May 14, respectively (or if such dates are not Trading Days, then the immediately preceding Trading Day).
E.    Should the Fair Market Value per Common Share on any Purchase Date within a particular offering period be less than the Fair Market Value per Common Share on the start date of that offering period, then the individuals participating in such offering period shall, immediately after the purchase of Common Shares on their behalf on such Purchase Date, be transferred from that offering period and automatically enrolled in the next offering period commencing on the next business day following such Purchase Date, provided and only if the Fair Market Value per Common Share on the start date of that new offering period is lower than the Fair Market Value per Common Share on the start date of the offering period in which they were currently enrolled.
F.    The terms and conditions of each offering period may vary, and two or more offerings periods may run concurrently under the Plan, each with its own terms and conditions. In addition, special offering periods may be established with respect to entities that are acquired by the Company (or any subsidiary of the Company) or under such other circumstances as the Plan Administrator deems appropriate. In no event, however, shall the terms and conditions of any offering period contravene the express limitations and restrictions of the Plan, and to the extent required by Code Section 423, the

Participants in each separate offering shall have equal rights and privileges under that offering in accordance with the requirements of Code Section 423(b)(5).
V.    ELIGIBILITY
A.    Purchase rights may be granted under the Plan only to Employees of the Company or an Affiliate. Unless otherwise determined by the Plan Administrator for an offering, each individual who is an Eligible Employee on the start date of any offering period under the Plan may enter that offering period on such start date. However, no Eligible Employee may participate in more than one offering period at any one time.
B.    The date an individual enters an offering period shall be designated his or her Entry Date for purposes of that offering period.
C.    Except as otherwise provided in Section IV.E above, an Eligible Employee must, in order to participate in the Plan for a particular offering period, complete and timely submit the enrollment forms prescribed by the Plan Administrator (which may include accessing the website designated by the Company and electronically completing and submitting the enrollment forms) and file such forms with the Plan Administrator (or its designate) on or before his or her scheduled Entry Date. However, unless sooner enrolled in the Plan in accordance with the foregoing, any Participant enrolled in any offering period outstanding under the Predecessor Plan on the Effective Date shall automatically, following the completion of that offering period, be enrolled upon the same terms and conditions in effect for that offering period, including the authorized rate of payroll deduction, on the start date of the first offering period under the Plan thereafter that incorporates those same terms and conditions.
VI.    PAYROLL DEDUCTIONS
A.    The payroll deduction authorized by the Participant for purposes of acquiring Common Shares during an offering period may be any multiple of one percent (1%) of the Cash Earnings or Base Salary (as determined by the Plan Administrator prior to the start of the offering period) paid to the Participant during each Purchase Interval within that offering period, up to a maximum of fifteen percent (15%). The deduction rate so authorized shall continue in effect throughout the offering period, except to the extent such rate is changed in accordance with the following guidelines:
(i)    The Participant may, at any time during the offering period, reduce his or her rate of payroll deduction to become effective as soon as possible after filing the appropriate form with the Plan Administrator. Unless otherwise determined by the Plan Administrator for an offering, the Participant may not, however, effect more than one (1) such reduction per Purchase Interval.
(ii)    The Participant may, prior to the commencement of any new Purchase Interval within the offering period or prior to the start date of any new offering period, increase the rate of his or her payroll deduction by filing the appropriate form with the Plan Administrator. The new rate (which may not exceed the maximum payroll deduction percentage in effect for that offering period) shall become effective on the start date of the first Purchase Interval or first offering period (if earlier) following the filing of such form.
(iii)    The Participant may at any time reduce his or her rate of payroll deduction to 0%. Such reduction shall become effective as soon as administratively practicable following the filing of the appropriate form with the Plan Administrator. The Participant’s existing payroll deductions for the Purchase Interval in which such reduction occurs shall be applied to the purchase of Common Shares on the next scheduled Purchase Date.
B.    Payroll deductions shall begin on the first pay day administratively feasible following the Participant’s Entry Date and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of that offering period. The amounts so collected shall be credited to the Participant’s book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account unless otherwise required by applicable law. The amounts collected from the Participant shall not be required to be held in any segregated account or trust fund and may be commingled with the general assets of the Company and used for general corporate purposes unless otherwise required by applicable law.
C.    Payroll deductions (together with any permitted contributions) shall automatically cease upon the termination of the Participant’s purchase right in accordance with the provisions of the Plan.
D.    The Plan Administrator may permit Employees in one or more offerings to contribute to the Plan by means other than payroll deductions.
E.    The Participant’s acquisition of Common Shares under the Plan on any Purchase Date shall neither limit nor require the Participant’s acquisition of Common Shares on any subsequent Purchase Date, whether within the same or a different offering period.
VII.    PURCHASE RIGHTS
A.    Grant of Purchase Rights. A Participant shall be granted a separate purchase right for each offering period in which he or she is enrolled. The purchase right shall be granted on the Participant’s Entry Date and shall provide the Participant with the right to purchase Common Shares, in a series of one or more successive installments during that offering period, upon the terms set forth below.
Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or any Affiliate.
B.    Exercise of the Purchase Right. Each purchase right shall be automatically exercised on each successive Purchase Date within the offering period, and Common Shares shall accordingly be purchased on behalf of each Participant on each such Purchase Date. The purchase shall be effected by applying the Participant’s payroll deductions (or, to the extent applicable, his or her lump sum contribution) for the Purchase Interval ending on such Purchase Date to the purchase of whole Common Shares at the purchase price in effect for the Participant for that Purchase Date.
C.    Purchase Price. The purchase price per share at which Common Shares will be purchased on the Participant’s behalf on each Purchase Date within the particular offering period in which he or she is enrolled shall be determined by the Plan Administrator and shall not be less than eighty-five percent (85%) of the lower of (i) the Fair Market Value per Common Share on the Participant’s Entry Date or (ii) the Fair Market Value per Common Share on that Purchase Date. Unless such time as otherwise determined by the Plan Administrator the purchase price per share on any Purchase Date shall be equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per Common Share on the Participant’s Entry Date or (ii) the Fair Market Value per Common Share on that Purchase Date.
D.    Number of Purchasable Shares. The number of Common Shares purchasable by a Participant on each Purchase Date during the particular offering period in which he or she is enrolled shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the Purchase Interval ending with that Purchase Date (or, to the extent applicable, his or her lump sum contributions) by the purchase price in effect for the Participant for that Purchase Date. However, the maximum number of Common Shares purchasable per Participant on any one Purchase Date within such offering period shall not exceed 875 shares and the maximum number of Common Shares purchasable in total by all Participants on any one Purchase Date within such offering period shall not exceed 200,000 shares, with each such limitation subject to periodic adjustments in the event of certain changes in the Company’s capitalization. The Plan Administrator shall have the discretionary authority, exercisable prior to the start of any offering period under the Plan, to increase or decrease the limitations to be in effect for the number of shares purchasable per Participant and in total by all Participants on each Purchase Date within that offering period.
E.    Excess Payroll Deductions. Any payroll deductions (or contributions) not applied to the purchase of Common Shares on any Purchase Date because they are not sufficient to purchase a whole Common Share or by reason of the limitation on the maximum number of shares purchasable per Participant or in total by all Participants on the Purchase Date shall be promptly refunded.
F.    Suspension of Payroll Deductions. In the event that a Participant is, by reason of the accrual limitations in Article VIII, precluded from purchasing additional Common Shares on one or more Purchase Dates during the offering period in which he or she is enrolled, then no further payroll deductions (or contributions) shall be collected from such Participant with respect to those Purchase Dates. The suspension of such deductions (or contributions) shall not terminate the Participant’s purchase right for the offering period in which he or she is enrolled, and payroll deductions (or, to the extent applicable, contributions) shall automatically resume on behalf of such Participant once he or she is again able to purchase shares during that offering period in compliance with the accrual limitations of Article VIII.
G.    Withdrawal from Offering Period. The following provisions shall govern the Participant’s withdrawal from an offering period:
(i)    A Participant may withdraw from the offering period in which he or she is enrolled at any time prior to the next scheduled Purchase Date by filing the appropriate form with the Plan Administrator (or its designate), and no further payroll deductions (or contributions) shall be collected from the Participant with respect to that offering period. Any payroll deductions (or contributions) collected during the Purchase Interval in which such withdrawal occurs shall, at the Participant’s election, be immediately refunded or held for the purchase of shares on the next Purchase Date. If no such election is made at the time of such withdrawal, then the payroll deductions (or contributions) collected from the Participant during the Purchase Interval in which such withdrawal occurs shall be refunded as soon as possible.
(ii)    The Participant’s withdrawal from a particular offering period shall be irrevocable, and the Participant may not subsequently rejoin that offering period at a later date. In order to resume participation in any subsequent offering period, such individual must re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before his or her scheduled Entry Date into that offering period.
H.    Termination of Purchase Right. The following provisions shall govern the termination of outstanding purchase rights:
(i)    Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant’s payroll deductions (or, to the extent applicable, his or her lump sum contributions) for the Purchase Interval in which the purchase right so terminates shall be immediately refunded.
(ii)    However, should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the right, exercisable up until the last business day of the Purchase Interval in which such leave commences, to (a) withdraw all the payroll deductions (or contributions) collected to date on his or her behalf for that Purchase Interval or (b) have such funds held for the purchase of shares on his or her behalf on the next scheduled Purchase Date. Unless otherwise determined by the Plan Administrator for one or more offerings, in no event, however, shall any further payroll deductions be collected on the Participant’s behalf during such leave. Upon the Participant’s return to active service (x) within three (3) months following the commencement of such leave or (y) prior to the expiration of any longer period for which such Participant has a right to reemployment with the Company (or an Affiliate) provided by statute or contract, his or her payroll deductions under the Plan shall automatically resume (and the Participant may resume contributions to the extent permitted) at the rate in effect at the time the leave began, unless the Participant withdraws from the Plan prior to his or her return. Unless otherwise determined by the Plan Administrator for one or more offerings, an individual who returns to active employment following a leave of absence that exceeds in duration the applicable (x) or (y) time period will be treated as a new Employee for purposes of subsequent participation in the Plan and must accordingly re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before his or her scheduled Entry Date into the offering period.
I.    Change in Control. Each outstanding purchase right shall automatically be exercised, immediately prior to the effective date of any Change in Control, by applying the payroll deductions of each Participant (or, to the extent applicable, his or her lump sum contributions) for the Purchase Interval in which such Change in Control occurs to the purchase of whole Common Shares at the purchase price per share in effect for that Purchase Interval. However, any applicable limitation on the number of Common Shares purchasable per Participant shall continue to apply to any such purchase, but not the limitation applicable to the maximum number of Common Shares purchasable in total by all Participants on any one Purchase Date.
The Company shall use its best efforts to provide at least ten (10) days’ prior written notice of the occurrence of any Change in Control, and the Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Change in Control.
J.    Proration of Purchase Rights. Should the total number of Common Shares to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Shares pro-rated to such individual, shall be refunded.
K.    ESPP Brokerage Account. The Plan Administrator shall have the discretionary authority to require that the shares purchased on behalf of each Participant be deposited directly into a brokerage account which the Company shall establish for the Participant at a Company-designated brokerage firm. The account will be known as the ESPP Brokerage Account, and any shares deposited in the Participant’s ESPP Broker Account must remain in that account until the earliest to occur of (i) the date those shares are to be sold or transferred by gift, (ii) the date on which the requisite holding period necessary to avoid a disqualifying disposition of those shares under the federal tax laws has been satisfied, or (iii) the date of the Participant’s death.
L.    Assignability. The purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.
M.    Shareholder Rights. A Participant shall have no shareholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant’s behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.
N.    Withholding Taxes. The Company’s obligation to deliver shares upon exercise of a purchase right under the Plan shall be subject to the satisfaction of all income, employment and payroll taxes, social insurance, social security, national insurance and other contributions, payment on account obligations or other payments required to be collected, withheld or accounted for in connection with the purchase right. The Company or appropriate Affiliate may, but shall not be obligated to, withhold from any compensation or other accounts payable to the Participant the amount necessary to satisfy such obligations.
VIII.    ACCRUAL LIMITATIONS
A.    No Participant shall be entitled to accrue rights to acquire Common Shares pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Shares accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee share purchase plans (within the meaning of Code Section 423) of the Company or any Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand Dollars ($25,000.00) worth of shares of the Company or any Affiliate (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.
B.    For purposes of applying such accrual limitations to the purchase rights granted under the Plan, the following provisions shall be in effect:
(i)    The right to acquire Common Shares under each outstanding purchase right shall accrue in a series of installments on each successive Purchase Date during the offering period in which such right remains outstanding.
(ii)    No right to acquire Common Shares under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Shares under one or more other purchase rights at a rate equal to Twenty-Five Thousand Dollars ($25,000.00) worth of Common Shares (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such rights were at any time outstanding.
C.    If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Purchase Interval, then the payroll deductions (or contributions) that the Participant made during that Purchase Interval with respect to such purchase right shall be promptly refunded.
D.    In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.
IX.    EFFECTIVE DATE AND TERM OF THE PLAN
A.    The Plan was adopted by the Board on October 3, 2018 and shall become effective on the Effective Date, provided no purchase rights granted under the Plan shall be exercised, and no Common Shares shall be issued hereunder, until the Company shall have complied with all applicable requirements of the 1933 Act (including the registration of the Common Shares issuable under the Plan on a Form S-8 registration statement filed with the Securities and Exchange Commission), all applicable listing requirements of the Stock Exchange on which the Common Share is listed for trading and all other applicable requirements established by law or regulation.
B.    Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) November 14, 2028, (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Change in Control. No further purchase rights shall be granted or exercised, and no further payroll deductions (or contributions) shall be collected, under the Plan following such termination.
X.    AMENDMENT OF THE PLAN
A.    The Board may alter, amend, suspend or terminate the Plan at any time to become effective immediately following the close of any Purchase Interval.
B.    In no event may the Board effect any of the following amendments or revisions to the Plan without the approval of the Company’s shareholders: (i) increase the number of Common Shares issuable under the Plan, except for permissible adjustments in the event of certain changes in the Company’s capitalization or (ii) modify the class of corporations that may be designated for participation in the Plan.
XI.    GENERAL PROVISIONS
A.    All costs and expenses incurred in the administration of the Plan shall be paid by the Company; however, each Participant shall bear all costs and expenses incurred by such individual in the sale or other disposition of any shares purchased under the Plan.
B.    Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Company or any Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Affiliate employing such person) or of the

Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.
C.    The provisions of the Plan shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.

APPENDIX
The following definitions shall be in effect under the Plan:
A.    Affiliate shall mean any parent or subsidiary corporation of the Company (as determined in accordance with Code Section 424), whether now existing or subsequently established.
B.    Base Salary shall mean the regular base salary paid to a Participant by one or more Participating Companies during such individual’s period of participation in one or more offering periods under the Plan. Base Salary shall be calculated before deduction of (i) any income or employment tax withholdings or (ii) any contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Company or any Affiliate. However, Base Salary shall not include (i) any overtime payments, bonuses, commissions, profit-sharing distributions or other incentive-type payments received during the Participant’s period of participation or (ii) any contributions made by the Company or any Affiliate on the Participant’s behalf to any employee benefit or welfare plan now or hereafter established (other than Code Section 401(k) or Code Section 125 contributions deducted from his or her Base Salary).
C.    Board shall mean the Company’s Board of Directors.
D.    Cash Earnings shall mean (i) the regular base salary paid to a Participant by one or more Participating Companies during such individual’s period of participation in one or more offering periods under the Plan and (ii) any overtime payments, bonuses, commissions, profit-sharing distributions and other incentive-type payments received during such period. Cash Earnings shall be calculated before deduction of (A) any income or employment tax withholdings or (B) any contributions made by Participant to any Code Section 401(k) salary deferral plan or Code Section 125 cafeteria benefit program now or hereafter established by the Company or any Corporate Affiliate. Cash Earnings shall not include any contributions made on the Participant’s behalf by the Company or any Corporate Affiliate to any employee benefit or welfare plan now or hereafter established (other than Code Section 401(k) or Code Section 125 contributions deducted from such Cash Earnings). The Plan Administrator may make modifications to the definition of Cash Earnings for one or more offerings as deemed appropriate.
E.    Change in Control shall mean a change in ownership or control of the Company effected through any of the following transactions:
(i)    a merger, consolidation or other reorganization approved by the Company’s shareholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor company are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction,
(ii)    a sale, transfer or other disposition of all or substantially all of the Company’s assets in liquidation or dissolution of the Company,
(iii)    the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders, or
(iv)    a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period (“Incumbent Directors”) or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Incumbent Directors who were still in office at the time the Board approved such election or nomination; provided that any individual who becomes a Board member subsequent to the beginning of such period and whose election or nomination was approved by two-thirds of the Board members then comprising the Incumbent Directors will be considered an Incumbent Director.
F.    Code shall mean the Internal Revenue Code of 1986, as amended.
G.    Common Share shall mean the Company’s common share.
H.    Company shall mean Alpha and Omega Semiconductor Limited, a company incorporated and existing under the laws of the Islands of Bermuda, and any corporate successor to all or substantially all of the assets or voting shares of Alpha and Omega Semiconductor Limited that shall by appropriate action adopt the Plan.
I.    Effective Date shall mean the date upon which the Plan is approved by the shareholders.
J.    Eligible Employee shall mean any Employee who is employed by a Participating Company on a basis under which he or she is regularly expected to render more than twenty (20) hours of service per week for more than five (5) months per calendar year for earnings considered wages under Code Section 3401(a); provided, however, that the Plan Administrator may, prior to the start of an offering period, waive one or both of the twenty (20) hours and five (5) month service requirements.
K.    Employee shall mean an individual who is in the employ of the Company (or any Affiliate), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.
L.    Entry Date shall mean the date an Eligible Employee first commences participating in the offering period in effect under the Plan. The earliest Entry Date under the Plan shall be the Effective Time.
M.    Fair Market Value per Common Share on any relevant date shall be the closing selling price per Common Share at the close of regular hours trading (i.e., before after-hours trading begins) on date on question on the Stock Exchange serving as the primary market for the Common Share, as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Common Share is then primarily traded. If there is no closing selling price for the Common Share on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
N.    1933 Act shall mean the Securities Act of 1933, as amended.

O.    Participant shall mean any Eligible Employee of a Participating Company who is actively participating in the Plan.
P.    Participating Company shall mean the Company and such Affiliate or Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees.
Q.    Plan shall mean the Company’s 2018 Employee Share Purchase Plan, as set forth in this document.
R.    Plan Administrator shall mean the committee of two (2) or more Board members appointed by the Board to administer the Plan.
S.    Purchase Date shall mean the last business day of each Purchase Interval.
T.    Purchase Interval shall mean each purchase interval within a particular offering period (as determined by the Plan Administrator) at the end of which there shall be purchased Common Shares on behalf of each Participant.
U.    Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global or Global Select Market or the New York Stock Exchange.
V.    Trading Day shall mean the day on which the primary Stock Exchange on which the Common Shares are traded is open for trading.

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# Alpha and Omega Semiconductor Limited

VOTE

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## Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

**Online**
Go to **www.investorvote.com/AOSL** or scan the QR code — login details are located in the shaded bar below.

**Phone**
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

**Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/AOSL**

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

## Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

## A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2, 3, 4 and 5.

| Nominee | For | Withhold | Nominee | For | Withhold | Nominee | For | Withhold |
|---|---|---|---|---|---|---|---|---|
| 01 - Mike F. Chang | ☐ | ☐ | 02 - Lucas S. Chang | ☐ | ☐ | 03 - Claudia Chen | ☐ | ☐ |
| 04 - Yueh-Se Ho | ☐ | ☐ | 05 - So-Yeon Jeong | ☐ | ☐ | 06 - Hanqing (Helen) Li | ☐ | ☐ |
| 07 - King Owyang | ☐ | ☐ | 08 - Michael L. Pfeiffer | ☐ | ☐ | 09 - Michael J. Salameh | ☐ | ☐ |

## B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: The signature(s) on this proxy should correspond exactly with the shareholder's name as printed above and to the left. In the case of joint tenants, co-executors or co-trustees, both should sign. When signing as attorney, executor, administrator, trustee, guardian, authorized officer or other fiduciary, please give your full title as such.

| Date (mm/dd/yyyy) — Please print date below. | Signature 1 — Please keep signature within the box. | Signature 2 — Please keep signature within the box. |
|---|---|---|
| / / | | |

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**The 2021 Annual General Meeting of Shareholders of Alpha and Omega Semiconductor Limited will be held on Thursday, November 11, 2021 at 4:00 P.M. U.S. PACIFIC STANDARD TIME, virtually via the internet at https://meetnow.global/M24RLLX.**

**To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.**

**Small steps make an impact.**

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/AOSL

**▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼**

## Proxy — Alpha and Omega Semiconductor Limited

### ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD NOVEMBER 11, 2021 VIRTUALLY VIA INTERNET AT https://meetnow.global/M24RLLX

### THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby revoke(s) all prior proxies and appoint(s) Mike F. Chang and Yifan Liang, and each of them, attorneys of the undersigned (the "proxy holders"), with full power of substitution, for and in the name(s) of the undersigned to (1) attend the 2021 annual general meeting of shareholders (the "Meeting") of Alpha and Omega Semiconductor Limited (the "Company") to be held at 4:00 P.M., Pacific Standard Time, on Thursday, November 11, 2021, and (2) vote all common shares of the Company that the undersigned would be entitled to vote, with all powers the undersigned would possess, if personally present. Each of the following matters set forth in this Proxy Card is proposed by the Company, and none of the matters is conditioned on the approval of the other matters.

In their discretion, the proxy holders are authorized to vote on such other matters as may properly come before the Meeting or any adjournment thereof.

**This Proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted "FOR" the election of all of the Director nominees listed in Proposal 1, "FOR" Proposal 2, "FOR" Proposal 3, "FOR" Proposal 4 and "FOR" Proposal 5.**

Attendance of the undersigned at the Meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate there at the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

**PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.**

**CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE**

### C Non-Voting Items

**Change of Address** — Please print new address below.

**Comments** — Please print your comments below.